Registration No. 333-148479
UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Epic Energy Resources, Inc.

(Exact name of registrant as specified in its charter)

Colorado	1311	94-3363969
(State or Jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1450 Lake Robbins, Suite 160
The Woodlands, Texas 77380
(281) 419-3742

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John S. Ippolito
1450 Lake Robbins, Suite 160
The Woodlands, Texas 77380
(281) 419-3742

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of all communications to:

Alan Talesnick, Esq.
Steven N. Levine, Esq.
Patton Boggs LLP
1801 California Street, Suite 4900
Denver, Colorado 80202
(303) 830-1776

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, no par value per share (2)	34,314,674	$1.10	$37,746,142	Previously Paid

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Act”).

(2)	Shares of common stock offered by selling stockholders.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and neither the selling security holders nor we are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 27, 2009

PROSPECTUS

EPIC ENERGY RESOURCES, INC.

34,314,647 SHARES OF COMMON STOCK

This prospectus relates to 34,314,647 shares of our common stock which may be offered for sale from time to time by the Selling Stockholders identified in this Prospectus, consisting of 5,429,335 shares of Epic’s common stock, as well as up to 22,685,031 shares of common stock issuable pursuant to the exercise of warrants, and additional shares of common stock which Selling Stockholders may receive at a later date pursuant to the anti-dilution provisions of certain warrants.  By means of this prospectus holders of promissory notes sold by Epic may also sell up to 6,200,000 shares of common stock which Epic, at its option, may issue to the holders of the notes as payment of principal.  The actual number of shares which may be issued as payment of principal will depend upon the amount, if any, which Epic elects to pay with shares of its common stock and the future market price of Epic’s common stock.

See “Description of Securities” for information concerning the terms of the notes and the warrants.  The persons which, by means of this prospectus, are offering Epic’s shares are sometimes referred to as the selling shareholders.  The selling shareholders may be considered “underwriters” as that term is defined in the Securities Act of 1933.

We anticipate that the Selling Stockholders will offer the Shares for sale at prevailing market prices on the OTC Bulletin Board on the date of such sale.  We will not receive any proceeds from these sales.  We are paying the expenses incurred in registering the Shares, but all selling and other expenses incurred by each of the Selling Stockholders will be borne by each Selling Stockholder.

Our common stock is quoted on the OTC Bulletin Board under the symbol “EPCC.” On March 31, 2009 the closing bid and ask prices for one share of our common stock were $0.08 and $0.08, respectively, as reported by the OTC Bulletin Board website.  These over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

These securities are speculative and involve a high degree of risk.  You should consider carefully the “Risk Factors” beginning on Page 4 of this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense

The date of this prospectus is April 27, 2009

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	4
USE OF PROCEEDS	11
DETERMINATION OF OFFERING PRICE	11
DILUTION	11
SELLING SECURITY HOLDERS	11
PLAN OF DISTRIBUTION	15
LEGAL PROCEEDINGS	17
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS	18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	21
DESCRIPTION OF SECURITIES	24
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	32
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS	33
DESCRIPTION OF BUSINESS	34
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	41
DESCRIPTION OF PROPERTY	54
LEGAL MATTERS	57
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	57
EXECUTIVE COMPENSATION	58
FINANCIAL STATEMENTS	61
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	61
ADDITIONAL INFORMATION	61

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this Prospectus.  Consequently, this summary does not contain all of the information that you should consider before investing in our Common Stock.  You should carefully read the entire Prospectus, including the “Risk Factors” section, and the documents and information incorporated by reference into this Prospectus before making an investment decision.

This Prospectus relates to 34,314,674 shares of our common stock which may be offered for sale from time to time by the Selling Stockholders identified in this Prospectus, consisting of 5,429,335 shares of Epic’s common stock, up to an aggregate of 22,685,031 shares of common stock issuable pursuant to the exercise of warrants, and additional shares of common stock which Selling Stockholders may receive at a later date pursuant to the anti-dilution provisions of certain warrants.  By means of this prospectus holders of promissory notes sold by Epic may also sell up to 6,200,000 shares of common stock which Epic, at its option, may issue to the holders of the notes as payment of principal.  The actual number of shares which may be issued as payment of principal will depend upon the amount, if any, which Epic elects to pay with shares of its common stock and the future market price of Epic’s common stock.

We anticipate that the Selling Stockholders will offer the Shares for sale at prevailing market prices on the OTC Bulletin Board on the date of such sale.  We will not receive any proceeds from these sales.  We are paying the expenses incurred in registering the Shares, but all selling and other expenses incurred by each of the Selling Stockholders will be borne by each Selling Stockholder.

Our Corporate Information

Epic was incorporated in Colorado on June 6, 1989 under the name San Juan Financial.  Following its formation Epic was relatively inactive until April 2006, when its management changed and it became involved in oil and gas exploration and development.

In March 2005, Epic effected a 1-for-20 forward split of Epic’s common stock.  Unless otherwise indicated, all per share data in this report has been revised to reflect this forward stock split.  In March 2006, Epic also approved amendments to its Articles of Incorporation which changed the corporate name to Epic Capital Group, Inc., and changed Epic’s authorized capitalization to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

On December 1, 2006 Epic changed its corporate name to “Epic Energy Resources, Inc.”  Our principal executive offices are located at 1450 Lake Robbins, Suite 160, The Woodlands, Texas 77380.  Our telephone number is (281) 419-3742.  Our website address is www.1epic.com.

Our Business

Through its subsidiaries, the Carnrite Group, LLC (the “Carnrite Group”), Pearl Investment Company (“Pearl”) and Epic Integrated Solutions, LLC (“EIS”), Epic provides the following consulting services to the oil, gas and energy industry:

•	monitoring performance of wells and reservoirs,
•	techniques to improve well productivity and increase recoverable reserves,
•	drilling and completion of oil and gas wells,
•	reservoir and formation evaluation,
•	integration of data workflows and operational processes,
•	oilfield project management,
•	design of energy and petrochemical projects,
•	construction management,
•	commodity marketing and trading,
•	financial analysis,
•	organizational design,
•	specialized training,
•	operations documentation,
•	data management.

Unless otherwise indicated, all references to Epic include the operations of the Carnrite Group, Pearl and EIS, subsequent to the dates that Epic acquired these companies.

Epic also plans to evaluate undeveloped oil and gas prospects and participate in drilling activities on prospects which in the opinion of management are favorable for the production of oil or gas.  Epic may also acquire other producing oil and gas properties which have the potential to support additional oil and gas wells.  Although Epic previously has owned, drilled and produced oil and gas properties, as of March 31, 2009, it does not own any operating interests but Epic does retain certain non-producing royalty interests.

The Offering

In December 2007, Epic sold 5,429,335 shares of its common stock to a group of private investors for gross proceeds of $8,144,003, or $1.50 per share.  The investors also received warrants which entitle the holders to purchase up to 5,429,335 shares of the Company’s common stock.  The warrants are exercisable at a price of $1.50 per share and expire on December 5, 2012.

On December 5, 2007 Epic also sold notes in the principal amount of $20,250,000 to a second group of private investors.  The notes bear interest annually at 10% per year.  The notes are due and payable in quarterly installments from December 1, 2008 to December 5, 2012 and are secured by liens on all of Epic’s assets.  As of April 1, 2009, upon receiving written consent from all the note holders, Epic repurchased a $250,000 face amount note from one of the note holders for $162,500.  Also, as of April 1, 2009, Epic has made quarterly redemption payments of $2,750,000 toward the principal amount of the notes.  Currently, there is $17,500,000 in principal outstanding under the notes. The purchasers of the notes also received warrants which entitle the holders to purchase up to 15,954,545 shares of Epic’s common stock.  The warrants are exercisable at a price of $1.65 per share and expire on December 5, 2012.

Rodman & Renshaw acted as the lead placement agent for the sale of the common stock, notes and warrants.  For its services in this regard, Rodman & Renshaw received $1,849,000 in cash from Epic, as well as warrants to purchase 1,301,151 shares of Epic’s common stock.  Of these warrants granted to Rodman & Renshaw, warrants to purchase 184,333 shares are exercisable at a price of $1.50 per share, and warrants to purchase 1,116,818 shares are exercisable at a price of $1.65 per share.

Under the terms of the notes, Epic is permitted, at its election, to issue shares of its common stock as payment of a portion of the principal of the notes, subject to certain restrictions under the notes.

By means of this prospectus investors are offering to sell shares of Epic’s common stock purchased by them in the December 2007 financing as well shares which may be issued in payment of the notes or upon exercise of the warrants.  See “Description of Securities” for information concerning the terms of the notes and the warrants.

Epic will not receive any proceeds from the sale of the shares by the selling shareholders.  Although Epic will receive proceeds from the exercise of any warrants, as of April 1, 2009, the exercise price of the warrants was significantly in excess of the market price for Epic common stock, and Epic has not determined how the proceeds, if any, would be used.

On March 14, 2009, the Company had 44,105,481 outstanding shares of common stock.  The number of outstanding shares does not give effect to shares which may be issued as payment of principal on the notes sold in December 2007 or the exercise of outstanding warrants or options.  See “Comparative Share Data”.

The purchase of the securities offered by this prospectus involves a high degree of risk.  Risk factors include the potential for a decrease in revenues if the price of oil or gas should decline and the limited market for Epic’s common stock.  See the “Risk Factors” section of this prospectus for additional Risk Factors.

Summary Financial Data

The following table presents summary historical financial information for the fiscal years ended December 31, 2008 and 2007.  The financial statements are set forth beginning on page F-1 of this prospectus, and you should read this information for a more complete understanding of the presentation of this information.

	For the Years Ended
	December 31, 2008	December 31, 2007
Revenue	$39,605,000	$8,461,000
Operating Expenses	$87,522,000	$9,678,000
Net Loss	$(26,572,000)	$(4,383,000)
Current Assets	$17,890,000	$22,614,000
Total Assets	$62,112,000	$74,750,000
Current Liabilities	$28,242,000	$15,023,000
Total Liabilities	$40,338,000	$29,085,000
Stockholders’ Equity	$21,774,000	$45,665,000

RISK FACTORS

Investing in our securities involves risk.  In evaluating the Company, careful consideration should be given to the following risk factors, in addition to the other information included or incorporated by reference in this annual report.  Each of these risk factors could materially adversely affect our business, operating results or financial condition, as well as adversely affect the value of an investment in our common or preferred stock.  In addition, the ‘‘Forward-Looking Statements’’ located in this Form S-1, and the forward-looking statements included or incorporated by reference herein describe additional uncertainties associated with our business.

Energy Consulting Services

Epic’s limited operating history may make it difficult for investors to access Epic’s future operating results.

Epic was incorporated in 1989 but was inactive until April 2006 when it began operations in the energy consulting and oil and gas industries.  Due to Epic’s limited operating history, an investor’s assessment of Epic’s future performance may prove to be inaccurate.  During the years ended December 31, 2007 and 2008, Epic had losses of approximately $(4,383,000) and $(26,572,000) respectively.  As of December 31, 2008, Epic had an accumulated deficit of approximately $(35,023,000).

A decline in the price of, or demand for, oil or gas could reduce epic’s revenues.

The demand for Epic’s services depends on trends in oil and natural gas prices and is particularly sensitive to the level of exploration, development, and production by oil and natural gas companies.  Historically, the prices for oil and gas have been volatile and are likely to continue to be volatile.  Spending on exploration and production activities will have a significant impact on the activity level of Epic’s consulting businesses.

The loss of key management and technical personnel could harm epic’s business.

Epic depends greatly on the efforts of its executive officers and other key employees.  The loss or unavailability of any of Epic’s executive officers or other key employees could have a material adverse effect on its business.  Many of the services that Epic provides are complex and highly engineered.  Epic believes that its success will depend upon its ability to employ and retain skilled technical personnel.  The demand for skilled workers is high, the supply is limited and Epic’s inability to recruit and retain the workers it needs will hurt its business.

Competition for customers and personnel in the energy consulting business may reduce Epic’s revenues.

The energy consulting industry is highly competitive, with limited barriers to entry.  Large full-service and specialized companies, as well as small local operations, compete with Epic.  Competition in some markets is intense, particularly with regard to recruiting personnel, and these competitive forces may limit Epic’s ability to raise prices to its customers.

The loss of one or more significant customers could result in a substantial decline in Epic’s consolidated revenues.

During the years ended December 31, 2007 and 2008, a small number of customers accounted for a significant amount of the total revenues of Pearl Investment Company, The Carnrite Group and Epic Integrated Solutions.  The loss of any significant customers of any of Epic’s subsidiaries could have a material adverse impact on the consolidated operating results of Epic.

Epic has significant working capital requirements.

Epic needs significant working capital in order to operate its business.  Epic must maintain cash reserves to pay its employees and consultants prior to receiving payment from customers.  These working capital requirements may increase in future periods.  If Epic’s cash balances cannot satisfy its working capital requirements, Epic could be required to explore alternative sources of financing to satisfy its needs, including the sale of equity or debt securities which would result in dilution to existing shareholders.

If our expansion efforts are not successful, our operations will be adversely affected.

Within the last two years, Epic acquired three energy consulting firms and, although it has no present plans to do so, may continue to pursue new acquisitions in the future.  However, unsuccessful acquisitions may result in significant additional expenses that would not otherwise be incurred.  Epic may not be able to integrate the operations of these three consulting firms without unanticipated costs and difficulties and retain its customers and key employees.  In addition, Epic may not realize the revenues that it expected from these acquisitions.

Epic may suffer losses from its fixed price contracts.

Some of Epic’s consulting agreements are either on a cost-reimbursable basis or on a fixed-price basis.  The failure to estimate accurately the resources and time required for a fixed-price project or the failure to complete contractual obligations within the time frame and costs committed could have a material adverse effect on Epic’s business.  In connection with projects covered by fixed-price contracts, Epic bears the risk of cost over-runs, inflation, labor availability and productivity, and supplier and subcontractor pricing and performance.

Third parties we may use may not provide services in an adequate or timely manner.

Epic may sometimes use third-party subcontractors and equipment manufacturers to assist Epic with a project.  To the extent Epic cannot engage subcontractors or acquire equipment or materials, its ability to complete a project in a timely fashion or at a profit may be impaired.  If the amount Epic is required to pay for goods and services exceeds the amount Epic estimated in bidding for fixed-price work, Epic could experience losses.  Any delay or failure by subcontractors to complete their portion of a project, may cause Epic to incur additional costs, including compensating the customer for delays.  In addition, if a subcontractor or a manufacturer is unable to deliver services, equipment, or materials according to agreed upon terms for any reason, Epic may be required to purchase the services, equipment, or materials from another source at a higher price.  This may reduce Epic’s profit or result in a loss on a project.

Doing business in foreign countries subjects Epic to economic and political conditions which differ from those in the United States and which could result in losses.

A portion of Epic’s consulting revenue is derived from operations outside of the United States, which exposes Epic to risks inherent in doing business in each of the countries in which it transacts business.  The occurrence of any of the risks described below could have a material adverse effect on Epic’s operations.

•	political and economic instability;
•	civil unrest, acts of terrorism, force majeure, war, or other armed conflict;
•	currency fluctuations, devaluations, and conversion restrictions;
•	confiscatory taxation or other adverse tax policies;
•	government activities that limit or disrupt markets, restrict payments or result in the deprivation of contract rights.

Epic could face substantial liability due to claims from customers or third parties.

Through its subsidiaries, Epic provides advice to oil, gas and energy companies in a variety of areas, including well drilling and completion, project design and construction management.  The services provided by Epic expose it to potential professional liability, general and third-party liability, warranty, and other claims which may be in excess of its insurance limits.

Epic’s intellectual property may become obsolete and may not be protected from competitors.

Epic relies on intellectual property rights to provide consulting services.  Epic may not be able to successfully preserve these intellectual property rights in the future, and these rights could be invalidated, circumvented, or challenged.  In addition, the laws of some foreign countries in which Epic provides services do not protect intellectual property rights to the same extent as the laws of the United States.  Epic’s failure to protect its proprietary information and any successful intellectual property challenges or infringement proceedings against Epic could adversely affect its competitive position.

The market for Epic’s services is characterized by continual technological developments.  If Epic is not able to provide commercially competitive services in a timely manner in response to changes in technology, its business could be adversely affected and the value of its intellectual property may be reduced.  Likewise, if Epic’s proprietary technologies or work processes become obsolete, it may no longer be competitive and its business could be adversely affected.

Oil and Gas Exploration and Development

If Epic cannot obtain additional capital, epic may have to delay or postpone exploration and development activities.

Epic needs additional capital to find oil and gas reserves.  Epic may be unable to obtain the funding which it requires.

Oil and gas exploration and development is not an exact science, and involves a high degree of risk.

The primary risk lies in the drilling of dry holes or drilling and completing wells which, though productive, do not produce gas and/or oil in sufficient amounts to return the amounts expended and produce a profit.  Hazards, such as unusual or unexpected formation pressures, downhole fires, blowouts, loss of circulation of drilling fluids and other conditions are involved in drilling and completing oil and gas wells and, if such hazards are encountered, completion of any well may be substantially delayed or prevented.  In addition, adverse weather conditions can hinder or delay operations, as can shortages of equipment and materials or unavailability of drilling, completion, and/or work-over rigs.  Even though a well is completed and is found to be productive, water and/or other substances may be encountered in the well, which may impair or prevent production or marketing of oil or gas from the well.

Exploratory drilling involves substantially greater economic risks than development drilling because the percentage of wells completed as producing wells is usually less than in development drilling.  Exploratory drilling itself can be of varying degrees of risk and can generally be divided into higher risk attempts to discover a reservoir in a completely unproven area or relatively lower risk efforts in areas not too distant from existing reservoirs.  While exploration adjacent to or near existing reservoirs may be more likely to result in the discovery of oil and gas than in completely unproven areas, exploratory efforts are nevertheless high risk activities.

Although the completion of oil and gas wells is, to a certain extent, less risky than drilling for oil and gas, the process of completing an oil or gas well is nevertheless associated with considerable risks.  In addition, even if a well is completed as a producer, the well for a variety of reasons may not produce sufficient oil or gas in order to repay Epic’s investment in the well.

Epic’s operations will be affected from time to time and in varying degrees by the price for oil and gas.

The Price for oil and gas is often volatile and influenced by political developments and federal and state laws and regulations regarding the development, production and sale of crude oil and natural gas.  These regulations require permits for drilling of wells and also cover the spacing of wells, the prevention of waste, and other matters.  Rates of production of oil and gas have for many years been subject to Federal and state conservation laws and regulations and the petroleum industry is subject to Federal tax laws.  In addition, the production of oil or gas may be interrupted or terminated by governmental authorities due to ecological and other considerations.  Compliance with these regulations may require a significant capital commitment by and expense to Epic and may delay or otherwise adversely affect Epic’s proposed operations.

Our Common Stock and Risks related to this Offering

There is, at present, only a limited market for Epic’s common stock.

Epic’s common stock is quoted on the OTC Bulletin Board and is thinly traded.  The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than other public trading markets, such as the NASDAQ stock market.  Quotations for stocks included on the OTC Bulletin Board may not be listed in the financial sections of newspapers and prices for securities traded on the OTC Bulletin Board are often volatile.

We need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we will be unable to execute our business plan and current stockholders may experience significant dilution.

Epic had outstanding options and warrants which, as of December 31, 2008, allow the holders to acquire up to approximately 26,190,131 additional shares of its common stock.  Until the options and warrants expire, the holders will have an opportunity to profit from any increase in the market price of Epic’s common stock without assuming the risks of ownership.  Holders of options and warrants may exercise these securities at a time when Epic could obtain additional capital on terms more favorable than those provided by the options or warrants.  The exercise of the options and warrants will dilute the voting interest of the owners of presently outstanding shares by adding a substantial number of additional shares of Epic’s common stock.  Epic has an effective registration statement with the Securities and Exchange Commission so that the shares of common stock sold in the December 2007 financing as well shares which may be issued in payment of the notes or upon the exercise of the warrants may be sold in the public market.  The sale of common stock issued or issuable upon the exercise of the warrants, or the perception that such sales could occur, may adversely affect the market price of Epic’s common stock.

The trading volatility and price of our common stock may be affected by many factors.

In addition to our operating results and business prospects, many other factors affect the volatility and price of our common stock.  The most important of these, some of which are outside our control, are the following:

•	The current financial crisis, which has caused significant market volatility worldwide;
•
Governmental action or inaction in light of key indicators of economic activity or events that can significantly influence U.S. financial markets, and media reports and commentary about economic or other matters, even when the matter in question does not directly relate to our business; and

•	Trading activity in our common stock, which can be a reflection of changes in the prices for oil and gas, or market commentary or expectations about our business and overall industry.

Shares issuable for the payment of principal on the notes or the exercise of outstanding options and warrants may substantially increase the number of shares available for sale in the public market and may depress the price of Epic’s common stock.

Epic had outstanding options and warrants which, as of March 31, 2009, allow the holders to acquire up to approximately 26,190,131 additional shares of its common stock.  Until the options and warrants expire, the holders will have an opportunity to profit from any increase in the market price of Epic’s common stock without assuming the risks of ownership.  Holders of options and warrants may exercise these securities at a time when Epic could obtain additional capital on terms more favorable than those provided by the options or warrants.  The exercise of the options and warrants will dilute the voting interest of the owners of presently outstanding shares by adding a substantial number of additional shares of Epic’s common stock.

Epic has filed a registration statement that has become effective with the Securities and Exchange Commission so that the shares of common stock sold in the December 2007 financing as well shares which may be issued in payment of the notes or upon the exercise of the warrants may be sold in the public market.  The sale of common stock issued or issuable upon the exercise of the warrants, or the perception that such sales could occur, may adversely affect the market price of Epic’s common stock.

COMPARATIVE SHARE DATA

	Number of shares	Note reference
Outstanding shares of common stock As of March 14, 2009	44,105,481
Shares to be sold in this offering:
Shares of common stock:	5,429,335	A
Shares issuable upon exercise of warrants:	21,384,188	A
Shares issuable as payment of principal on notes:	6,200,000	A
Shares issuable upon exercise of warrants issued to placement agent:	1,301,151	B
Other Shares Which May Be Issued as of March 31, 2009:
Shares issuable as payment of principal on notes:	21,875,000	C
Shares issuable upon the exercise of warrants held by private investors:	963,600	D
Shares issuable upon exercise of options granted to Epic’s officers, employees and directors	1,309,000	E
Shares to be issued to officers and employees of Pearl Investment Company	2,475,660	F

A.  In December 2007, Epic sold 5,429,335 shares of its common stock to a group of private investors for gross proceeds of $8,144,003, or $1.50 per share.  The investors also received warrants which entitle the holders to purchase up to 5,429,335 shares of the Company’s common stock.  The warrants are exercisable at a price of $1.50 per share and expire on December 5, 2012.

On December 5, 2007, Epic also sold notes in the principal amount of $20,250,000 to a second group of private investors.  The purchasers of the notes also received warrants which entitle the holders to purchase up to 15,954,545 shares of Epic’s common stock.  The warrants are exercisable at a price of $1.65 per share and expire on December 5, 2012.

The actual number of shares issuable upon the exercise of the warrants may increase as the result of future sales of Epic’s common stock at prices below the warrant exercise price.

Beginning December 1, 2008, Epic is required to make quarterly payments of $1,265,625 toward the principal amount of the notes.  The notes provide that at Epic’s election, and under certain conditions, a portion of the quarterly principal payments may be paid in Epic’s common stock.  In the event Epic elects to pay principal in shares of its common stock, the number of shares of common stock to be issued to each note holder will be determined by dividing the amount to be paid by a price equal to 90% of the volume weighted average of the trading price of Epic’s common stock for the ten consecutive trading days prior to the applicable payment date.

By means of this prospectus, Epic may use up to 6,200,000 shares of common stock to make principal payment on the notes.  The number in the table is an estimate and assumes that Epic makes all principal payment with shares of its common stock having a price of $3.30 per share.   See Note C below with respect to the use of more than 6,200,000 shares to make principal payments.  The number in the table is an estimate and assumes that Epic makes principal payments of approximately $5,000,000, with shares of its common stock having a price of $0.80 per share.  The actual number of shares which may be issued as payment of principal will depend on the amount, if any which Epic elects to pay with shares of its common stock and the future market price of Epic’s common stock.

See “Description of Securities” for more detailed information concerning the notes and warrants.

B.  Rodman & Renshaw served as the lead placement agent in connection with the private placement of the securities described in Note A and received a cash fee of $1,849,000 as well as warrants to purchase 1,301,151 shares of Epic’s common stock.  Of the warrants granted to Rodman & Renshaw, warrants to purchase 184,333 shares are exercisable at a price of $1.50 per share and warrants to purchase 1,116,818 shares are exercisable at a price of $1.65 per share.

C.  In December 2007, Epic sold notes in the principal amount of $20,250,000 to a group of private investors.  As mentioned in Note A, the notes provide that Epic may elect, in its discretion, to use shares of its common stock to make principal payments on the notes.  As of April 1, 2009, upon receiving written consent from all the note holders, Epic repurchased a $250,000 face amount note from one of the note holders for $162,500.  Also, as of April 1, 2009, Epic has made quarterly redemption payments of $2,750,000 toward the principal amount of the notes.  Currently, there is $17,250,000 in principal outstanding under the notes.  However, only the 6,200,000 shares referred to in Note A may be resold by means of this prospectus.  If Epic uses the 6,200,000 shares referred to in Note A to make principal payments of approximately $5,000,000, a total of $12,250,000 , excluding interest, would remain outstanding on the notes.  Assuming:

Epic pays the remaining principal with shares of its common stock; and

the volume weighted average for Epic’s common stock is $0.80 per share at the time Epic uses its common stock to make principal payments on the notes

Epic would issue approximately 21,875,000 additional shares in payment of the remaining principal amount of the notes.  Epic will rely upon the exemption provided by Section 4(2) of the Securities Act of 1933 if it issues additional shares to repay the notes and these additional shares may not be sold by means of this prospectus.

D.  Between October 2006 and April 2007, Epic received $ 1,414,700, net of commissions, from the sale of 1,455,100 shares of its common stock, plus 491,500 Series A warrants and 963,600 Series B warrants, to private investors.  The Series A warrants expired on December 31, 2007.  Each Series B Warrant entitles the holder to purchase one share of Epic’s common stock at a price of $2.50 per share at any time prior to September 30, 2009.

E.  See “Management - Executive Compensation” for information concerning the terms of these options.

F.  On December 5, 2007, Epic acquired Pearl Investment Company for 1,786,240 shares of its common stock and cash of $19,020,000.  It is expected that up to 2,475,660 additional shares may be issued in the future to key employees and officers of Pearl Investment Company subject to certain vesting requirements.

USE OF PROCEEDS

We will not receive proceeds from the sale of shares under this prospectus by the selling security holders.

DETERMINATION OF OFFERING PRICE

We are not selling any common stock in this offering.  We anticipate that the Selling Stockholders will offer the Shares for sale at prevailing market prices on the OTC Bulletin Board on the date of such sale.  We will not receive any proceeds from these sales.

DILUTION

We currently file reports with the SEC, and we are not selling any common stock in this offering.  The selling security holders are the current stockholders of the Company.

SELLING SECURITY HOLDERS

The securities are being offered by the named selling security holders below.  The selling security holders hold one or more of the following securities which are described in section “Description of Securities”: common stock and warrants to purchase common stock exercisable at prices ranging from $1.50 per share to $1.65 per share.  However, the table below assumes the immediate exercise of all warrants to purchase common stock, without regard to other factors which may determine whether such rights of conversion or purchase are exercised.  These factors include but are not limited to terms of these agreements, and the specific exercise price of the securities held by such selling security holder and its relation to the market price.  The selling security holders may from time to time offer and sell pursuant to this prospectus up to an aggregate of 5,429,335 shares of our common stock now owned by them, up to an aggregate of 22,685,339 shares of common stock issuable pursuant to the exercise of warrants, and additional shares of common stock which Selling Stockholders may receive at a later date pursuant to the anti-dilution provisions of certain warrants.  The selling security holders may, from time to time, offer and sell any or all of the shares that are registered under this prospectus, although they are not obligated to do so.

The following table sets forth, to the Company’s best knowledge and belief, with respect to the selling security holders:

•	the number of shares of common stock beneficially owned as of March 31, 2009 and prior to the offering contemplated hereby;

•	the number of shares of common stock eligible for resale and to be offered by each selling security holder pursuant to this prospectus;

•	the number of shares owned by each selling security holder after the offering contemplated hereby assuming that all shares eligible for resale pursuant to this prospectus actually are sold;

•	the percentage of the Company’s total outstanding shares of common stock beneficially owned by each selling security holder after the offering contemplated hereby; and

•
in notes to the table, additional information concerning the selling security holders including any NASD affiliations and any relationships, excluding non-executive employee and other non-material relationships, that a selling security holder had during the past three years with the registrant or any of its predecessors or affiliates.

Selling security holders (C)	Number of Shares of Common Stock Owned Before Offering (A)	Shares which May Be Acquired Upon Exercise of Warrants (1)	Shares Which May Be Received as Payment of Principal (2)	Total Number of Shares to be Offered (B)	Number of Shares Owned After Offering	Percentage of Shares Owned After Offering
Chestnut Ridge Partners, LP	200,000	200,000	--	400,000	--	--
Ironman PI Fund (QP), L.P.	500,000	500,000	--	1,000,000	--	--
Truk Opportunity Fund, LLC	250,000	250,000	--	500,000	--	--
Truk International Fund, LP	83,333	83,333	--	166,666	--	--
Brio Capital L.P.	100,000	100,000	--	200,000	--	--
GCA Strategic Investment Fund Ltd.	333,333	333,333	--	666,666	--	--
Cranshire Capital, L.P.	166,667	363,637	--	530,304	--	--
Midsummer Investment, Ltd.	3,166,667	6,318,184	2,066,500	9,384,684	2,166,667	4.97%
Fraser Black and Deirdre D. Black	333,333	333,333	--	666,666	--	--
Marcus Wilkins	100,000	100,000	--	200,000	--	--
Robert R. Henry	130,000	130,000	--	260,000	--	--
C. Allen Robinson	66,666	66,666	--	133,332	--	--
Castex New Ventures, L.P. (4)	666,667	666,667	--	1,333,334	--	--
Roger S. Kellett	35,000	35,000	--	70,000	--	--

Selling security holders (C)	Number of Shares of Common Stock Owned Before Offering (A)	Shares which May Be Acquired Upon Exercise of Warrants (1)	Shares Which May Be Received as Payment of Principal (2)	Total Number of Shares to be Offered (B)	Number of Shares Owned After Offering	Percentage of Shares Owned After Offering
Ricky D. Needham	22,000	22,000	--	44,000	--	--
Thomas E. Palmer Jr.	20,000	20,000	--	40,000	--	--
Thomas Edwin Palmer Sr.	33,334	33,334	--	66,668	--	--
Terry P. Sellers	33,333	33,333	--	66,666	--	--
Continental American Resources, Inc.	33,333	33,333	--	66,666	--	--
Morgan J. Scudi	40,000	40,000	--	80,000	--	--
Albert G. Aaron	66,667	66,667	--	133,334	--	--
Edward Perera	76,001	76,001	--	152,002	--	--
Warren W. Smith	66,667	66,667	--	133,334	--	--
William Reed Moraw	50,000	50,000	--	100,000	--	--
M. Richard Asher	466,667	466,667	--	933,334	--	--
Susanne Young	66,667	66,667	--	133,334	--	--
Steven Hahn	66,667	66,667	--	133,334	--	--
Jeffrey Hahn	66,667	66,667	--	133,334	--	--
Braden S. Carlsson	23,000	23,000	--	46,000	--	--
Retzloff Family Company Ltd., LLLP	333,333	333,333	--	666,666	--	--
Shelter Island Opportunity Fund, LLC	320,988	787,879	310,000	1,097,879	320,988	*
William H. Wilson, Jr.	22,469	55,152	21,700	76,852	22,469	*
H. Steven Walton	16,049	39,394	15,500	54,894	16,049	*
Peter Morin	20,864	51,213	20,150	71,363	20,864	*
Todd M. Binet	20,864	51,213	20,150	71,363	20,864	*
Whitebox Convertible Arbitrage Partners, LP	814,346	4,333,334	787,400	5,120,734	814,346	1.8%
Pandora Select Partners, LP	962,963	2,363,637	930,000	3,293,637	962,963	2.18%
Whitebox Special Opportunities Partners Series B, LP	1,123,457	2,757,577	1,085,000	3,842,577	1,123,457	2.5%
Whitebox Combined Partners, LP	834,568	--	806,000	806,000	834,568	1.9%
IAM Mini-Fund 14, Ltd.	116,519	--	111,600	116,000	116,519	*
Rodman & Renshaw (3)	--	1,301,151	--	1,301,151	--	--

*	Less than 1%

(A)
Includes shares of Common Stock and shares underlying warrants and/or options held by the selling security holder that are covered by this prospectus, including any convertible securities that, due to contractual restrictions, may not be exercisable within 60 days of the date of this prospectus.

(B)
The number of shares of common stock to be sold assumes that the selling security holder elects to sell all the shares of common stock held by the selling security holder that are covered by this prospectus.

(C)
It is our understanding that any selling security holder that is an affiliate of a broker-dealer purchased the securities offered hereunder in the ordinary course of business, and at the time of the purchase, had no agreements or understanding to distribute the securities.

(1)
Each warrant holder, with the exception of Rodman & Renshaw, is prohibited from exercising the warrants to the extent that such exercise would result in such holder, together with any affiliate of the warrant holder, beneficially owning in excess of 4.999% of the outstanding shares of Epic’s common stock following such exercise.  This restriction may be waived by each holder on not less than 61 day’s notice to Epic.  However, the 4.999% limitation would not prevent each warrant holder from acquiring and selling in excess of 4.999% Epic’s common stock through a series of acquisitions and sales under the warrants so long as the warrant holder never beneficially owns more than 4.999% of Epic’s common stock at any one time.

The number of shares issuable upon the exercise of the warrants is subject to adjustment under those conditions explained in the section of the prospectus entitled “Description of Securities - Notes and Warrants”.

(2)
At Epic’s election, and under the conditions described in the section of the prospectus captioned “Description of Securities”, Epic may use shares of its common stock to make principal payments on the notes.  The number in the table is an estimate and assumes that Epic makes all principal payment with shares of its common stock having a price of $3.30 per share.  The actual number of shares which may be issued as payment of principal cannot be predicted at this time and will depend upon a variety of factors, including the amount, if any which Epic elects to pay with shares of its common stock and the future market price of Epic’s common stock and Epic’s decision, or ability, to pay principal with shares of its common stock.  Epic may not use its common stock to pay principal if the number of shares to be issued would result in the note holder being the beneficial owner of more than 4.999% of Epic’s outstanding shares.  The note holder may waive this restriction in the same manner as provided in footnote (1) above.

The controlling person of each selling shareholders which is not an individual is shown below:

Selling Shareholder	Controlling Person
Chestnut Ridge Partners, LP	Kenneth Holz
Ironman PI Fund (QP), L.P.	G. Bryan Dutt
Truk Opportunity Fund, LLC by: Atoll Asset Management, LLC	Aaron Braxton
Truk International Fund, LP by: Atoll Asset Management, LLC	Aaron Braxton
Brio Capital L.P., 401 E. 34th Street	Shaye Hirsch
GCA Strategic Investment Fund Ltd.	Michael S. Brown
Cranshire Capital, L.P.	Mitchell P. Kopin
Midsummer Investment, Ltd.	Alisa Butchkowski
Castex New Ventures, L.P. (4)	Alan G. Carnrite
Continental American Resources, Inc.	Carl Suter
Retzloff Family Company Ltd., LLLP	Mark A. Retzloff
Shelter Island Opportunity Fund, LLC	Michael Fein
Whitebox Convertible Arbitrage Partners, LP	Jonathan Wood
Pandora Select Partners, LP	Jonathan Wood
Whitebox Special Opportunities Partners Series B, LP	Jonathan Wood
Whitebox Combined Partners, LP	Jonathan Wood
IAM Mini-Fund 14, Ltd.	Jonathan Wood
Rodman & Renshaw (3)	Thomas Pinou

(3)
Rodman & Renshaw served as the lead placement agent in connection with the sale of the shares of common stock, notes and warrants and received a cash fee of $1,849,000 as well as warrants to purchase 1,301,151 shares of Epic’s common stock.

(4)
Castex New Ventures, L.P. is controlled by Alan G. Carnrite.  As of November 2008, Mr. Carnrite has served as a member on the board of directors of Epic.  On April 18, 2009, Mr. Carnrite was appointed to be Chairman of the Board.

PLAN OF DISTRIBUTION

The Shares covered by this Prospectus are being registered by us for the account of the Selling Stockholders.

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders may sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the

Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after Epic has filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after Epic has filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Epic is required to pay all fees and expenses incident to the registration of the shares of common stock.  Epic has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised Epic that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder.  If Epic is notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, Epic will file a supplement to this prospectus.  If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of Epic’s common stock and activities of the selling stockholders.

The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities in connection with the offering of the Shares arising under the Securities Act.

We have notified the Selling Stockholders of the need to deliver a copy of this Prospectus in connection with any sale of the Shares.

LEGAL PROCEEDINGS

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.  We know of no material, existing or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceeding or pending litigation.  There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest that is adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS

Name	Age	Position
John Ippolito	49	Chief Executive Officer and President
Michael Kinney	51	Executive Vice President and Chief Financial Officer
Alan Carnrite	50	Chairman of the Board and Director
W. Robert Eissler	58	Director
Dr. Robert Ferguson	65	Director
John Otto	60	Director
Tamer El-Rayess	38	Director
Martin Lipper	74	Director
Rex Doyle	50	Director

John S. Ippolito has been the interim Chief Executive Officer of Epic since April 18, 2009 and President of Epic since April 4, 2006.  Mr. Ippolito was Business Development Manager - North and South America Integrated Project Management Division for Schlumberger Ltd. between 2000 and August 2003.  Between August 2003 and April 2006 Mr. Ippolito was Senior Business Development Director, Continental U.S., and Business Manager - Large Asset Management Contracts, for Baker Energy, a subsidiary of Michael Baker Corporation.

Michael E. Kinney has been Epic’s Executive Vice President and Chief Financial Officer since February 2008.  Between 2005 and February 2008, Mr. Kinney was employed by Accretive Solutions, a financial consulting firm, leading its corporate governance team which focused on small to mid-size energy clients in the Houston area.  From 2003 to 2005, Mr. Kinney was the Internal Audit Director for Stewart & Stevenson, Inc., a manufacturer of tactical vehicles for the federal government.  Between 1996 and 2001 Mr. Kinney held several positions with Federal Express, including director of logistics operations (1999 to 2001) and managing director of audit (1997 to 1999) with responsibility for financial and operational audits.  Mr. Kinney has also worked in various audit capacities with i2 Technologies and Textron.  Mr. Kinney is a CPA and holds an MBA in Finance & Information Technology from Dallas Baptist University and a BBA in Accounting from the University of Texas at Arlington.

Alan “Al” Carnrite has been Chairman of the Board of Epic since April 18, 2009 and a director of Epic since November 2008.  Since 2003, Al has been a partner in a private oil and gas company and also leads an energy focused private equity fund.  With over 25 years of experience in diversified oil and gas, he has been an advisor to many companies in the E&P industry.  From 2001 to 2003, Al was a Managing Director and led the energy consulting practice at Jefferies Randall & Dewey.  Al was a founder of the Carnrite Group LLC (a wholly-owned subsidiary of Epic) and the energy management consulting firm, Sterling Consulting Group, where he specialized in enhancing integrated companies’ shareholder value through mergers and acquisitions, strategic leadership and value-added management assignments.  From 1981 to 2001, he had worked for a large Canadian integrated energy company, where he played a key role in the firm’s privatization, the largest in Canadian history.

W. Robert Eissler has been a director of Epic since December 2006.  Since 1983 Mr. Eissler has been the President of Eissler & Associates, an executive recruiting firm based in The Woodlands, Texas.  Mr. Eissler also serves as a Texas State Representative for the 81st Legislature (2009-2010).

Dr. Robert M. Ferguson has been a director of Epic since December 2006.  Since October 2005 Dr. Ferguson has been the President of the Leadership Institute for Vision and Ethics (Live) in Houston, Texas.  Between January 2002 and September 2005 Dr. Ferguson was an independent consultant in the areas of organization and leadership.  Since 2002 Dr. Ferguson has been an Adjunct Professor of Philosophy and Business Ethics at the Lone Star College, Montgomery in The Woodlands, Texas, and an Adjunct Professor in Business Ethics and Biblical Studies at Belhaven College in Houston, Texas.  Since February 2008 Dr. Ferguson has been pastor at the Faith Fellowship Church in Spring, Texas.  Between February January 2002 and October 2005 he was pastor at Spring Cypress Presbyterian Church in Spring, Texas.

John Otto has been a director of Epic since November 2008.  John has been a certified public accountant and financial services representative.  He is the founder and managing partner of John C. Otto, P.C., a CPA firm, and serves as a Director for Business Development of a tax firm called Ryan and Co.  John began his career in 1972 in public accounting with the national firm KPMG with primary responsibility as the senior auditor for Mitchell Energy and Development Corporation and was a key part of the accounting and finance team that assisted with the successful IPO of Mitchell Energy which grew into a multibillion company before being acquired by Devon Energy.  Mr. Otto also serves as a Texas State Representative for the 81st Legislature (2009-2010).

Martin Lipper, has been a director of Epic since March 2009.  Since December 2007, Mr. Lipper is also a director of TX Holdings, Inc., a publicly reporting company.  Mr. Lipper is a Korean War Veteran, graduated from New York University in 1958 with a Bachelor of Science degree in Finance and Economics.  Mr. Lipper began his career on Wall Street as a securities analyst specializing in bank stock analysis.  He joined the Bank of New York and was a senior bank insurance and finance analyst.  Later he became co-director of research at Eastman Dillon Union Securities and later Purcell Graham.  In 1973, Mr. Lipper became Vice President and Treasurer of APF Electronics.  From May 2002 to November 2006, Mr. Lipper was a Director of Research for Brill Securities, a regional NASD firm.  From November 2006 to March 2009, Mr. Lipper served as Senior Vice President and Research Director of Baron Group U.S.A.  Mr. Lipper is currently a Vice President of Research for the Wall Street Communications Group.

Tamer El-Rayess has been a director of Epic since March 2009.  Mr. El-Rayess received a BS in Physics from Rensselaer Polytechnic Institute in 1991 and earned a MBA in Finance with a minor in International Finance from New York University, Stern School of Business in 1995.  Since 2002 Mr. El-Rayess has served as Global Head, Commodities Finance & Capital Investments at UBS AG and has previously served as Vice President of Goldman Sachs Principal Finance Group from 1999 to 2002.  Mr. El-Rayess is also the founder of UIV, LLC, a private equity fund, focused on various industry sectors including energy since 2003.  UIV is a 80% residual interest member of Argos Asset Management, LLC (a joint venture partner with Epic).

Rex P. Doyle has been a director of Epic since April 4, 2006.  Mr. Doyle was the Chief Executive Officer of the Company from April 2006 until April 18, 2009.  Mr. Doyle was a Vice President of Michael Baker Corporation (AMEX:BKR) between August 2000 and September 2002.  Between September 2002 and April 2004 Mr. Doyle was Vice President of Business Development for Baker Energy, a subsidiary of Michael Baker Corporation.  Between April 2005 and April 2006, Mr. Doyle was Senior Vice President of Global Operations for Baker Energy and an officer of Michael Baker Corporation.  Mr. Doyle graduated with a BS in Mechanical engineering from The Ohio State University, and has been a licensed professional engineer in the state of Louisiana (inactive).  He graduated with a Masters of Business Administration, with Distinction, from the University of Michigan, and also graduated from the Harvard IPAA Program for Owners and Executives.

Epic has a compensation committee.  Dr. Robert Ferguson, Rob Eissler and Al Carnrite are the members of the compensation committee.  Epic’s audit committee is comprised of Dr. Robert Ferguson and John Otto.  John Otto serves as Epic’s financial expert.  There have been no material changes to the procedures by which security holders may recommend nominees to the registrant’s board of directors

On September 17, 2008, Mr. McMahon resigned as director.  In October 2008, Mr. Reynolds resigned as Executive Vice President and Secretary.  On September 18, 2008, John Otto was appointed as a director of Epic.  On November 14, 2008, Al Carnrite was appointed as a director of Epic.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCES

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act), requires the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  The Company believes that during the year ended December 31, 2008, each person who was an officer, director and beneficial owner of more than 10% of the Company’s common stock complied with all Section 16(a) filing requirements, except for the following:

•
Forms 4 for Rex Doyle and John Ippolito filed on March 4, 2009.  The Form 4 for Mr. Doyle covered seven late reports and ten transactions that were not reported on a timely basis.  The Form 4 for Mr. Ippolito covered six late reports and seven transactions that were not reported on a timely basis.

•	Amended Form 3s for Michael Kinney and Alan Carnrite filed on March 26, 2009. These Forms 3 were originally filed on a timely basis, but were amended to correct a typographical error.

•
Forms 4 for Robert Eissler, Dr. Robert Ferguson, and John Otto filed on March 26, 2009.  The Form 4 for Mr. Eissler covered one late report and one transaction that were not reported on a timely basis.  The Form 4 for Dr. Ferguson covered one late report and one transaction that were not reported on a timely basis.  The Form 4 for Mr. Otto covered one late report and one transaction that were not reported on a timely basis.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer, controller, and persons performing similar functions.  A copy of the Company’s code of ethics is available on Epic’s website (www.1epic.com).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the number of and percentage of outstanding shares of common stock owned by Epic's officers, directors and those shareholders owning more than 5% of Epic's common stock as of March 24, 2009.

Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities.  Except as subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by him.

The beneficial ownership percent in the table is calculated with respect to the number of outstanding shares (44,105,481) of the Company’s common stock outstanding as of March 14, 2009.  Each stockholder’s ownership is calculated as the number of shares of the common stock owned plus the number of shares of common stock into which any preferred stock, warrants, options or other convertible securities owned by that stockholder can be converted within 60 days.

The term “named executive officer” refers to our principal executive officer, our two most highly compensated executive offers and other than the principal executive officer who were serving as executive officers at the end of 2008 and two additional individuals for whom disclosure would have been provided but for the fact that the individuals were not serving as executive officers of the Company at the end of 2008.
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Common Stock Outstanding
Rex P. Doyle 1450 Lake Robbins, Suite 160 The Woodlands, TX 77380	7,033,023	(1)	15.9%

John Ippolito 1450 Lake Robbins, Suite 160 The Woodlands, TX 77380	7,091,123	(2)	16.07%

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Common Stock Outstanding
Michael Kinney 1450 Lake Robbins, Suite 160 The Woodlands, TX 77380	247,010	(3)	*

W. Robert Eissler 1450 Lake Robbins, Suite 160 The Woodlands, TX 77380	40,000	(4)	*

Dr. Robert Ferguson 1450 Lake Robbins, Suite 160 The Woodlands, TX 77380	43,000	(5)	*

John Otto 1450 Lake Robbins, Suite 160 The Woodlands, TX 77380	7,292	(6)	*

Al Carnrite 1450 Lake Robbins, Suite 160 The Woodlands, TX 77380	1,943,464	(7)	4.4%

Martin Lipper 1450 Lake Robbins, Suite 160 The Woodlands, TX 77380	50,000		*

Tamer El-Rayess 1450 Lake Robbins, Suite 160 The Woodlands, TX 77380	--		*

All Executive Officers and Directors as a group (9 persons)	16,454,912		37.3%

Midsummer Investment Ltd. 485 Madison Avenue, 23rd Floor New York, NY 10022	3,166,667		7.18%

* Less than 1%

(1)
Includes 100,000 shares issuable upon exercise of options exercisable within 60 days.  Includes 300,000 of these restricted shares were issued to Mr. Doyle and an additional 300,000 restricted shares will be issued to Mr. Doyle on each of December 13, 2009, 2010, 2011 and 2012.

(2)
Includes 100,000 shares issuable upon exercise of options exercisable within 60 days.  Includes 300,000 of these restricted shares were issued to Mr. Ippolito and an additional 300,000 restricted shares will be issued to Mr. Doyle on each of December 13, 2009, 2010, 2011 and 2012.

(3)	Includes 155,001 shares issuable upon exercise of options exercisable within 60 days.

(4)	Includes 25,000 shares issuable upon exercise of options exercisable within 60 days.

(5)	Includes 25,000 shares issuable upon exercise of options exercisable within 60 days.

(6)	Includes 7,292 shares issuable upon exercise of options exercisable within 60 days.

(7)	Includes 3,125 shares issuable upon exercise of options exercisable within 60 days.

            To the Company’s knowledge, there are no other beneficial holders of more than five percent (5%) of the Company’s common stock other than those persons listed in the foregoing table.

Equity Compensation Plan Information

Equity Compensation Plans.  The following table provides information as of December 31, 2008 with respect to shares of common stock that may be issued under our existing equity compensation plans.  We have two equity compensation plans, one approved by the Board of Directors in 2006, and another approved by the Board of Directors in 2008.  Epic’s stock option plans were not approved by its shareholders.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Incentive Stock Option Plan	--	--	2,000,000
Non-Qualified Stock Option Plan	1,309,500	$2.35	1,890,500

DESCRIPTION OF SECURITIES

Common Stock

Epic is authorized to issue 100,000,000 shares of common stock, (the “common stock”).  Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders.  Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for the payment of dividends and, in the event of liquidation, to share pro rata in any distribution of Epic’s assets after payment of liabilities.  The board is not obligated to declare a dividend.  It is not anticipated that dividends will be paid in the foreseeable future.

Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by Epic.  There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.  All of the outstanding shares of Common stock are fully paid and non-assessable.

Preferred Stock

Epic is authorized to issue up to 10,000,000 shares of preferred stock.  Epic’s Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Colorado statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established.  As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of Epic.

Notes and Warrants

In December 2007, Epic sold 5,429,335 shares of its common stock to a group of private investors for gross proceeds of $8,144,003, or $1.50 per share.  The investors also received warrants which entitle the holders to purchase up to 5,429,335 shares of the Company’s common stock.  The warrants are exercisable at a price of $1.50 per share and expire on December 5, 2012.

On December 5, 2007 Epic also sold notes in the principal amount of $20,250,000 to a second group of private investors.  The notes bear interest annually at 10% per year.  The notes are due and payable on December 5, 2012 and are secured by liens on all of Epic’s assets.  The purchasers of the notes received warrants which entitle the holders to purchase up to 15,954,545 shares of Epic’s common stock.  The warrants are exercisable at a price of $1.65 per share and expire on December 5, 2012.

Interest on the notes is payable quarterly with the first interest payment due on January 1, 2008.  Beginning December 1, 2008 Epic is required to make quarterly payments of $1,265,625 toward the principal amount of the notes.  As of April 1, 2009, upon receiving written consent from all the note holders, Epic repurchased a $250,000 face amount note from one of the note holders for $162,500. Also as of April 1, 2009, Epic has made quarterly redemption payments of $2,750,000 toward the principal amount of the notes.  Currently, there is an aggregate $17,250,000 in principal outstanding under the notes. If Epic fails to make any interest or principal payment when due, the notes will become immediately due and payable.

At Epic’s election, a portion of the quarterly principal payments on the notes may be paid in Epic’s common stock. In the event Epic elects to pay principal in shares of its common stock, the number of shares of common stock to be issued to each note holder will be determined by dividing the amount to be paid by a price equal to 90% of the average of Epic’s VWAPs for the ten consecutive trading days prior to the applicable payment date.

Epic may not use its common stock to pay principal unless each of the following conditions is satisfied: (i) the number of authorized but unissued and otherwise unreserved shares of common stock is sufficient for the issuance; (ii) the shares of common stock to be issued in payment for principal and interest may be sold by the holder pursuant to an effective registration statement covering the shares or, in the alternative, all the shares may be sold pursuant to Rule 144; (iii) Epic’s common stock is listed (and is not suspended from trading) on the OTC Bulletin Board; (iv) the number of shares to be issued would not result in the note holder being the beneficial owner of more than 4.999% of Epic’s outstanding shares; (v) Epic is not in default with respect to any material obligation in its agreements with the holders of the notes; (vi) no public announcement of a proposed change in the control of Epic has occurred that has not been consummated and (vii) the number of shares to be issued to all note holders will not exceed an amount equal to 20% of the total dollar trading volume of Epic’s common stock over the twenty-two trading days immediately prior to the date which is thirty trading days prior to the applicable payment date.

In the event that the consolidated cash and accounts receivable amounts reported on any balance sheet included in any 10-Q or 10-K report filed by Epic is less than 90% of Epic’s consolidated cash and accounts receivables on December 5, 2007 (the “Closing Current Assets Balance”), any note holder will have the right to require Epic to redeem a portion of the holder’s note in cash, in an amount equal to the holder’s pro-rata portion (based on the then outstanding principal amounts of all outstanding notes) of the difference between the Closing Current Asset Balance and Epic’s consolidated cash and accounts receivable.

If Epic sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable exercise price of the warrants, the warrant exercise price will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be.

If the warrant exercise price is decreased, the number of shares of common stock issuable upon the exercise of the warrant will be increased according to the following formula:

     WS   x EP1  = NWS
            EP2

Where:

WS =	The number of shares issuable upon the exercise of warrants based upon the exercise price prior to adjustment.

EP1 =	The old exercise price of the warrants.

EP2 =	The new exercise price of the warrants.

NWS =	The number of shares of Epic’s common stock issuable based upon the new exercise price of the warrants.

The exercise price of the warrants, as well as the shares issuable upon the exercise of the warrants, will also be proportionately adjusted in the event of any stock splits.

However, neither the exercise price of the warrants nor the shares issuable upon the exercise of the warrant will be adjusted as the result of shares issued in connection with a Permitted Financing.

A Permitted Financing involves shares of common stock issued or sold:

•	in connection with acquisitions, or other strategic transactions, the primary purpose of which is not to raise cash;

•	upon the exercise of options or the issuance of common stock to Epic’s employees, officers or directors, in accordance with Epic’s stock option, stock bonus or similar plans.;

Epic’s agreements with the note holders provide that Epic may not:

•
issue options, warrants or securities convertible into Epic’s common stock unless the exercise or conversion price exceeds 130% of Epic’s average VWAPs for the five trading days prior to the issuance of the security.

•
issue securities convertible into common stock with a conversion price or a number of shares issuable upon conversion that floats or is subject to adjustment based upon the market price of Epic’s common stock.

•	reverse split, forward stock split or reclassify its common stock.

•	become obligated on any new debt with the exception of indebtedness not exceeding $1,000,000 used to acquire capital assets;

•	amend its articles of incorporation or bylaws in any manner that adversely affects any rights of a note holder;

•
purchase or otherwise acquire any of its capital stock other than a de minimis number of shares or other than shares purchased from departing officers and directors, provided that the purchase price does not exceed $100,000 for all officers and directors;

•	repay debt, other than debt which was outstanding on December 5, 2007;

•	declare or pay any dividends (other than a stock dividend or stock split) or make any distributions to any holders of its common stock; or

•	enter into any transaction with any affiliate unless the transaction is made on an arm’s-length basis and approved by a majority of the disinterested directors of Epic.

Any of the following are an event of default:

•	Epic fails to make any interest or principal payment when due;

•	Epic breaches any representation or warranty or covenant or defaults in the timely performance of any other obligation in its agreement with the note holders;

•
Epic, or any of its major subsidiaries, files for protection from its creditors under the federal bankruptcy code or a third party files an involuntary bankruptcy petition against Epic or any of its major subsidiaries;

•
Epic, or any of its major subsidiaries, defaults in any of its obligations under any other note or credit agreement or long term lease in an amount exceeding $150,000, and the default continues for a period of five days and results in the indebtedness becoming payable prior to the date on which it would otherwise become payable;

•	Epic’s common stock is not listed on the OTC Bulletin Board or other public trading market;

•	Epic is acquired by another company, or Epic agrees to sell in excess of 33% of its assets in one transaction or series of related transactions;

•	a Change in Control occurs;

•	the effectiveness of the Registration Statement, of which this prospectus is a part, lapses for any reason

•
the holders of the notes and warrants are not permitted to sell any shares under the Registration Statement for twenty or more consecutive trading days or thirty trading days (which need not be consecutive trading days) in any twelve month period and the common stock issued or issuable upon the conversion of the notes cannot be sold pursuant to Rule 144;

•	Epic fails for any reason to deliver a certificate within five trading days after delivery of the certificate is required pursuant to any agreement with the note holders; or

•
a judgment or judgments for the payment of money in excess of $50,000 are rendered against Epic and are not bonded, discharged or stayed pending appeal within forty-five days after the entry of the judgment.

At any time after an event of default the interest rate on the notes will increase to 18% per year, or the maximum rate permitted under applicable law, and the note holders may require Epic to repurchase all or any portion of the outstanding notes at a price equal to 130% of the outstanding principal, plus all accrued but unpaid interest.  So long as the notes are outstanding, the note holders have a right to participate in any subsequent financings involving Epic.

On February 26, 2009, Epic entered into an Amendment Agreement (the “Amendment”) with all holders of its notes (the “Holders”), except for one holder of a $250,000 face amount note, to amend the Purchase Agreement and the notes.  As part of the Amendment, Rex P. Doyle, former Chief Executive Officer and a director of the Company, and John S. Ippolito, interim Chief Executive Officer and President of the Company, each agreed to transfer to each Holder, that Holder’s proportionate share of 3,209,877 shares, for an aggregate total of 6,419,754 shares (the “Shares”), of the Company’s common stock.  Messrs. Doyle and Ippolito also were parties to the Amendment, but only with respect to these transfers of the Shares and not with respect to any other provisions.  A legend restricting the transfer of the Shares pursuant to the Securities Act of 1933, as amended (the “1933 Act”), has been or will be placed on any certificate(s) or other documents evidencing the Shares transferred to each Holder.

Pursuant to the terms of the Amendment, the Holders agreed to waive any Events of Default (as defined in the notes and other documents executed in connection with the purchase of the notes) of which they had knowledge.  Also, to the extent that a Holder had requested acceleration of payment of its notes, the Holder rescinded such request and any resulting acceleration of its notes.

The Amendment amends the Purchase Agreement by adding three additional sections to Article IV of the Purchase Agreement.  The first new section, Section 4.19, provides that the Company shall achieve, on a consolidated basis, EBITDA (as defined in the Amendment) of at least the required amount set forth below for the applicable period indicated:

Period	Cumulative EBITDA
For the three months ending March 31, 2009	$100,000
For the six months ending June 30, 2009	$1,500,000
For the nine months ending September 30, 2009	$3,400,000
For the twelve months ending December 31, 2009	$4,400,000

In addition, Section 4.19 provides that for each three-month period commencing on January 1, 2010 and ending on each March 31, June 30, September 30 and December 31 thereafter, the Company shall achieve, on a consolidated basis, EBITDA of at least $1,000,000.  The Company will also provide certain monthly and quarterly reports to Whitebox Convertible Arbitrage Partners, LP (“Whitebox”).  Failure of the Company to satisfy the EBITDA covenant in Section 4.19 or to provide the monthly and quarterly reports in a timely manner will constitute an “Event of Default” under the notes.

The Amendment also adds a second new section to the Purchase Agreement, Section 4.20.  Section 4.20 provides that until June 30, 2010, the Company is only permitted to issue up to a maximum aggregate of 10,000,000 shares of common stock (with options and warrants counted as Shares) (subject to adjustment) to employees, consultants, officers, directors and advisors.  The Company also will not issue any shares of common stock or options or warrants to employees, consultants, officers, directors or advisors with a strike price, conversion price, exercise price, or at an effective purchase price per share, less than $0.50 (subject to adjustment) until the earlier of (i) such time that the Purchasers no longer hold any Securities or (ii) one year prior to the expiration date of the Warrants (regardless of whether any or all Warrants have been exercised).

The third new section added to the Purchase Agreement, Section 4.21, places limitations on increases to executive compensation beyond the 2008 levels for calendar years 2009 and 2010.  The limitations shall last until the end of calendar year 2010, or until such time that the Company’s annual EBITDA (as derived from audited financial statements) exceeds $7,000,000, or the holders of at least 67% in principal amount of the then outstanding notes shall have otherwise given their prior written consent to terminate the limitations.

The Amendment also provides that a new Section 6(d) will be added to the notes.  Following any and all payments received by the Company or any subsidiary of the Company in connection with the amounts owed to the Company by Storm Cat Energy Corporation (“Storm Cat”) that were due and payable as of November 10, 2008, the Company will redeem some or all of the then-outstanding principal of the note, in an amount equal to the Holders’ pro-rata portion of 50% of such payment by Storm Cat.  An additional “Event of Default” also was added to the notes.  It will be an Event of Default if, upon opening or otherwise maintaining any deposit account or bank account, the Company does not enter into an account control agreement for the benefit of the Holders with respect to the subject deposit account or bank account.

Pursuant to the Amendment, the Company paid the Quarterly Redemption Amount(s) (as defined in the notes) under the Holder’s notes scheduled to have been paid on December 1, 2008.

Subsequent to the Amendment Agreement, Epic executed a Debenture Repurchase Agreement dated March 13, 2009 with Cranshire Capital, L.P. (“Cranshire”) (the only note holder that did not execute the Amendment Agreement) to repurchase Cranshire’s outstanding $250,000 face amount note for $162,500.  Epic has paid the repurchase price and Cranshire’s note has been cancelled.

For purposes of the notes:

The term “VWAP” means for any particular period the volume weighted average trading price per share of Epic’s common stock, and

A Change in Control is any transaction whereby any person acquires more than 33% of Epic’s voting securities, Epic merges into or consolidates with any other company and after the transaction the stockholders of Epic immediately prior to the transaction own less than 66% of the voting power of the successor entity immediately after the transaction, Epic sells all or substantially all of its assets and the stockholders of Epic immediately prior to the transaction own less than 66% of the total voting power of the acquiring entity immediately after the transaction or, the replacement within a three year period of more than half of Epic’s directors which is not approved by a majority of Epic’s directors holding office on December 5, 2007.

Epic has filed a registration statement, of which this prospectus is a part, which has become effective with the Securities and Exchange Commission, in order that the shares of common stock sold in the December 2007 financing, as well as the shares which may be issued in payment of the notes or upon the exercise of the warrants, may be resold in the public market.

Rodman & Renshaw acted as the lead placement agent for the sale of the common stock, notes and warrants.  For its services in this regard, Rodman & Renshaw received $1,849,000 in cash from Epic, as well as warrants to purchase 1,301,151 shares of Epic’s common stock, plus $25,000 as reimbursement of its legal expenses.  Of the warrants issued to Rodman & Renshaw, warrants to purchase 184,333 shares are exercisable at a price of $1.50 per share and warrants to purchase 1,116,818 shares are exercisable at a price of $1.65 per share.  Epic paid $235,000 to other placement agents, none of which were affiliated with Epic, participating in the financing.

Prior to the sale of the convertible notes and warrants, 8,882,502 shares of Epic’s common stock were owned by persons other than Epic’s officers and directors, the selling shareholders, and affiliates of the selling shareholders.

INFORMATION REGARDING POTENTIAL PROFIT THAT MAY BE REALIZED BY HOLDERS OF CONVERTIBLE NOTES AND WARRANTS

Convertible Notes

Closing price of Epic’s common stock on December 5, 2007, the date the notes were sold	$3.15
Number of shares of Epic’s common stock which could be issued to note holders in payment of principal, assuming the principal amount of all notes are paid with shares of Epic’s common stock.  The number of shares to be issued in payment of principal will be determined by dividing the amount to be paid by a price equal to 90% of the volume weighted average of the trading price of Epic’s common stock for the ten consecutive trading days prior to the applicable payment date.  For purposes of this calculation, the number of shares was determined by dividing $22,250,000 by $2.835, which was 90% of the closing price on December 5, 2007.  The actual number of shares which may be issued as payment of principal will depend on the amount, if any which Epic elects to pay with shares of its common stock and the future market price of Epic’s common stock
7,142,857
Total dollar value of 7,142,857 shares issuable in payment of notes, based upon closing price of Epic’s common stock on December 5, 2007	$22,500,000
Potential profit to note holders, assuming all notes are paid with shares of common stock at a price of $2.835 per share and then resold at a price of $3.15 per share.	$2,250,000

J. Warrants

Number of warrants issued to:
Note holders:	15,945,853
Placement Agent:	1,116,818
Exercise price of warrants issued to Note holders and Placement Agent:	$1.65
Number of shares of Epic’s common stock which could be issued to Note holders and placement agent, assuming all warrants are exercised	17,062,363
Closing price of Epic’s common stock on the date the warrants were issued (December 5, 2007)	$3.15
Total dollar value of shares issuable upon exercise of warrants, based upon closing price of Epic’s common stock on December 5, 2007.	$53,746,443
Potential profit to warrant holders, assuming all 17,062,363 warrants issued to the Note holders and the Placement Agent are exercised at a price of $1.65 per share and all shares issuable upon the exercise of the warrants are resold at a price of $3.15 per share.	$25,593,543

Combined total potential profit to note and warrant holders:

A.	Amount received by Epic from sale of notes:	$20,250,000
B.	Less placement agent fees (sale of notes only)	(1,417,500)
C.	Less placement agent expenses	(25,000)
D.	Less interest payable over term of notes	(5,799,357)
E.	Net proceeds to Epic from sale of notes	$13,008,143
F.	Combined total profit to holders of notes and warrants, assuming notes are paid with shares of Epic’s common stock having a value of $2.835 per share, warrants to purchase 17,062,363 shares are exercised at a price of $1.65 per share, and shares issuable in payment of the notes and exercise of warrants are sold at a price of $3.15 per share, which was the closing price of Epic’s common stock on the date the notes and warrants were sold.	$27,843,543

Profit percentage:

     B  +  D  +  F      =    $35,060,400    = 270%
          E

Average profit percentage over term of notes:  54%

Payments to Selling Shareholders and Finders

The notes bear interest at 10% per year.  Beginning December 1, 2008 Epic is required to make quarterly principal payments of $1,265,625.  The notes are due on December 5, 2012.  Assuming:

•	Epic makes all required quarterly principal payments,

•	none of the notes are paid with shares of Epic’s common stock, and at maturity, the notes will have been paid in full and Epic will have paid approximately $5,799,000 in interest during the term of the notes.

During the twelve months ending December 4, 2009 Epic will make mandatory principal payments of $6,250,000 to the note holders and pay approximately $1,450,000 in interest.

Epic will also be required to pay the holders of the notes and warrants damages in the event Epic does not deliver certificates representing the common stock issuable if the notes are paid with shares of Epic’s common stock within three trading days after any due date for the payment of the notes or, if the warrants are exercised, within three trading days after the date the warrants are exercised.  The amount of any damages will depend upon:

•	The number of shares delivered late,

•	Number of trading days past the third trading day that the certificates are delivered, and

•
If, due to Epic’s failure to timely deliver certificates, the amount of any loss suffered by the note or warrant holders if they were forced to buy Epic’s common stock in the open market to settle trades.

The note holders will also be entitled to damages if this prospectus cannot be used by the note holders for ten consecutive calendar days, or fifteen calendar days, during any twelve-month period.  The amount of damages will be equal to 2% of the outstanding principal balance of the notes at the end of the ten or fifteen day period, as the case may be.

Rodman & Renshaw acted as the lead placement agent for the sale of the notes and warrants.  For its services in this regard, Rodman & Renshaw received $1,849,000 in cash from Epic, warrants to purchase 1,301,151 shares of Epic’s common stock plus $25,000 as reimbursement of its legal and other expenses.  Epic paid $235,000 to other placement agents, none of which were affiliated with Epic, participating in the financing.  Of the warrants issued to Rodman & Crenshaw, 183,333 warrants are exercisable at a price of $1.50 per share, and 1,116,818 warrants are exercisable at a price of $1.65 per share.

Rodman & Renshaw also received a cash commission and warrants for acting as the lead placement agent for the sale of the common stock and warrants sold by Epic in December 2007.

Warrants Held by Other Investors

See “Comparative Share Data” for information concerning the terms of warrants held by investors other than those listed in the “Selling Shareholders” section of this prospectus.

Transfer Agent

TranShare Corporation
5105 DTC Parkway, Suite 325
Greenwood Village, CO 80111
303-662-1112
303-662-1113 - Fax

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified by our bylaws against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been directors or officers of Epic Energy Resources, Inc. or of our subsidiaries.  Our articles of incorporation provide that none of our directors or officers shall be personally liable for damages for breach of any fiduciary duty as a director or officer involving any act or omission of any such director or officer.  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by Epic Energy Resources, Inc. of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

TRANSACTIONS WITH RELATED PERSONS,
PROMOTERS AND CERTAIN CONTROL PERSONS

On February 26, 2009, Epic entered into an Amendment Agreement (the “Amendment”) with all holders of its Debentures (the “Holders”), except for one holder of a $250,000 Debenture, to amend the Purchase Agreement and the Debentures.  As part of the Amendment, Rex P. Doyle, former Chief Executive Officer and a director of the Company, and John S. Ippolito, interim Chief Executive Officer and President of the Company, each agreed to transfer to each Holder, that Holder’s proportionate share of 3,209,877 shares, for an aggregate total of 6,419,754 shares (the “Shares”), of the Company’s common stock.  Messrs. Doyle and Ippolito also were parties to the Amendment, but only with respect to these transfers of the Shares and not with respect to any other provisions.

In July 2007, Epic formed a joint venture, Argos Asset Management, LLC (formerly known as Epic Exploration and Production LLC “Argos”), with Argos to acquire energy assets and oil and gas properties.  Epic will manage the operations of the joint venture.  Argos is responsible for providing capital required to acquire the assets on a project-by-project basis.  Epic will receive 20% of the net income from any asset or oil and gas property acquired by the joint venture until Argos receives 100% of the equity contributed by Argos to acquire the asset or property.  Thereafter, the net income from the asset or property will be allocated equally between Epic and Argos.  Tamer El-Rayess, a director for the Company as of March 2009, is a founder of UIV, LLC.  Mr. El-Rayess owns 100% of UIV, LLC.  UIV, LLC, as a member of Argos, has a 80% residual interest in Argos.  As of March 20, 2009, the joint venture was not considering any immediate acquisitions of working interests.

The Company has not implemented a formal written policy concerning the review of related party transactions, but compiles information about transactions between the Company and its directors and officers, their immediate family members, and their affiliated entities, including the nature of each transaction and the amount involved.  The Board of Directors annually reviews and evaluates this information, with respect to directors, as part of its assessment of each director’s independence.

Director Independence

Our common stock trades on the OTC Bulletin Board.  As such, we are not currently subject to corporate governance standards of listed companies, which require, among other things, that a majority of the board of directors be independent.  We have chosen to define an “independent” director in accordance with Section 121(A) of the listing standards of the American Stock Exchange.  Under this definition, we have determined that all of our directors, with the exception of Rex Doyle, currently qualify as an independent director.  We do not list the “independent” definition we use on our Internet website.

DESCRIPTION OF BUSINESS

Through its subsidiaries, the Carnrite Group, LLC (the “Carnrite Group”), Pearl Investment Company (“Pearl”) and Epic Integrated Solutions, LLC (“EIS”), Epic provides the following consulting services to the oil, gas and energy industry:

•	monitoring performance of wells and reservoirs,

•	techniques to improve well productivity and increase recoverable reserves,

•	drilling and completion of oil and gas wells,

•	reservoir and formation evaluation,

•	integration of data workflows and operational processes,

•	oilfield project management,

•	design of energy and petrochemical projects,

•	construction management,

•	commodity marketing and trading,

•	financial analysis,

•	organizational design,

•	specialized training,

•	operations documentation,

•	data management.

Unless otherwise indicated, all references to Epic include the operations of the Carnrite Group, Pearl and EIS, subsequent to the dates that Epic acquired these companies.

Epic also plans to evaluate undeveloped oil and gas prospects and participate in drilling activities on prospects which in the opinion of management are favorable for the production of oil or gas.  Epic may also acquire other producing oil and gas properties which have the potential to support additional oil and gas wells.  Although Epic previously has owned, drilled and produced oil and gas properties, as of March 20, 2009, it does not own any operating interests but Epic does retain certain royalty interests.

Engineering and Consulting Services

Through the late 1950’s, the early oil and gas companies such as Standard Oil, Texaco and Mobil were fully vertically integrated enterprises with business units that included oil and gas drilling, pipeline transportation, refining, gas stations and motor oils.  The consensus was that companies needed to own the entire chain to control the product and maximize profits.

In the late 1970’s a new model emerged with smaller companies being created that focused on only one aspect of the industry.  Independent production companies were created to find, drill and produce oil and gas.  Pipeline companies were formed to deliver product from producers to refineries and other end users.  Refining companies were organized to refine oil and gas into usable fuels and products.  And, finally retail oriented companies were created to developed innovative ways to market gasoline (the birth of the gasoline station as a convenience store!).

Epic sees the next natural progression to be the separation of oil and gas producers into two groups: those that want to explore and drill for oil and gas and those that want to focus on the efficient processing of oil and gas before it is transported.

Because of increasing demand and prices, major integrated oil companies and large independents are exploring for new fields in areas such as West Africa, Brazil, Venezuela, Trinidad, the Caspian, Western Russia and others.  The scale of these projects requires significant financial and human resources.  These projects usually require assembling a large international team consisting of staff from the oil company, a large engineering firm, a large fabrication and construction company to build and assemble the structure and processing equipment, and an operations and maintenance partner to staff the project and manage the start-up.  This rush to large, international, projects is consuming a substantial portion of the existing engineering and construction capability in the oil and gas industry.  Many of the majors and larger independent oil and gas companies are exiting the domestic market and turning their capital, manpower and technology to new, high investment areas around the world.  The service sector, especially the large engineering and construction companies, are following their main customers to these international projects leaving few companies to compete for domestic projects.  At the same time, record drilling activity in the US onshore market will require more production, process and transportation infrastructure.

Due to the high operating costs and low production rates of many older oil and gas fields, most producers have been limited in their ability to maintain the operating condition of pipelines, compressor stations, gathering systems, SCADA systems, secondary recovery injection plants, and similar equipment.

To fulfill its strategy relative to oil and gas consulting services, in August 2007 Epic acquired the Carnrite Group for 3,177,810 shares of common stock.  In connection with this acquisition, 1,673,034 additional shares of common stock were issued to key officers of the Carnrite Group as retention shares that vest during the period ending March 28, 2009.  All or part of these shares will be returned to Epic if one or more officers of the Carnrite Group voluntarily terminate their employment prior to March 28, 2009.  The Carnrite Group currently employs five professionals in its offices in Houston, Texas and is presently providing services to clients in the United States, Argentina, Kazakhstan, Nigeria and Russia.  In December 2007 Epic acquired Pearl for 1,786,240 shares of its common stock and cash of $19,928,000 .  3,313,760 shares of our common stock were issued to key employees and officers of Pearl subject to certain vesting requirements.  Epic currently employs approximately 189 full-time and three part-time employees.  Pearl currently employs approximately 165 full-time professionals and two part-time employees working from six offices and serves clients in the greater Rocky Mountain Region and the Middle East.  Carnrite employs seven full-time employees serving clients world-wide; and EIS employs three full-time employees serving clients in the United States and Asia.

The Carnrite Group and Pearl provide engineering, construction management, operations, maintenance, field, and project management services to the oil, gas and energy industry.

In February 2008, Epic acquired EIS, which was not affiliated with Epic prior to the transaction, for cash and shares of its restricted common stock.  At closing, Epic paid $867,000 and issued 1,000,000 shares of its common stock to the three former owners of EIS.  An additional $1,070,000 will be paid to the three former owners in periodic installments during 2010 and 2011.  The 1,000,000 shares were issued to EIS’s former owners, each of whom is also an officer of EIS.  The shares issued to each owner will vest over a three-year period.  All or a portion of the shares issued to each officer will be forfeited and returned to Epic if the officer voluntarily terminates his or her employment prior to February 20, 2011.  EIS provides the oil and gas industry with specialized training, operations documentation and data management services for the start-up and operation of complex energy production facilities.

Backlog represents the revenue Epic expects to realize in the future from performing consulting work under multi-period contracts.  Epic generally includes total expected revenue in the backlog when a contract is awarded and the scope of the services is determined.  Backlog is not defined by generally accepted accounting principles and Epic’s process for determining backlog may not be comparable to the methodology used by other companies in determining backlog.  Backlog may not be indicative of future operating results.  Not all of Epic’s consulting revenue is recorded in backlog for a variety of reasons, including the fact that some projects begin and end within a short-term period.  Many contracts do not provide for a fixed amount of work to be performed and are subject to modification or termination by the customer.  The termination or modification of any one or more sizeable contracts or the addition of other contracts may have a substantial immediate effect on backlog.

For long-term contracts, the amount included in backlog is limited to twelve months.  If the contract duration is indefinite, projects included in backlog are limited to the estimated revenue within the following twelve months.  Some contracts provide maximum dollar limits, with authorization to perform work under the contract being agreed upon on a periodic basis with the customer.  In these arrangements, only the amounts authorized are included in backlog.

As of February 24, 2009, Epic’s backlog for consulting services to be provided in the future was approximately $43.5 million.  This compares to a combined backlog of approximately $23.9 million as of February 20, 2008.

During the year ended December 31, 2008 six customers accounted for 82% of Pearl’s total revenues two customers accounted for 74% of Carnrite’s total revenues, and one customer accounted for 80% of EIS’s total revenues.  During the year ended December 31, 2007 two customers accounted for 82% of the total revenues of Pearl and three customers accounted for 79% of Carnrite’s total revenues.

As of December 31, 2008, Epic and its subsidiaries, the Carnrite Group, Pearl and EIS, had approximately 189 full-time employees and three part-time employees.

Oil and Gas Exploration and Development

General

In the future, Epic plans to evaluate undeveloped oil and gas prospects and participate in drilling activities on prospects which in the opinion of management are favorable for the production of oil or gas.  If, through its review, a geographical area indicates geological and economic potential, Epic will attempt to acquire leases or other interests in the area and assemble a prospect.  Epic may then attempt to sell a portion of its leasehold interests in a prospect to unrelated third parties, thus sharing the risks and rewards of the exploration and development of the prospect with the joint owners pursuant to an operating agreement.  One or more wells may be drilled on a prospect, and if the results indicate the presence of sufficient oil and gas reserves, additional wells may be drilled on the prospect.  Epic may also acquire producing oil and gas properties which have the potential to support additional oil and gas wells.

Although Epic previously has owned, drilled and produced oil and gas properties, as of March 20, 2009, it does not own any operating interests but Epic does retain certain royalty interests.  Epic has executed an agreement with its current partner in the field, in which the partner will assume all debt associated with the field along with operating expenses and any contingent liabilities in exchange for Epic’s interest in the field, subject to Epic’s retention of an overriding royalty interest covering the properties.  In addition, a third party has signed a farm out agreement in which Epic will receive a 3.75% net profits interest, up to a maximum of $500,000, in production from new wells drilled in the field.

Joint Venture

In July 2007, Epic formed a joint venture, Argos Asset Management, LLC (formerly known as Epic Exploration and Production LLC “Argos”), to acquire energy assets and oil and gas properties.  Epic will manage the operations of the joint venture.  Argos is responsible for providing capital required to acquire the assets on a project-by-project basis.  Epic will receive 20% of the net income from any asset or oil and gas property acquired by the joint venture until Argos receives 100% of the equity contributed by Argos to acquire the asset or property.  Thereafter, the net income from the asset or property will be allocated equally between Epic and Argos.  As of March 20, 2009, the joint venture was not considering any immediate acquisitions of working interests.

Epic did not participate in the drilling of any wells in 2008 or 2007.

Competition

Engineering and Consulting Services

The energy consulting industry is highly competitive.  Competitors include large, multinational corporations such as SAIC, Accenture, Jacobs Engineering, KBR and Baker Energy as well as many medium sized and small consulting firms.  Because the energy consulting industry is large and crosses numerous geographic lines, a meaningful estimate of the total number of Epic’s competitors is not possible.  Competitive factors include:

•	price;

•	service quality (including the ability to deliver services quickly); and

•	technical proficiency.

Oil and Gas

Epic will be faced with strong competition from many other companies and individuals engaged in the oil and gas business, many of which are very large, with substantial capabilities and well established.  Epic will compete with these individuals and companies, many of which have greater financial resources and larger technical staffs.  Although it is nearly impossible to estimate the number of competitors; it is known that there are a large number of companies and individuals in the oil and gas business.

Exploration for and production of oil and gas are affected by the availability of pipe, casing and other tubular goods and certain other oil field equipment including drilling rigs and tools.  Epic will depend upon independent drilling contractors to furnish rigs, equipment and tools to drill its wells.  Higher prices for oil and gas may result in competition among operators for drilling equipment, tubular goods and drilling crews which may affect Epic’s ability expeditiously to drill, complete, recomplete and work-over its wells.  However, Epic has not experienced and does not anticipate difficulty in obtaining supplies, materials, drilling rigs, equipment or tools.

The market for oil and gas is dependent upon a number of factors beyond Epic’s control, which at times cannot be accurately predicted.  These factors include the proximity of wells to, and the capacity of, natural gas pipelines, the extent of competitive domestic production and imports of oil and gas, the availability of other sources of energy, fluctuations in seasonal supply and demand, and governmental regulation.  In addition, there is always the possibility that new legislation may be enacted which would impose price controls or additional excise taxes upon crude oil or natural gas, or both.  Oversupplies of natural gas can be expected to recur from time to time and may result in the gas producing wells being shut-in.  Increased imports of natural gas, primarily from Canada, have occurred and are expected to continue.  Such imports may adversely affect the market for domestic natural gas.

Since the early 1970’s the market price for crude oil has been significantly affected by policies adopted by the member nations of Organization of Petroleum Exporting Countries (“OPEC”).  Members of OPEC establish prices and production quotas among themselves for petroleum products from time to time with the intent of controlling the current global supply and consequently price levels.  Epic is unable to predict the effect, if any, that OPEC or other countries will have on the amount of, or the prices received for, crude oil and natural gas produced and sold from Epic’s wells.

Gas prices, which were once effectively determined by government regulations, are now largely influenced by competition.  Competitors in this market include producers, gas pipelines and their affiliated marketing companies, independent marketers, and providers of alternate energy supplies, such as residual fuel oil.  Changes in government regulations relating to the production, transportation and marketing of natural gas have also resulted in significant changes in the historical marketing patterns of the industry.  Generally, these changes have resulted in the abandonment by many pipelines of long-term contracts for the purchase of natural gas, the development by gas producers of their own marketing programs to take advantage of new regulations requiring pipelines to transport gas for regulated fees, and an increasing tendency to rely on short-term contracts priced at spot market prices.

Government Regulation

Although Epic’s consulting business is not subject to any particular governmental regulations, Epic’s oil and gas operations are subject to numerous environmental laws and regulations.  These laws and regulations include:

•	the Comprehensive Environmental Response, Compensation and Liability Act;

•	the Resources Conservation and Recovery Act;

•	the Clean Air Act;

•	the Federal Water Pollution Control Act; and

•	the Toxic Substances Control Act.

In addition to the federal laws and regulations, states often have numerous environmental, legal, and regulatory requirements which Epic must comply with.

Epic does not expect that costs pertaining to environmental compliance will have a material adverse effect on its operations.

Various state and federal agencies regulate the production and sale of oil and natural gas.  All states in which Epic plans to operate impose restrictions on the drilling, production, transportation and sale of oil and natural gas.

The Federal Energy Regulatory Commission (the “FERC”) regulates the interstate transportation and the sale in interstate commerce for resale of natural gas.  The FERC’s jurisdiction over interstate natural gas sales has been substantially modified by the Natural Gas Policy Act under which the FERC continued to regulate the maximum selling prices of certain categories of gas sold in “first sales” in interstate and intrastate commerce.

Epic’s sales of any natural gas will be affected by intrastate and interstate gas transportation regulation.  Beginning in 1985, the FERC adopted regulatory changes that have significantly altered the transportation and marketing of natural gas.  These changes are intended by the FERC to foster competition by, among other things, transforming the role of interstate pipeline companies from wholesale marketers of natural gas to the primary role of gas transporters.  All natural gas marketing by the pipelines is required to divest to a marketing affiliate, which operates separately from the transporter and in direct competition with all other merchants.  As a result of the various omnibus rulemaking proceedings in the late 1980s and the individual pipeline restructuring proceedings of the early to mid-1990s, the interstate pipelines must provide open and nondiscriminatory transportation and transportation-related services to all producers, natural gas marketing companies, local distribution companies, industrial end users and other customers seeking service.  Through similar orders affecting intrastate pipelines that provide similar interstate services, the FERC expanded the impact of open access regulations to intrastate commerce.

Federal, state, and local agencies have promulgated extensive rules and regulations applicable to Epic’s oil and gas exploration, production and related operations.  Most states require permits for drilling operations, drilling bonds and the filing of reports concerning operations and impose other requirements relating to the exploration of oil and natural gas.  Many states also have statutes or regulations addressing conservation matters including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of spacing, plugging and abandonment of such wells.  The statutes and regulations of some states limit the rate at which oil and natural gas is produced from Epic’s properties.  The federal and state regulatory burden on the oil and natural gas industry increases Epic’s cost of doing business and affects its profitability.

Corporate Background

Epic was incorporated in Colorado on June 6, 1989 under the name San Juan Financial.  Following its formation Epic was relatively inactive until April 2006, when its management changed and it became involved in oil and gas exploration and development.

In March 2005, Epic effected a 1-for-20 forward split of Epic’s common stock.  Unless otherwise indicated, all per share data in this report has been revised to reflect this forward stock split.  In March 2006, Epic also approved amendments to its Articles of Incorporation which changed the corporate name to Epic Capital Group, Inc., and changed Epic’s authorized capitalization to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

On December 1, 2006 Epic changed its corporate name to “Epic Energy Resources, Inc.”

In December 2007 Epic sold to private investors (i) 5,429,335 shares of its common stock for gross proceeds of $8,144,003, or $1.50 per share, plus warrants which entitle the holders to purchase up to 5,429,335 shares of Epic’s common stock and (ii) 10% Secured Debentures (defined below) in the principal amount of $20,250,000 plus warrants which entitle the holders to purchase up to 15,954,545 shares of Epic’s common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The discussion in this section contains forward-looking statements.  These statements relate to future events or future financial performance.  Epic has attempted to identify forward-looking statements by terminology such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “would” or “will” or the negative of these terms or other comparable terminology, but the absence of these terms in a particular location does not mean that a statement is not forward-looking.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which could cause actual results to differ from those projected in any forward-looking statements.  This discussion should be read with the financial statements and related notes included elsewhere in this report.

Overview

Epic began operating in the oil and gas industry in April 2006.  In August 2007, Epic acquired the Carnrite Group, LLC for 3,177,810 shares of its common stock.

In December 2007 Epic acquired Pearl for 1,786,240 shares of its common stock and $19,928,000 in cash.

On February 20, 2008, Epic acquired EIS, which was not affiliated with Epic prior to the transaction, for cash and 1,000,000 shares of its restricted common stock.  At closing, Epic paid $867,000 and issued 1,000,000 shares of its common stock to the three owners of EIS.  An additional $1,070,000 is to be paid to the three owners in periodic installments during 2008 and 2009.  In February 2009, the periodic installment schedule changed.  The payments originally scheduled to be paid during 2008 and 2009 will now be paid in 2010 and 2011.

The Carnrite Group, Pearl and EIS provide consulting services to the oil, gas and energy industry in the areas of engineering, construction management, operations, maintenance, oil field project management, training, operations documentation and data management.  In 2007, the pro forma annual revenue for these three entities was approximately $62,000,000.

Epic plans to continue its growth in the Rocky Mountains, Texas, Oklahoma and Kansas, where its engineering expertise is its strength, and to expand into other areas of the United States and into one or more foreign countries.

As of February 24, 2009, Epic’s backlog for future consulting services was approximately $43.5 million.  This compares to a combined backlog of approximately $23.9 million as of February 28, 2008.  Epic believes demand for its services remains strong and will continue to increase as it expands its service regions during 2009.

As of December 31, 2008, Epic has a 100% working interest in 58 shut in gas wells and a 50% working interest in seven shut-in gas wells.  Epic plans to continue its search for underperforming oil and gas properties where it believes its engineering expertise can improve production.  Oil prices have recently fallen to as low as $34 a barrel.  As a result, enhanced recovery projects have become less economically feasible.

Results of Operations

Analysis of the Year Ended December 31, 2008 versus December 31, 2007.

Revenues from continuing operations were $72,200,000 for the year ended December 31, 2008 as compared to $8,461,000 for the year ended December 31, 2007, an increase of $63,759,000.  This increase was due to the acquisitions of Carnrite in August 2007 and Pearl in December 2007.

Operating Expenses from continuing operations were $87,522,000 for the year ended December 31, 2008 as compared to $9,678,000 for the year ended December 31, 2007, an increase of $77,844,000.  This increase was due to the acquisitions of Carnrite in August 2007 and Pearl in December 2007.

Loss from Operations was $15,322,000 for the year ended December 31, 2008 as compared to $1,217,000 for the year ended December 31, 2007, an increase of $14,105,000.  Because significant operations were acquired in 2007 with the acquisitions of Carnrite and Pearl, no comparison can be made between the periods.

Other Income (Expenses) were $(6,516,000) for the year ended December 31, 2008 as compared to $(335,000) for the year ended December 31, 2007.  The increase in Other Expenses was due to interest expense and debt discount amortization on the $20,250,000 debentures that were sold on December 5, 2007.

Loss from discontinued operations relating to the oil and gas segment totaled $(4,724,000) for the year ended December 31, 2008 compared to $(2,811,000) for the year ended December 31, 2007 which is an increase of $(1,913,000).  The increase in the loss from discontinued operations is primarily the result of impairment loss of $3,961,000 recorded during 2008 versus an impairment loss of $2,167,000 during 2007.

Net Loss was $(26,572,000) or $(0.62) per share for the year ended December 31, 2008 as compared to $(4,383,000) or $(0.11)) for the year ended December 31, 2007, an increase of $22,189,000.  Because significant operations were acquired in 2007 with the acquisitions of Carnrite and Pearl, no comparison can be made between the periods.

Analysis of the Year Ended December 31, 2007 versus December 31, 2006

Revenues from continuing operations were $8,461,000 for the year ended December 31, 2007 as compared to $106,000 for the year ended December 31, 2006, an increase of $8,355,000.  This increase was due to the acquisitions of Carnrite in August 2007 and Pearl in December 2007.

Operating Expenses were $9,678,000 for the year ended December 31, 2007 as compared to $4,079,000 for the year ended December 31, 2006, an increase of $5,599,000.  This increase was due to the acquisitions of Carnrite in August 2007 and Pearl in December 2007.

Loss from Operations was $1,217,000 for the year ended December 31, 2007 as compared to $3,973,000 for the year ended December 31, 2006, a decrease of $(2,756,000).  Because significant operations commenced in 2007 with the acquisitions of Carnrite and Pearl, no comparison can be made between the periods.

Other Income (Expenses) were $(335,000) for the year ended December 31, 2007 as compared to $3,000 for the year ended December 31, 2006.  The increase in Other Expenses was due to interest expense and debt discount amortization on the $20,250,000 debentures that were sold on December 5, 2007.

Liquidity and Capital Resources

Between October 2006 and April 2007 Epic raised $1,414,700, net of commissions, from the sale of 1,455,100 shares of its common stock, plus 491,500 Series A warrants and 963,600 Series B warrants, to private investors.  The Series A warrants expired on December 31, 2007.  Each Series B Warrant entitles the holder to purchase one share of Epic’s common stock at a price of $2.50 per share at any time prior to September 30, 2009.

In December 2007, Epic sold 5,429,335 shares of its common stock to a group of private investors for gross proceeds of $8,144,003, or $1.50 per share.  The investors also received warrants which entitle the holders to purchase up to 5,429,335 shares of the Company’s common stock.  The warrants are exercisable at a price of $1.50 per share and expire on December 5, 2012.

On December 5, 2007 Epic entered into a Purchase Agreement (the “Purchase Agreement”) for the sale of its 2007 10% Secured Debentures (the “Debentures”) in the principal amount of $20,250,000 to private investors who are different from those that purchase the common stock in December 2007.  The Debentures were sold at their face value without discount.  The Debentures bear interest annually at 10% per year.  The Debentures are due and payable on December 5, 2012 and are secured by liens on all of Epic’s assets.  The purchasers of the Debentures also received warrants which entitle the holders to purchase up to 15,954,545 shares of Epic’s common stock.  The warrants are exercisable at a price of $1.65 per share and expire on December 5, 2012.

Interest on the Debentures is payable quarterly with the first interest payment due on January 1, 2008.  Beginning December 1, 2008 Epic is required to make quarterly payments of $1,265,625 toward the principal amount of the Debentures.

On December 1, 2008, which was the due date of the first quarterly principal redemption payment on the Debentures, the Company did not pay amounts due to the Debenture holders in an aggregate principal amount of $1,265,000.  The terms of the Debentures provide that, until the delinquent payments are paid in full, interest will accrue at the lesser of 18% per annum or the maximum rate permitted under applicable law until this amount is paid in full.

This failure to pay also represents an “Event of Default” under the Debentures.  Upon an Event of Default, at the Debenture holder’s election, the outstanding principal amount of the Debenture, plus accrued but unpaid interest, liquidated damages and other amounts owing, shall become immediately due and payable in cash at the “Mandatory Default Amount.” The “Mandatory Default Amount” is defined in the Debenture as the sum of:

“(i) the greater of (A) 130% of the outstanding principal amount of the Debenture, plus 100% of accrued and unpaid interest, or (B) the outstanding principal amount of this Debenture, plus all accrued and unpaid interest hereon, divided by the ‘Quarterly Conversion Price’ defined as the price calculated during the 10 trading day period immediately prior to the quarterly redemption payment on the date the Mandatory Default Amount is either (a) demanded (if demand or notice is required to create an Event of Default) or otherwise due or (b) paid in full, whichever has a lower Quarterly Conversion Price, multiplied by the VWAP on the date the Mandatory Default Amount is either (x) demanded or otherwise due or (y) paid in full, whichever has a higher VWAP, and

(ii) all other amounts, costs, expenses and liquidated damages due in respect of the Debenture.”

By way of example only, “amounts, costs, expenses” consist of late fees, penalties for failure to timely deliver share certificates and transfer taxes.

Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of the Debenture, the interest rate shall accrue at a rate equal to the lesser of 18% per annum of the maximum rate permitted under applicable law.

In addition, the Company was delinquent in satisfying the requirement of the Debentures that a registration statement covering the shares into which the Debentures and Warrants are convertible be declared effective with the SEC by June 2, 2008.  This constituted an “Event of Default” under the Debentures as described above.  The Debenture provisions concerning an Event of Default are described above.  Subsequent to June 2, 2008, the registration statement was declared effective.

Pursuant to the Purchase Agreement, the Agent, Whitebox Convertible Arbitrage Partners, LP, shall also have the right to take possession of the certain collateral, on behalf of the secured parties, in the case of an event of an “Event of Default.”

On February 26, 2009, Epic entered into an Amendment Agreement (the “Amendment”) with all holders of its Debentures (the “Holders”), except for one holder of a $250,000 Debenture, to amend the Purchase Agreement and the Debentures.  As part of the Amendment, Rex P. Doyle, former Chief Executive Officer and a director of the Company, and John S. Ippolito, interim Chief Executive Officer and President of the Company, each agreed to transfer to each Holder, that Holder’s proportionate share of 3,209,877 shares, for an aggregate total of 6,419,754 shares (the “Shares”), of the Company’s common stock.  Messrs. Doyle and Ippolito also were parties to the Amendment, but only with respect to these transfers of the Shares and not with respect to any other provisions.  A legend restricting the transfer of the Shares pursuant to the Securities Act of 1933, as amended (the “1933 Act”), has been or will be placed on any certificate(s) or other documents evidencing the Shares transferred to each Holder.

Pursuant to the terms of the Amendment, the Holders agreed to waive any Events of Default (as defined in the Debenture and other documents executed in connection with the purchase of the Debentures) of which they had knowledge.  Also, to the extent that a Holder had requested acceleration of payment of its Debenture, the Holder rescinded such request and any resulting acceleration of its Debenture.

The Amendment amends the Purchase Agreement by adding three additional sections to Article IV of the Purchase Agreement.  The first new section, Section 4.19, provides that the Company shall achieve, on a consolidated basis, EBITDA (as defined in the Amendment) of at least the required amount set forth below for the applicable period indicated:

Period	Cumulative EBITDA
For the three months ending March 31, 2009	$100,000
For the six months ending June 30, 2009	$1,500,000
For the nine months ending September 30, 2009	$3,400,000
For the twelve months ending December 31, 2009	$4,400,000

In addition, Section 4.19 provides that for each three-month period commencing on January 1, 2010 and ending on each March 31, June 30, September 30 and December 31 thereafter, the Company shall achieve, on a consolidated basis, EBITDA of at least $1,000,000.  The Company will also provide certain monthly and quarterly reports to Whitebox Convertible Arbitrage Partners, LP (“Whitebox”).  Failure of the Company to satisfy the EBITDA covenant in Section 4.19 or to provide the monthly and quarterly reports in a timely manner will constitute an “Event of Default” under the Debentures.

The Amendment also adds a second new section to the Purchase Agreement, Section 4.20.  Section 4.20 provides that until June 30, 2010, the Company is only permitted to issue up to a maximum aggregate of 10,000,000 shares of common stock (with options and warrants counted as Shares) (subject to adjustment) to employees, consultants, officers, directors and advisors.  The Company also will not issue any shares of common stock or options or warrants to employees, consultants, officers, directors or advisors with a strike price, conversion price, exercise price, or at an effective purchase price per share, less than $0.50 (subject to adjustment) until the earlier of (i) such time that the Purchasers no longer hold any Securities or (ii) one year prior to the expiration date of the Warrants (regardless of whether any or all Warrants have been exercised).

The third new section added to the Purchase Agreement, Section 4.21, places limitations on increases to executive compensation beyond the 2008 levels for calendar years 2009 and 2010.  The limitations shall last until the end of calendar year 2010, or until such time that the Company’s annual EBITDA (as derived from audited financial statements) exceeds $7,000,000, or the holders of at least 67% in principal amount of the then outstanding Debentures shall have otherwise given their prior written consent to terminate the limitations.

The Amendment also provides that a new Section 6(d) will be added to the Debenture.  Following any and all payments received by the Company or any subsidiary of the Company in connection with the amounts owed to the Company by Storm Cat Energy Corporation (“Storm Cat”) that were due and payable as of November 10, 2008, the Company will redeem some or all of the then-outstanding principal of the Debenture, in an amount equal to the Holders’ pro-rata portion of 50% of such payment by Storm Cat.  An additional “Event of Default” also was added to the Debenture.  It will be an Event of Default if, upon opening or otherwise maintaining any deposit account or bank account, the Company does not enter into an account control agreement for the benefit of the Holders with respect to the subject deposit account or bank account.

Pursuant to the Amendment, the Company paid the Quarterly Redemption Amount(s) (as defined in the Debentures) under the Holder’s Debenture scheduled to have been paid on December 1, 2008.

Subsequent to the Amendment Agreement, Epic executed a Debenture Repurchase Agreement dated March 13, 2009 with Cranshire Capital, L.P. (“Cranshire”)(the only Debenture holder that did not execute the Amendment Agreement) to repurchase Cranshire’s outstanding Debenture having an original principal amount of $250,000.  Epic has paid the repurchase price and Cranshire’s Debenture has been cancelled.

The amounts raised in the December 2007 financing were used as follows:

Amount received from sale of common stock, notes and warrants	$28,394,003
Less:
Acquisition of Pearl Investment Company	(19,020,000)
Reserve for income taxes of Pearl Investment Company for year ended December 31, 2007	(2,400,000)
Payment of Pearl Investment Company bank loans	(1,504,884)
Placement agent fees	(1,785,000)
Legal, accounting and other professional fees	(125,000)
Remainder to be used as working capital	$3,559,119

Epic’s sources and (uses) of cash during the years ended December 31, 2008 and 2007 were:

	2008	2007
Cash provided by (used by) operations	$4,483,000	$(2,672,000)
Net (purchases) sales of property and equipment	(731,000)	(302,000)
Cash resulting from acquisition of Carnrite	-	49,000
Acquisition of Pearl Investment Company, net of cash received	-	(20,372,000)
Acquisition of EIS	(232,000)	-
Borrowings (repayments), net of issuance costs	(1,268,000)	17,504,000
Sale of common stock	-	8,667,000
Increase in restricted cash	2,492,000	(3,400,000)
Bank overdrafts	(3,442,000)	3,442,000
Other	-	(23,000)

Other than the operating leases, as of December 31, 2008 and March 31, 2009 Epic did not have any off-balance sheet arrangements.

Epic’s loan from the private lender had a principal balance of $3,710,441 as of December 31, 2008 and is secured by Epic’s gas wells in Rush County, Kansas.  The loan bears interest at 10% per year and is payable in equal monthly installments of $72,000.  The loan agreement provides that if the monthly net income from the wells is less than $72,000, the deficit will be added to the principal amount of the note.  If the monthly net income from the wells is greater than $72,000, the net income is applied to the note principal.  Since the Kansas wells are shut-in, it is anticipated that $72,000 will be added to the note principal each month until the wells return to production.  Effective March 5, 2009, Epic executed an agreement whereby its current partner will assume all debt associated with the field along with operating expenses and any contingent liabilities in exchange for Epic’s interest in the field, subject to Epic’s retention overriding royalty interest covering the properties.  In addition, a third party has signed a farmout agreement in which Epic will receive A 3.75% net profits interest, up to a maximum of $500,000 in production from new wells drilled in the field.

As a result of the acquisition of The Carnrite Group, the Pearl Investment Company and EIS, Epic believes that cash provided by its operations will satisfy its future capital requirements, including principal and interest payments required by the terms of the note secured by Epic’s Kansas gas wells and the Debentures sold in December 2007.

The demand for Epic’s services depends on trends in oil and natural gas prices and is particularly sensitive to the level of exploration, development, and production by oil and natural gas companies.  Historically, the prices for oil and gas have been volatile and are likely to continue to be volatile.  Spending on exploration and production activities will have a significant impact on the activity level of Epic’s consulting businesses.

Other than the matters discussed above, Epic does not know of any future trends or events which would materially affect its operating results or financial condition.

Fluctuations in crude oil and natural gas prices will significantly affect Epic’s oil and gas operations.  Cash flow from oil and gas production depends upon the quantity of production and the price obtained for such production.  An increase in prices will permit Epic to finance its operations to a greater extent with internally generated funds, may allow Epic to obtain equity financing more easily or on better terms, and lessens the difficulty of attracting financing from industry partners and non-industry investors.  However, price increases heighten the competition for leases, increase the costs of exploration and development activities, and, because of potential price declines, increase the risks associated with the purchase of producing properties during times that prices are a higher levels.

A decline in oil and gas prices (i) will reduce the cash flow internally generated by Epic which in turn will reduce the funds available for servicing debt and exploring for and replacing oil and gas reserves, (ii) will increase the difficulty of obtaining equity and debt financing and worsens the terms on which such financing may be obtained, (iii) will reduce the number of leases which have reasonable economic terms, (iv) may cause Epic to allow leases to expire based upon the value of potential oil and gas reserves in relation to the costs of exploration, (v) will result in marginally productive oil and gas wells being abandoned as non-commercial, and (vi) will increase the difficulty of attracting financing from industry partners and non-industry investors.

Critical Accounting Policies

The preparation of Epic’s financial statements requires it to make estimates and judgments that affect the reported amounts of its assets, liabilities and expenses and related disclosure of contingent assets and liabilities.  Epic bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities.  Although Epic reviews its estimates on an ongoing basis, actual results may differ from its estimates under different assumptions or conditions.  Epic believes the following accounting policies are critical to the judgments and estimates used in the preparation of its financial statements:

Revenue Recognition.  Revenues from oil and gas production sales are recognized as revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition,” when persuasive evidence of an arrangement exists, fees are fixed or determinable, title has passed (generally upon transmission of oil and gas production), and collection is reasonably assured.

Revenue from consulting services is recognized from consulting engagements when hours are worked, either on a time-and-materials basis or on a fixed-fee basis, depending on the terms and conditions defined at the inception of an engagement with a client.  The terms of the contracts with clients are fixed and determinable and may change based upon agreement by both parties.  Individual consultants’ billing rates are principally based on a multiple of salary and compensation costs.  Revenue recognized in excess of billings is recorded as unbilled accounts receivable.  Cash collections and invoices generated in excess of revenue recognized are recorded as deferred revenue until the revenue recognition criteria are met.  Client reimbursable expenses, including those relating to travel, other out-of-pocket expenses and any third-party costs, are included in revenue, and an equivalent amount of reimbursable expenses are included in professional and subcontracted services as a cost of revenue.

Service revenue is received from certain contractual relationships under time and materials type contracts, for which revenue is recognized monthly in the period in which the related time is incurred and as expenses are recognized.  Revenues from lump-sum turn-key contracts are recognized upon achievement of contract milestones, based on contracts.  Interest income is generated from certain customer prepayments for materials to be procured, received, and paid for on behalf of the customer and is recognized monthly.

Accounts Receivable.  Accounts receivable represent amounts due from customers for services performed.  Epic extends various terms to its customers, with payment terms generally 30 days, depending on the customer and country, and Epic does not typically require collateral.  Epic periodically assesses the collectability of its receivables, as necessary, based on various considerations including customer credit history, payment patterns, and aging of accounts.  Once management determines an account receivable is not collectible, the account is written off.  A customer of Pearl, which owed Pearl approximately $5.1 million, recently filed for Chapter 11 bankruptcy.  As a result of this filing, Epic, on its December 31, 2008 balance sheet, recorded an allowance for doubtful accounts of $6.57 million.

Full Cost Method of Accounting for Crude Oil and Natural Gas Activities.  SEC Regulation S-X defines the financial accounting and reporting standards for companies engaged in crude oil and natural gas activities.  Two methods are prescribed: the successful efforts method and the full cost method.  Epic has chosen to follow the full cost method under which all costs associated with property acquisition, exploration and development are capitalized.  Epic also capitalizes internal costs that can be directly identified with acquisition, exploration and development activities and do not include any costs related to production, general corporate overhead or similar activities.  Effective with the adoption of SFAS No. 143 in 2003, the carrying amount of oil and gas properties also includes estimated asset retirement costs recorded based on the fair value of the asset retirement obligation when incurred.  Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas attributable to a country.  Under the successful efforts method, geological and geophysical costs and costs of carrying and retaining undeveloped properties are charged to expense as incurred.  Costs of drilling exploratory wells that do not result in proved reserves are charged to expense.  Depreciation, depletion, amortization and impairment of crude oil and natural gas properties are generally calculated on a well by well or lease or field basis versus the “full cost” pool basis.  Additionally, gain or loss is generally recognized on all sales of crude oil and natural gas properties under the successful efforts method.  As a result, Epic’s financial statements will differ from companies that apply the successful efforts method since Epic will generally reflect a higher level of capitalized costs as well as a higher depreciation, depletion and amortization rate on our crude oil and natural gas properties.

At the time it was adopted, management believed that the full cost method would be preferable, as earnings tend to be less volatile than under the successful efforts method.  However, the full cost method makes Epic more susceptible to significant non-cash charges during times of volatile commodity prices because the full cost pool may be impaired when prices are low.  These charges are not recoverable when prices return to higher levels.  Epic’s crude oil and natural gas reserves have a relatively long life.  However, temporary drops in commodity prices can have a material impact on Epic’s business, including impact from the full cost method of accounting.

Ceiling Test.  Companies that use the full cost method of accounting for oil and gas exploration and development activities are required to perform a ceiling test each quarter.  The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10.  The test determines a limit, or ceiling, on the book value of oil and gas properties.  That limit is basically the after tax present value of the future net cash flows from proved crude oil and natural gas reserves, excluding future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet, plus the lower of cost or fair market value of unproved properties.  If net capitalized costs of crude oil and natural gas properties exceed the ceiling limit, Epic must charge the amount of the excess to earnings.  This is called a “ceiling limitation write-down.” This charge does not impact cash flow from operating activities, but does reduce Epic’s stockholders’ equity and reported earnings.  The risk that Epic will be required to write-down the carrying value of crude oil and natural gas properties increases when crude oil and natural gas prices are depressed or volatile.  In addition, write-downs may occur if Epic experiences substantial downward adjustments to its estimated proved reserves or if purchasers cancel long-term contracts for natural gas production.  An expense recorded in one period may not be reversed in a subsequent period even though higher crude oil and natural gas prices may have increased the ceiling applicable to the subsequent period.

Estimates of Epic’s proved reserves included in this prospectus are prepared in accordance with GAAP and SEC guidelines.  The accuracy of a reserve estimate is a function of:

•	the quality and quantity of available data;

•	the interpretation of that data;

•	the accuracy of various mandated economic assumptions; and

•	the judgment of the persons preparing the estimate.

Epic’s proved reserves and the present value of estimated future net revenues from its reserves are based upon estimates which Epic believes are reasonable.  Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, reserve estimates will be different from the quantities of oil and gas that are ultimately recovered.  In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimate.  It should not be assumed that the present value of future net cash flows is the current market value of Epic’s estimated proved reserves.  In accordance with SEC requirements, Epic bases the estimated discounted future net cash flows from proved reserves on prices and costs on the date of the estimate.  Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate.

The estimates of proved reserves materially impact DD&A expense.  If the estimates of proved reserves decline, the rate at which we record DD&A expense will increase, reducing future net income.  Such a decline may result from lower market prices, which may make it uneconomic to drill for and produce higher cost fields.

Excluded Costs.  Oil and gas properties include costs that are excluded from capitalized costs being amortized.  These amounts represent investments in unproved properties and major development projects.  These costs are excluded until proved reserves are found or until it is determined that the costs are impaired.  All costs excluded are reviewed at least quarterly to determine if impairment has occurred.  The amount of any impairment is transferred to the capitalized costs being amortized (the DD&A pool) or a charge is made against earnings for those international operations where a reserve base has not yet been established.  Impairments transferred to the DD&A pool increase the DD&A rate.  Costs excluded for oil and gas properties are generally classified and evaluated as significant or individually insignificant properties.

Property and Equipment.  Property and equipment is stated at cost.  Equipment under capital leases is valued at the lower of fair market value or net present value of the minimum lease payments at inception of the lease.  Depreciation and amortization is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from 3 to 10 years, and the related lease terms for leasehold improvements and equipment under capital leases.

Valuation of Intangibles and Long-Lived Assets.  SFAS No. 142 provides that goodwill and other intangible assets that have indefinite useful lives not be amortized but, instead, must be tested at least annually for impairment, and intangible assets that have finite useful lives should continue to be amortized over their useful lives.  SFAS No. 142 also provides specific guidance for testing goodwill and other non-amortized intangible assets for impairment.  SFAS No. 142 does not allow increases in the carrying value of reporting units that may result from Epic’s impairment test; therefore, Epic may record goodwill impairments in the future, even when the aggregate fair value of its reporting units and the company as a whole may increase.  Goodwill of a reporting unit will be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.  Examples of such events or circumstances may include a significant change in business climate or a loss of key personnel, among others.  SFAS No. 142 requires that management make certain estimates and assumptions in order to allocate goodwill to reporting units and to determine the fair value of reporting unit net assets and liabilities, including, among other things, an assessment of market conditions, projected cash flows, cost of capital and growth rates, which could significantly impact the reported value of goodwill and other intangible assets.  Estimating future cash flows requires significant judgment, and Epic’s projections may vary from cash flows eventually realized.

Epic reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be realizable.  If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset’s carrying amount to determine if an impairment of such asset is necessary.  Estimating future cash flows requires significant judgment, and Epic’s projections may vary from cash flows eventually realized.  The effect of any impairment would be to expense the difference between the fair value of such asset and its carrying value.  In addition, Epic estimates the useful lives of its long-lived assets and other intangibles.  Epic periodically reviews factors to determine whether these lives are appropriate.

Asset Retirement Obligations (“ARO”).  The estimated costs of restoration and removal of facilities are accrued.  The fair value of a liability for an asset’s retirement obligation is recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset.  The liability is accreted to its then present value each period, and the capitalized cost is depreciated by the units of production method.  If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized.  For all periods presented, we have included estimated future costs of abandonment and dismantlement in the full cost amortization base and amortize these costs as a component of our depletion expense.

Stock-Based Compensation.  Epic adopted FAS 123R on January 1, 2006 which requires the measurement and recognition of compensation expense for all share-based awards made to employees and directors, including stock options, restricted stock and employee stock purchases related to employee stock purchase plans, based on estimated fair values.  SFAS No. 123(R) requires companies to estimate the fair value of share-based awards on the grant date using an option pricing model.  Epic values share-based awards using the Black-Scholes option pricing model.  The Black-Scholes model is highly complex and dependent on key estimates by management.  The estimates with the greatest degree of subjective judgment are the estimated lives of the stock-based awards and the estimated volatility of Epic’s stock price.

Income Taxes.  Epic uses the asset and liability method of accounting for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities.  If appropriate, deferred tax assets are reduced by a valuation allowance which reflects expectations of the extent to which such assets will be realized.  As of December 31, 2008 and 2007, Epic had recorded a full valuation allowance for its net deferred tax asset.

On January 1, 2007, Epic adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 requires that Epic recognize in its consolidated financial statements only those tax positions that are “more-likely-than-not” of being sustained as of the adoption date, based on the technical merits of the position.

Per Share Information.  Basic earnings (losses) per share is computed by dividing net income (losses) from continuing operations attributable to common stock by the weighted average number of common shares outstanding during each period.  Diluted earnings per share is computed by adjusting the average number of common shares outstanding for the dilutive effect, if any, of common stock equivalents such as stock options and warrants.  Diluted net loss per share is the same as basic net loss per share for all periods presented because potential common stock equivalents were anti-dilutive.  For all periods in which there was a net loss attributable to common stockholders, all of Epic’s stock options and warrants were anti-dilutive.  Common stock equivalents of 31,154,851 and $23,828,961 at December 31, 2008 and 2007, respectively, were excluded because they were anti-dilutive due to the net loss attributable to common stockholders incurred in such periods.

Financial Instruments and Concentrations of Credit Risk.  Epic’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, derivative financial instruments, and debt.  Epic believes the carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values due to their short-term nature.  The fair value of debt is estimated based on the effective interest rate method.

Epic generally does not use derivative financial instruments to hedge exposures to cash-flow risks or market-risks that may affect the fair values of its financial instruments.  However, certain other financial instruments, such as warrants and embedded conversion features in Epic’s debt that are indexed to its common stock, are classified as equity with the offset treated as a discount on the notes.  Such financial instruments are initially recorded at fair value and amortized to interest expense during the life of the debt.

Epic utilizes various types of financing to fund its business needs, including debt with warrants attached and other instruments indexed to its stock.  The embedded conversion features utilized in these instruments require an initial measurement of the fair value of the derivative components.  Pursuant to FAS 133 and EITF 00-19 Epic amortizes the discount associated with these derivative components to interest expense at each reporting period.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (the “FASB”) issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities -- Including an Amendment of FASB Statement No. 115 (“SFAS 159”).  This standard permits an entity to choose to measure many financial instruments and certain other items at fair value.  Most of the provisions in SFAS 159 are elective; however, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities.  The FASB’s stated objective in issuing this standard is as follows: “to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.”

The fair value option established by SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates.  A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date.  The fair value option: (i) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (ii) is irrevocable (unless a new election date occurs); and (iii) is applied only to instruments and not to portions of instruments.

SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements (“SFAS 157”).  Epic did not elect to adopt SFAS 159 for any instruments.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” which requires the acquiring entity in a business combination to recognize and measure all assets and liabilities assumed in the transaction and any non-controlling interest in the acquiree at fair value as of the acquisition date.  SFAS No. 141 (R) also establishes guidance for the measurement of the acquirer shares issued in consideration for a business combination, the recognition of contingent consideration, the accounting treatment pre-acquisition gain and loss contingencies, the treatment of acquisition related transaction costs, and the recognition of changes in the acquirer’s income tax valuation allowance and deferred taxes.  SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008 and is to be applied prospectively as of the beginning of the fiscal year in which the statement is applied.  Early adoption is not permitted.  SFAS No. 141(R) will be effective for Epic beginning with the 2009 fiscal year.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements -- an amendment of ARB 51,” which establishes accounting and reporting standards that require noncontrolling interests to be reported as a component of equity.  SFAS No. 160 also requires that changes in a parent’s ownership interest while the parent retains its controlling interest be accounted for as equity transactions and that any retained noncontrolling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value.  SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and is to be applied prospectively as of the beginning of the fiscal year in which the statement is applied.  SFAS No. 160 will be effective for Epic beginning with the 2009 fiscal year.  Epic is evaluating the potential impact of SFAS No. 160, if any, on its financial statements.

DESCRIPTION OF PROPERTY

Office Leases

Epic’s offices are located at 1450 Lake Robbins, Suite 160, The Woodlands, Texas 77380.  Approximately 4,147 square feet of space is occupied under the lease requiring rental payments of approximately $12,500 per month.  The lease on this space expires in July 2015.

The offices of the Carnrite Group are located at 219 W. 11th Street, Houston, Texas.  The 1,480 square feet of office space is occupied under the lease requiring rental payments of $2,500 per month through April 2008, $2,750 per month through April 2010.  The lease on this space expires in April 2010.

The primary offices of Pearl are located at 7110 Jefferson Avenue, Lakewood, Colorado.  The 30,552 square feet of office space is occupied under the lease requiring rental payments of $42,168 per month.  The third floor lease on this space expires in July 2011 and the second floor lease on this space expires in March 2012.  Pearl has eight branch offices and facilities in Colorado, Wyoming, Montana and Utah.  The aggregate combined rental cost for all of the branch offices is approximately $18,900 per month.

Oil and Gas Properties

In February 2009, Epic sold its working interest in the Rush County, Kansas property and cancelled its agreement related to the Oklahoma properties.  As of March 20, 2009, Epic did not own any operating interest in oil and gas properties.  However, during its fiscal year 2008, Epic owned the following oil and gas properties set forth in this Item 2.

At December 31, 2008, Epic had a 100% working interest (approximately 82% net revenue interest) in 58 gas wells located on 28,600 acres in Rush County, Kansas.  In January 2007 the gas wells were shut-in due to the closure of the plant which was purchasing the gas produced from Epic’s wells.  These wells went back into production in September 2008.

Also at December 31, 2008, Epic had a 50% working interest (approximate 40% net revenue interest) in seven shut-in gas wells located on 6,000 acres in Kay County, Oklahoma.  Epic estimated that it would have cost approximately $7,000 (with Epic being responsible for its 50% share) to rework each shut-in well and place the well back on production.  Two wells were successfully tested for commercial production following workovers in 2007.

The following table shows, as of December 31, 2008, Epic’s producing wells, Developed Acreage, and Undeveloped Acreage, excluding service (injection and disposal) wells:

	Productive Wells (1)		Developed Acreage		Undeveloped Acreage
	Gross:	Net:	Gross:	Net:	Gross:	Net:
Oklahoma	2	1	80	40	5,920	2,960
Kansas	58	58	2,400	2,400	26,200	26,200
Totals	60	59	2480	2440	32120	29160

(1)           All wells are gas wells.

Developed acreage represents the number of acres which are allocated or assignable to producing wells or wells capable of production.

Undeveloped acreage represents leasehold interests on which wells have not been drilled or completed to the point that would permit the production of commercial quantities of natural gas and oil regardless of whether the leasehold interest is classified as containing proved undeveloped reserves.

The following table shows, as of December 31, 2008 the status of Epic’s gross developed and undeveloped acreage.

State	Gross Acreage	Held by Production	Not Held by Production
Oklahoma	6,000	--	6,000
Kansas	28,600	28,600	--

Acres held by production remain in force so long as oil or gas is produced from the well on the particular lease.  Leased acres which are not held by production require annual rental payments to maintain the lease until the first to occur of the following: the expiration of the lease or the time oil or gas is produced from one or more wells drilled on the lease acreage.  At the time oil or gas is produced from wells drilled on the leased acreage the lease is considered to be held by production.

Epic does not own any overriding Royalty Interests.

Title to properties is subject to royalty, overriding royalty, carried, net profits, working and other similar interests and contractual arrangements customary in the oil and gas industry, to liens for current taxes not yet due and to other encumbrances.  As is customary in the industry in the case of undeveloped properties, little investigation of record title is made at the time of acquisition (other than a preliminary review of local records).  However, drilling title opinions are always prepared before commencement of drilling operations.

The following table shows Epic’s net production of oil and gas, average sales prices and average production costs during the year ended December 31, 2008.

Production Data:

Production:
Oil (Bbls)	127
Gas (Mcf)	31,847
Average sales price:
Oil (Bbls)	69.39
Gas (Mcf)	2.50
Average production costs per MCF:	3.85

Production costs may vary substantially among wells depending on the methods of recovery employed and other factors, but generally include severance taxes, administrative overhead, maintenance and repair, labor and utilities.

Epic is not obligated to provide a fixed and determined quantity of oil or gas in the future.  During the last fiscal year, Epic did not have, nor does it now have, any long-term supply or similar agreement with any government or governmental authority.

Below are estimates of Epic’s net proved reserves and the present value of estimated future net revenues from its reserves based upon the standardized measure of discounted future net cash flows relating to proved oil and gas reserves in accordance with the provisions of Statement of Financial Accounting Standards No. 69, “Disclosures about Oil and Gas Producing Activities” (SFAS No. 69).  The standardized measure of discounted future net cash flows is determined by using estimated quantities of proved reserves and the periods in which they are expected to be developed and produced based on period-end economic conditions.  The estimated future production is priced at period-end prices, except where fixed and determinable price escalations are provided by contract.  The resulting estimated future cash inflows are then reduced by estimated future costs to develop and produce reserves based on period-end cost levels.  No deduction has been made for depletion, depreciation or for indirect costs, such as general corporate overhead.  Present values were computed by discounting future net revenues by 10% per year.

	December 31, 2008
	Oil (Bbls)	Gas (Mcf)
Proved reserves	776	1,509,807
Estimated future net cash flows from proved oil and gas reserves:	$942,903
Present value of future net cash flows from proved oil and gas reserves:	$605,551

As of December 31, 2008, Epic’s proved reserves included only those amounts which Epic reasonably expects to recover in the future from known oil and gas reservoirs under existing economic and operating conditions, at current prices and costs, under existing regulatory practices and with existing technology.  Accordingly, any changes in prices, operating and development costs, regulations, technology or other factors could significantly increase or decrease estimates of Proved Reserves.

LEGAL MATTERS

The validity of the shares of our common stock offered by the Selling Stockholders has been passed upon by the law firm of Patton Boggs, LLP.  A partner of Patton Boggs LLP owns 62,000 shares of common stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

As of March 17, 2009, there were approximately 150 holders of record of Epic’s common stock.  Epic’s common stock trades on the OTC Bulletin Board under the symbol “EPCC”.  Shown below are the ranges of high and low closing bids for Epic’s common stock for the periods indicated as reported by the NASD.  The market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

Quarter Ended	High	Low
December 31, 2006	$2.80	$1.25
March 31, 2007	$3.07	$2.78
June 30, 2007	$3.20	$2.90
September 30, 2007	$3.83	$3.15
December 31, 2007	$4.29	$2.30
March 31, 2008	$3.19	$0.15
June 30, 2008	$0.90	$0.59
September 30, 2008	$0.77	$0.30
December 31, 2008	$0.51	$0.05

Holders of common stock are entitled to receive cash dividends as may be declared by the Board of Directors out of legally available funds and, in the event of liquidation, to share pro rata in any distribution of Epic’s assets after payment of liabilities.  The Board of Directors is not obligated to declare a cash dividend.  Epic has never paid any cash dividends on its common stock and Epic does not have any current plans to pay any cash dividends on its common stock.

EXECUTIVE COMPENSATION

The following table shows the compensation paid or accrued to Epic’s Principal Executive Officer and the two other most highly compensated executive officers of Epic, or Epic’s subsidiaries, during the years ended December 31, 2008 and 2007.

Name and Principal Position	Fiscal Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	All Other Annual Compensation (5)	Total
Rex Doyle, Chief	2008	$210,000	--	$615,000	--	--	$825,000
Principal Executive and Financial Officer (6)	2007	$210,000	--	$990,000	$72,713	--	$1,272,713
John Ippolito,	2008	$175,000	--	$615,000	--	--	$790,000
President	2007	$175,000	--	$990,000	$45,321	--	$1,210,321
Michael Kinney, CFO	2008	$175,200	--	--	$132,384	--	$307,584
since February 2008	2007	--	--	--	--	--	--

(1)	The dollar value of base salary (cash and non-cash) earned.
(2)	The dollar value of bonus (cash and non-cash) earned.
(3)	The fair value of stock issued for services computed in accordance with FAS 123R on the date of grant.
(4)	The fair value of options granted computed in accordance with FAS 123R on the date of grant.
(5)	All other compensation received that Epic could not properly report in any other column of the table.
(6)
Effective April 18, 2009, Mr. Doyle’s employment as Chief Executive Officer and Chairman of the Board terminated.  The Company and Mr. Doyle are currently discussing the possibility of an agreement to cover a potential severance package and other matters.

In February 2008, Michael Kinney replaced Rex Doyle as Epic’s Principal Financial and Accounting Officer.  Mr. Kinney was awarded 200,000 stock options on his employment date pursuant to the Non-Qualified Stock Option Plan.

Epic does not have an employment agreement with any of its named executive officers.

On December 13, 2007 Rex Doyle and John Ippolito were each awarded 300,000 shares of Epic’s common stock pursuant to Epic’s Stock Bonus Plan.

On February 13, 2009, the Compensation Committee of the Board of Directors of Epic approved a stock option plan (the “Plan”) pursuant to which the Company granted 100,000 options, for services rendered, to purchase common stock of the Company to each of Rex Doyle and John S. Ippolito.  These options vest at the time of issuance and have an exercise price of $0.50 per share, and expire on October 24, 2011.  The options granted are in the same amount and have the same exercise price as options that previously expired on October 24, 2008.

In December 2008, the Compensation Committee of the Board of Directors approved the issuance of 1,500,000 restricted shares of the Company’s common stock, to each of Rex P. Doyle, former Chief Executive Officer and director of the Company, and John S. Ippolito, interim Chief Executive Officer and President of the Company.  300,000 of these restricted shares were issued to Messrs. Doyle and Ippolito and an additional 300,000 restricted shares will be issued to Messrs. Doyle and Ippolito on each of December 13, 2009, 2010, 2011 and 2012; provided however these restricted shares are subject to certain restrictions and forfeitures.  These restricted shares will be subject to the following restrictions: (1) If either Mr.. Doyle of Mr. Ippolito voluntarily terminates his employment with the Company before December 13, 2012, or is terminated for cause by the Company before December 13, 2012, he will forfeit 100% of the restricted shares and such shares will be returned to the Company’s treasury; (2) Messrs. Doyle and Ippolito may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of any of the Restricted Shares until December, 13, 2012; and (3) certain securities law restrictions on transferability.  In the event of a “change of control,” the restricted shares will be automatically issued and vested as of the date of the change of control.  A change in control is defined to include (1) any person or group becoming the beneficial owner, directly or indirectly, of 30% or more of the outstanding voting stock of the Company, (2) the stockholders of the Company approve a merger, combination or consolidation of the Company with any other entity resulting in the voting securities of the Company immediately prior to the transaction representing less that 51% of the merged, combined or consolidated securities, (3) any transaction (or combination of transactions) is consummated for the sale, disposition or liquidation of at least 50% of the Company’s net assets, or (4) the election of one-third of the members of the Company’s Board of Directors proposed by any party or group nominating directors in opposition to the directors nominated by the Company.

Stock Option and Bonus Plans

Epic has adopted stock option and stock bonus plans.  A summary description of these plans follows.  In some cases these Plans are collectively referred to as the “Plans”.

Incentive Stock Option Plan.  Epic’s Incentive Stock Option Plan authorizes the issuance of shares of Epic’s Common Stock to persons that exercise options granted pursuant to the Plan.  Only Company employees may be granted options pursuant to the Incentive Stock Option Plan.

Non-Qualified Stock Option Plan.  Epic’s Non-Qualified Stock Option Plan authorizes the issuance of shares of Epic’s Common Stock to persons that exercise options granted pursuant to the Plans.  Epic’s employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.  The option exercise price is determined by the Committee but cannot be less than the market price of Epic’s Common Stock on the date the option is granted.

Stock Bonus Plan.  Epic’s Stock Bonus Plan allows for the issuance of shares of Common Stock to its employees, directors, officers, consultants and advisors.  However bona fide services must be rendered by the consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Long-Term Incentive Plans.  Epic does not provide its officers or employees with stock appreciation rights, long-term incentive or similar plans.

Summary.  The following is a summary, as of December 31, 2008, of the options granted, or the shares issued, pursuant to the Plans.  Each option represents the right to purchase one share of Epic’s common stock.

Name of Plan	Total Shares Reserved Under Plans	Shares Reserved for Outstanding Options	Shares Issued as Stock Bonus	Remaining Options/Shares Under Plans
Incentive Stock Option Plan	2,000,000	--	N/A	2,000,000
Non-Qualified Stock Option Plan	3,200,000	1,309,500	N/A	1,890,500
Stock Bonus Plan	1,000,000	N/A	600,000	400,000

The following tables show, during the fiscal years ended December 31, 2007 and 2008, the options granted to and held by, the persons named below.

	Shares underlying unexercised options which are:
Name	Exercisable		Unexercisable		Exercise Price	Expiration Date	Option Vesting Date
Rex Doyle	100,000	(1)	--		$0.50	10/24/11	10/24/2008
John Ippolito	100,000	(1)	--		$0.50	10/24/11	10/24/2008
Rex Doyle	--		292,000	(2)	$3.30	12/31/12	12/12/2009
John Ippolito	--		182,000	(2)	$3.30	12/31/12	12/12/2009
Michael Kinney	--		65,000	(2)	$3.17	7/10/18	7/10/2010
Michael Kinney	--		200,000	(2)	$1.03	2/11/19	2/11/2011

(1)	These options were issued pursuant to the Plan.

(2)	These options were issued pursuant to the Non-Qualified Stock Option Plan.

As of March 31, 200 9 none of the options granted by Epic had been exercised.

Employee Pension, Profit Sharing or other Retirement Plans.

Epic does not have a defined benefit, pension plan, profit sharing or other retirement plan, although it may adopt one or more of such plans in the future.

Compensation of Directors During Year Ended December 31, 2008

Name	Paid in Cash	Stock Awards (1)	Option Awards (2)	Total
Robert Eissler(3)	$21,000	--	$40,579	$61,579
Dr. Robert Ferguson (4)	$23,500	--	$40,579	$64,079
Kevin McMahon (5)	$20,250	--	$40,579	$60,829
John Otto (6)	$7,438	--	$18,835	$26,273
Alan Carnrite (7)	$2,625	--	$5,072	$7,697

(1)	The fair value of stock issued for services computed in accordance with FAS 123R on the date of grant.
(2)	The fair value of options granted computed in accordance with FAS 123R on the date of grant.
(3)	Mr. Eissler received 25,000 stock options at a strike price of $3.10.
(4)	Dr. Ferguson received $2,500 for serving on the compensation committee. Dr. Ferguson received 25,000 stock options at a strike price of $3.10.
(5)	Mr. McMahon received 17,000 stock options at a strike price of $3.10.
(6)	Mr. Otto received 7,292 stock options at a strike price of $3.10. His compensation was pro-rated for 2008.
(7)	Mr. Carnrite received 3,195 stock options at a strike price of $3.10. His compensation was pro-rated for 2008.

As of December 31, 2008, the Board of Directors’ compensation plan defines annual compensation for non-employee directors as follows:

1.	An annual cash retainer of $21,000.
2.	A stock option grant of 25,000 shares that vest immediately.
3.	The Audit Committee Chair receives an additional payment of $4,500.
4.	All other committee chairs receive an additional payment of $2,500.

FINANCIAL STATEMENTS

See the Consolidated Financial Statements beginning on page F-1, “Index to Consolidated Financial Statements.”

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective February 21, 2007 Epic replaced (i.e. dismissed) Comiskey & Company with Malone & Bailey, P.C. as Epic's independent certified public accountants. Comiskey & Company audited Epic's financial statements for the fiscal years ended December 31, 2004 and 2005. During Epic's two most recent fiscal years and subsequent interim period ended February 21, 2007, there were no disagreements with Comiskey & Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Comiskey & Company would have caused it to make reference to such disagreements in its report had a reports.

During the two most recent fiscal years and subsequent interim period ended February 21, 2007, Epic did not consult with Malone & Bailey regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Epic's financial statements, or any matter that was the subject of a disagreement or a reportable event as defined in the regulations of the Securities and Exchange Commission.

The change in Epic's auditors was recommended and approved by the directors of Epic.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the common stock offered by this prospectus.  This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations.  For further information concerning us and the securities offered by this prospectus, please refer to the registration statement and to the exhibits filed with it.  Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete.  In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement and these statements are qualified in their entirety by reference to the contract or document.

The registration statement, including all exhibits, may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Copies of these materials may also be obtained from the SEC’s Public Reference at 100 F Street, NE, Washington D.C. 20549, upon the payment of prescribed fees.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and is publicly available through the SEC’s Website located at http://www.sec.gov.

PART II

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration and sale of our common stock.  The estimated expenses of issuance and distribution are set forth below.

Type of Expense	Amount
SEC Filing Fee	$4,451
Blue Sky Fees and Expenses	$300
Legal Fees and Expenses	$70,000
Accounting Fees and Expenses	$25,000
Miscellaneous Fees	$249
Total	$100,000

All expenses other than the SEC filing fee are estimated.

INFORMATION NOT REQUIRED IN PROSPECTUS
INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of incorporation provide for the indemnification of the directors, officers, employees and agents of the Company to the fullest extent permitted by the laws of the State of Colorado.  The Colorado Business Corporation Act permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

There have been no sales of unregistered securities within the last three years, which would be required to be disclosed pursuant to Item 701 of Regulation S-K, except for the following:

April 2006 Sales

Name	Date of Sale	Shares		Warrants	Consideration
Rex Doyle	4/4/06	20,000,000	(1)	--	$200
John Ippolito	4/4/06	20,000,000	(1)	--	$200
David Reynolds	4/4/06	2,000,000		--	$20
Dana Walters	4/4/06	1,000,000		--	$10
Joseph Lindquist	4/4/06	1,000,000		--	$10

(1)	On March 12, 2007 Rex Doyle and John Ippolito each agreed to the cancellation of 11,600,0000 of their respective shares.

Services Provided by Officers and Consultants

Name	Date	Shares	Consideration
John Sherwood	12/18/06	15,000	Services rendered as a director and valued at $11,419.
W. Robert Eissler	12/18/06	15,000	Services rendered as a director and valued at $11,419.
Dr. Robert M. Ferguson	12/18/06	15,000	Services rendered as a director and valued at $11,419.
W. Steven Goff	12/18/06	10,000	Services rendered as President of Epic Exploration and Production LLC and valued at $7,613.
Michael Kinney	12/18/06	20,000	Accounting services rendered and valued at $15,225.
Michael Kinney	3/26/07	20,000	Accounting Services rendered and valued at $61,000.
Michael Kinney	6/6/07	20,000	Accounting services rendered and valued at $62,500.
Gary L. Christensen	9/14/07	63,556	Services rendered in connection with the acquisition of the Carnrite Group, LLC and valued at $209,735.
Rex P. Doyle	12/13/07	300,000	Services as an officer and valued at $990,000.
John Ippolito	12/13/07	300,000	Services as an officer and valued at $990,000.
Kevin G. McMahon	6/10/08	17,000	Services as a director and valued at $8,000.
Rex P. Doyle	12/13/08	300,000	Services as an officer and valued at the closing bid price on the date of grant.
John Ippolito	12/13/08	300,000	Services as an officer and valued at the closing bid price on the date of grant.

Oil and Gas Properties

Name	Date	Shares	Consideration
Dick Schremmer	12/22/06	2,200,000	Interest in Kansas oil and gas property
Edwin Gressel	12/22/06	1,000,000	Interest in Kansas oil and gas property
Harold Gordon	2/16/07	1,923	Interest in Oklahoma oil and gas property
David Howard	2/16/07	1,923	Interest in Oklahoma oil and gas property

Private Placement

Between October 2006 and April 2007 the Company raised $1,414,100, net of commissions, from the sale of 1,455,100 shares of its common stock, plus 491,500 Series A warrants and 963,600 Series B warrants, to private investors.  The Series A warrants expired on December 31, 2007.  Each Series B Warrant entitles the holder to purchase one share of the Company’s common stock at a price of $2.50 per share at any time prior to September 30, 2009.  The Company paid commissions of $40,400 in connection with the sale of these securities.

The Carnrite Group LLC

Name	Date	Shares	Consideration
Alan G. Carnrite	8/10/07	1,271,125	Membership interest in the Carnrite Group, LLC.
Gillian A. Tilbury	8/10/07	381,337	Membership interest in the Carnrite Group, LLC.
Lea Ann Robertson	8/10/07	381,337	Membership interest in the Carnrite Group, LLC.
Rita L. Williams	8/10/07	381,337	Membership interest in the Carnrite Group, LLC.
Sherri L. Herzig	8/10/07	381,337	Membership interest in the Carnrite Group, LLC.
Carolyn N. Stortstrom	8/10/07	381,337	Membership interest in the Carnrite Group, LLC.

Pearl Investment Company

Name	Date	Shares	Consideration
R. Bret Rhinesmith	12/5/07	1,075,000	Shares of Pearl Investment Company.
Curtis L. Good	12/5/07	134,312	Shares of Pearl Investment Company.
Patrick A. Redalen	12/5/07	59,312	Shares of Pearl Investment Company.
Kindra Snow-McGregor	12/5/07	75,000	Services rendered.
Michael J. Kraft	12/5/07	75,000	Services rendered.
Edward C. Relaford, Jr.	12/5/07	75,000	Services rendered.
Larry W. Bridger	12/5/07	75,000	Services rendered.
Patrick Murray	12/5/07	75,000	Services rendered.
Mona Walker	12/5/07	75,000	Services rendered
Pearl Employees (1)	12/5/07	Services rendered

(1) On December 5, 2007, Epic acquired Pearl Investment Company for 1,786,240 shares of its common stock and cash of $19,928,000. In connection with this transaction, it is expected that up to 2,475,660 additional shares may be issued in the future to key employees and officers of Pearl Investment Company subject to certain vesting requirements.   None of these Pearl Employees is a named executive officer or a director of Epic.

Epic Integrated Solutions LLC

Name	Date	Shares	Consideration
Joseph Allen Wright	2/20/08	500,000	Membership interest in Epic Integrated Solutions, LLC
Richard Dean Harvey	2/20/08	250,000	Membership interest in Epic Integrated Solutions, LLC
Traci Marlene Harvey	2/20/08	250,000	Membership interest in Epic Integrated Solutions, LLC

Common Stock and Warrants

On December 5, 2007 Epic sold 5,096,002 shares of its common stock, plus warrants, to the investors listed below. Each warrant entitles the holders to purchase one share of the Epic’s common stock.  The warrants are exercisable at a price of $1.50 per share and expire on December 5, 2012.

On December 31, 2007 Epic sold an additional 1,023,001 shares of its common stock to a group of private investors for gross proceeds of $1,534,502 or $1.50 per share.  The investors also received warrants which entitle the holders to purchase up to 1,023,001 shares of Epic’s common stock.  The warrants are exercisable at a price of $1.50 per share and expire on December 5, 2012.

Name	Date of Sale	Shares	Warrants	Consideration
Chestnut Ridge Partners, LP	12-05-07	200,000	200,000	$300,000
Ironman PI Fund (QP), L.P.	12-05-07	500,000	500,000	$750,000
Truk Opportunity Fund, LLC	12-05-07	250,000	250,000	$375,000
Truk International Fund, LP	12-05-07	83,333	83,333	$125,000
Brio Capital L.P.	12-05-07	100,000	100,000	$150,000
GCA Strategic Investment Fund Ltd.	12-05-07	333,333	333,333	$500,000
Cranshire Capital, L.P.	12-05-07	166,667	166,667	$250,000
Midsummer Investment, Ltd. (1)	12-05-07	500,000	500,000	$750,000
Fort Mason Master, LP (1)	12-05-07	469,550	469,550	$704,325
Fort Mason Partners, LP (1)	12-05-07	30,450	30,450	$45,675
Fraser Black and Deirdre D. Black	12-05-07	333,333	333,333	$500,000
Marcus Wilkins	12-05-07	100,000	100,000	$150,000
Robert R. Henry	12-05-07	130,000	130,000	$195,000
C. Allen Robinson	12-05-07	66,666	66,666	$99,999
Castex New Ventures, L.P.	12-05-07	666,667	666,667	$1,000,000
Roger S. Kellett	12-05-07	35,000	35,000	$52,500
Ricky D. Needham	12-05-07	22,000	22,000	$33,000
Thomas E. Palmer Jr.	12-05-07	20,000	20,000	$30,000
Thomas Edwin Palmer Sr.	12-05-07	33,334	33,334	$50,001
Terry P. Sellers	12-05-07	33,333	33,333	$50,000
Continental American Resources, Inc	.12-05-07	33,333	33,333	$50,000
Morgan J. Scudi	12-05-07	40,000	40,000	$60,000
Albert G Aaron	12-05-07	66,667	66,667	$100,000
Edward Perera	12-05-07	76,001	76,001	$114,001
Warren W. Smith	12-05-07	66,667	66,667	$100,000
William Reed Moraw	12-05-07	50,000	50,000	$75,000
M. Richard Asher	12-31-07	466,667	466,667	$700,000
Susanne Young	12-31-07	66,667	66,667	$100,000
Steven Hahn	12-31-07	66,667	66,667	$100,000
Jeffrey Hahn	12-31-07	66,667	66,667	$100,000
Braden S. Carlsson	12-31-07	23,000	23,000	$34,500
Retzloff Family Company Ltd.	12-31-07	333,333	333,333	$500,000

(1)	On April 30, 2008 Fort Mason Master, LP and Fort Mason Partners LP sold their shares of common stock and warrants to Midsummer Investment, Ltd.

Notes and Warrants

On December 5, 2007 the Company sold notes in the principal amount of $20,250,000 plus warrants, to the investors listed below.  Each warrant entitles the holders to purchase one share of the Company’s common stock.  The warrants are exercisable at a price of $1.65 per share and expire on December 5, 2012.

Name	Principal Amount of Note	Warrants
Shelter Island Opportunity Fund, LLC	$1,000,000	787,879
William H. Wilson, Jr.	$70,000	55,152
H. Steven Walton	$50,000	39,394
Peter Morin	$65,000	51,213
Todd M. Binet	$65,000	51,513
Cranshire Capital, L.P. (4)	$250,000	196,970
Midsummer Investment, Ltd. (1)	$4,500,000	3,545,455
Fort Mason Master, L.P. (1)	$2,112,975	1,664,769
Fort Mason Partners, L.P. (1)	$137,025	107,960
Whitebox Convertible Arbitrage Partners, LP (2)	$5,500,000	4,333,334
Pandora Select Partners, LP	$3,000,000	2,363,637
Whitebox Special Opportunities Partners Series B, LP (3)	$3,000,000	2,363,637
Guggenheim Portfolio Company XXXI, LLC (3)	$500,000	393,940

(1)	On April 30, 2008 Fort Mason Master, LP and Fort Mason Partners LP sold their notes and warrants to Midsummer Investment, Ltd.

(2)	Whitebox Convertible Arbitrage Partners, LP sold a portion of its notes to Whitebox Combined Partners, LP in the amount of $2,600,000 and to IAM Mini-Fund 14 Ltd. in the amount of $363,000.

(3)	In November 2008, Guggenheim Portfolio Company XXXI, LLC sold their notes and warrants to Whitebox Special Opportunities Partners Series B, LP.

(4)	In March 2009, Cranshire Capital, L.P. sold their notes to Epic.

Rodman & Renshaw acted as the lead placement agent for the sale of the common stock, notes and warrants. For its services in this regard, Rodman & Renshaw received $1,849,000 in cash from the Company, as well as warrants to purchase 1,301,151 shares of the Company’s common stock.  Warrants to purchase 184,333 shares are exercisable at a price of $1.50 per share and warrants to purchase 1,116,818 shares are exercisable at a price of $1.65 per share.  The Company paid $235,000 to other placement agents, none of which were affiliated with the Company, participating in the financing.

The Company relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 with respect to the issuance of the shares of common stock, notes and warrants listed in this Item 15.  The persons who acquired these shares were sophisticated investors.  The persons who acquired these shares acquired them for their own accounts.  The certificates representing these shares will bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration.

EXHIBITS

a)(1) and (a) (2)  Financial Statements And Financial Statement Schedules

Audit Report of Independent Registered Public Accounting Firm F1

Audit Report of Independent Registered Public Accounting Firm	F1
Consolidated Balance Sheets	F2
Consolidated Statements of Operations	F3
Consolidated Statements of Cash Flows	F4
Consolidated Statements of Stockholders’ Equity	F5
Notes to Consolidated Financial Statements	F6

All other schedules are omitted because the required information is not applicable or is not present in amounts sufficient to require submission of the schedule or because the information required is included in the Consolidated Financial Statements and Notes thereto.

(b) Exhibits. The following exhibits are filed with or incorporated by reference into this report on Form S-1:

Exhibit Number	Exhibit Name

3.1	Articles of Incorporation	Incorporated by reference, and as same exhibit number, from the Company’s Registration Statement on Form 10-SB filed on August 22, 2000 (Commission File No. 000-31357).

Exhibit Number	Exhibit Name

3.2	Amendments to Articles of Incorporation	Incorporated by reference, and as same exhibit number, from the Company's Registration Statement on Form SB-2 filed on January 4, 2008 (Commission File No. 333-148479)

3.3	Bylaws	Incorporated by reference, and as same exhibit number, from the Company's Registration Statement on Form SB-2 filed on January 4, 2008 (Commission File No. 333-148479)

5 *	Consent of Patton Boggs LLP
10.1	Agreement relating to the acquisition of the Carnrite Group, LLC	Incorporated by reference to Exhibit 10 to the Company's report on Form 8-K dated August 10, 2007.

10.2	Agreement relating to the acquisition of Pearl Investment Company.	Incorporated by reference to Exhibit 10.1 to the Company's report on Form 8-K dated December 5, 2007.

10.3	Securities Purchase Agreement (together with schedule required by Instruction 2 to Item 601 of Regulation S-K) pertaining to the sale of common stock and warrants.	Incorporated by reference to Exhibit 10.2 to the Company's report on Form 8-K dated December 5, 2007.

10.4	Purchase Agreement (together with schedule required by Instruction 2 to Item 601 of Regulation S-K) pertaining to the sale of the notes and warrants.	Incorporated by reference to Exhibit 10.3 to the Company's report on Form 8-K dated December 5, 2007.

10.5	Agreement relating to the acquisition of Epic Integrated Solutions LLC.	Incorporated by reference to Exhibit 10 to the Company’s report on Form 10-K filed on April 4, 2008.

10.6	Employment Agreement R. Rhinesmith.*	Incorporated by reference to Exhibit 10.6 to the following Form S-1/A filed May 13, 2008.

Exhibit Number	Exhibit Name

10.7	Employment Agreement with Patrick Murray.*	Incorporated by reference to Exhibit 10.6 to the Company’s Form S-1/A filed May 13, 2008.

10.8	Gas Purchase Agreement with IACX Energy, LLC	Incorporated by reference to exhibit 10.8 to the Company; Form S-1/A filed July 9, 2008.

10.9	Consulting Agreement with R. Rhinesmith*	Incorporated by reference to Exhibit 10.9 to the Company; Form S-1/A filed July 9, 2008.

10.10	Separation and Release Agreement with D. Reynolds.*	Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed December 3, 2008.

10.11	Amendment Agreement dated February 26, 2009	Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed March 2, 2009.

21.	Subsidiaries	Incorporated by reference to Exhibit 10 to the Company’s Original Filing on Form 10-K filed on March 27, 2009.

23.1 *	Consent of Malone & Bailey, Independent Accountants.

23.2 *	Consent of Patton Boggs LLP (Included in Exhibit 5.1)

* Filed herewith.
UNDERTAKINGS

The undersigned registrant hereby undertakes:

TO FILE, DURING ANY PERIOD IN WHICH OFFERS OR SALES ARE BEING MADE, A POST-EFFECTIVE AMENDMENT TO THIS REGISTRATION STATEMENT TO:

A.	Include any prospectus required by section 10(a)(3) of the Securities Act;

B.
Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

C.	Include any additional or changed material information on the plan of distribution.

FOR DETERMINING LIABILITY UNDER THE SECURITIES ACT, TREAT EACH POST-EFFECTIVE AMENDMENT AS A NEW REGISTRATION STATEMENT RELATING TO THE SECURITIES OFFERED THEREIN, AND THE OFFERING OF SUCH SECURITIES AT THAT TIME SHALL BE DEEMED TO BE THE INITIAL BONA FIDE OFFERING THEREOF.

FILE A POST-EFFECTIVE AMENDMENT TO REMOVE FROM REGISTRATION ANY OF THE SECURITIES THAT REMAIN UNSOLD AT THE END OF OFFERING.

TO REMOVE FROM REGISTRATION BY MEANS OF A POST-EFFECTIVE AMENDMENT ANY OF THE SECURITIES BEING REGISTERED WHICH REMAIN UNSOLD AT THE TERMINATION OF THE OFFERING.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF THE REGISTRANT PURSUANT TO THE FOREGOING PROVISIONS, OR OTHERWISE, THE REGISTRANT HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS, THEREFORE, UNENFORCEABLE.

IN THE EVENT THAT A CLAIM FOR INDEMNIFICATION AGAINST SUCH LIABILITIES (OTHER THAN THE PAYMENT BY THE REGISTRANT OF EXPENSES INCURRED OR PAID BY A DIRECTOR, OFFICER OR CONTROLLING PERSON OF THE REGISTRANT IN THE SUCCESSFUL DEFENSE OF ANY ACTION, SUIT OR PROCEEDING) IS ASSERTED BY SUCH DIRECTOR, OFFICER OR CONTROLLING PERSON IN CONNECTION WITH THE SECURITIES BEING REGISTERED, THE REGISTRANT WILL, UNLESS IN THE OPINION OF ITS COUNSEL THE MATTER HAS BEEN SETTLED BY CONTROLLING PRECEDENT, SUBMIT TO A COURT OF APPROPRIATE JURISDICTION THE QUESTION WHETHER SUCH INDEMNIFICATION BY IT IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND WILL BE GOVERNED BY THE FINAL ADJUDICATION OF SUCH ISSUE.

THAT, FOR THE PURPOSE OF DETERMINING LIABILITY UNDER THE SECURITIES ACT OF 1933 TO ANY PURCHASER:

A.           If the registrant is relying on Rule 430B:

1.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

2.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

B.           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

THAT, FOR THE PURPOSE OF DETERMINING LIABILITY OF THE REGISTRANT UNDER THE SECURITIES ACT OF 1933 TO ANY PURCHASER IN THE INITIAL DISTRIBUTION OF THE SECURITIES: THE UNDERSIGNED REGISTRANT UNDERTAKES THAT IN A PRIMARY OFFERING OF SECURITIES OF THE UNDERSIGNED REGISTRANT PURSUANT TO THIS REGISTRATION STATEMENT, REGARDLESS OF THE UNDERWRITING METHOD USED TO SELL THE SECURITIES TO THE PURCHASER, IF THE SECURITIES ARE OFFERED OR SOLD TO SUCH PURCHASER BY MEANS OF ANY OF THE FOLLOWING COMMUNICATIONS, THE UNDERSIGNED REGISTRANT WILL BE A SELLER TO THE PURCHASER AND WILL BE CONSIDERED TO OFFER OR SELL SUCH SECURITIES TO SUCH PURCHASER:

1.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

2.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

3.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

4.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in The Woodlands, State of Texas, on April 27, 2009.

Epic Energy Resources, Inc., Colorado corporation

By:	/s/ John S. Ippolito
John S. Ippolito
Its: Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

By:
April 27, 2009
/s/ John S. Ippolito
John S. Ippolito
President, Chief Executive Officer
(Principal Executive Officer)

By:
April 27, 2009
/s/ Michael Kinney
Michael Kinney
Chief Financial Officer
(Principal Financial and Accounting Officer)

By:
April __, 2009

W.Robert Eissler
Director

By:
April 27, 2009

Dr. Robert Ferguson
Director

By:
April 25, 2009
/s/ John Otto
John Otto
Director

By:
April 27, 2009
/s/ Alan Carnrite
Alan Carnrite
Director

By:
April 26, 2009
/s/ Tamer El-Rayess
Tamer El-Rayess
Director

By:
April 27, 2009
/s/ Martin Lipper
Martin Lipper
Director

By:
April 27, 2009

Rex P. Doyle
Director

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Epic Energy Resources, Inc.
The Woodlands, Texas

We have audited the accompanying consolidated balance sheets of Epic Energy Resources, Inc. (Epic) as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2008 and 2007. These consolidated financial statements are the responsibility of Epic's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Epic is not required to have, nor were we engaged to perform an audit of its internal controls over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Epic's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Epic as of December 31, 2008 and 2007 and the results of operations and cash flows for the years ended December 31, 2008 and 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ MALONE & BAILEY, PC
www.malone−bailey.com
Houston, Texas
March 25, 2009

EPIC ENERGY RESOURCES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$4,785	$3,483
Restricted cash	-	3,400
Accounts receivable:
Billed, net of allowance of $6,570 and $636, respectively	10,690	11,335
Unbilled	388	3,447
Prepaid expenses and other current assets	2,027	949
Total Current Assets	17,890	22,614

Property and equipment, net	5,136	6,006
Assets held for sale:
Proved oil and gas properties (full cost method) and other oil and gas assets held for sale, net of accumulated impairments and depletion of $9,257 and $5,260, respectively	1,332	5,248
Other mineral reserves	783	783
Other assets held for sale	3,875	4,591
Other assets	45	209
Debt issuance costs, net of accumulated amortization of $481 and $28, respectively	1,548	1,690
Goodwill	18,837	32,624
Other intangible assets, net	12,666	985
Total Assets	$62,112	$74,750
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$5,404	$4,066
Bank overdrafts	-	3,442
Accrued liabilities	3,762	2,658
Deferred revenue	2,684	-
Customer deposits	4,505	1,358
Current liabilities associated with assets held for sale	4,072	291
Current portion of long term debt	7,815	3,208
Total Current Liabilities	28,242	15,023

Long-term liabilities associated with assets held for sale	-	2,993
Long-term debt	10,321	11,069
Deferred tax liability	1,775	-

Total Liabilities	40,338	29,085
STOCKHOLDERS' EQUITY
Preferred stock, no par value: 10,000,000 authorized, no shares issued and outstanding	-	-
Common stock, no par value: 100,000,000 authorized, 43,495,160 and 42,948,921 shares issued and outstanding, respectively	41,783	40,699
Additional paid-in capital	15,014	13,417
Accumulated deficit	(35,023)	(8,451)
Total Stockholders’ Equity	21,774	45,665
Total Liabilities and Stockholders’ Equity	$62,112	$74,750

See accompanying notes to consolidated financial statements.

EPIC ENERGY RESOURCES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data and per share data)

	Years ended December 31,
	2008	2007
REVENUES
Consulting fees	$39,605	$8,461
Reimbursed expenses	32,595	-
Total Revenues	72,200	8,461

OPERATING EXPENSES
Reimbursed expenses	29,508	2,104
Compensation and benefits	26,204	2,152
General and administrative	12,971	3,858
Professional and subcontracted services	7,421	1,128
Occupancy, communication and other	1,436	319
Depreciation and amortization	8,147	117
Impairment charges	1,835	-
Total Operating Expenses	87,522	9,678
Loss from Operations	(15,322)	(1,217)

OTHER INCOME (EXPENSE)
Interest and other income (expense), net	(309)	13
Interest expense	(6,207)	(348)
Total Other Expense, net	(6,516)	(335)
Loss from continuing operations before taxes	(21,838)	(1,552)
Income tax expense	10	20

LOSS FROM CONTINUING OPERATIONS	(21,848)	(1,572)
DISCONTINUED OPERATIONS:
Loss from operations of oil and gas segment	(4,724)	(2,811)

NET LOSS	$(26,572)	$(4,383)

LOSS PER COMMON SHARE - Basic and Diluted	$(0.62)	$(0.11)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - Basic and Diluted	43,014,409	38,946,918

See accompanying notes to consolidated financial statements.

EPIC ENERGY RESOURCES INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands, except share data)

	Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
BALANCE, December 31, 2006	53,441,601	$9,823	$331	$(4,068)	$6,086

Amortization of shares issued for compensation	-	185	-	-	185
Amortization of stock options and stock bonuses	-	77	-	-	77
Shares retired by officers and other	(23,230,655)	(24)	-	-	(24)
Shares issued for services	43,500	127	1	-	128
Shares issued for cash to private investors	564,500	523	-	-	523
Shares issued for the acquisition of Carnrite	4,914,400	16,217	-	-	16,217
Shares issued for the acquisition of Pearl	1,786,240	5,627	-	-	5,627
Sale of stock and warrants via private placement	5,429,335	8,144	-	-	8,144
Warrants issued with debentures	-	-	13,085	-	13,085
Net loss	-	-	-	(4,383)	(4,383)
BALANCE, December 31, 2007	42,948,921	$40,699	$13,417	$(8,451)	$45,665

Shares issued for the acquisition of EIS	333,333	1,050	-	-	1,050

Shares issued for services	146,239	34	-	-	34
Issuance of vested shares	66,667	-	-	-	-
Amortization of stock options and stock bonuses	-	-	1,287	-	1,287
Warrants issued for debentures	-	-	310	-	310
Net loss	-	-	-	(26,572)	(26,572)

BALANCE, December 31, 2008	43,495,160	$41,783	$15,014	$(35,023)	$21,774

See accompanying notes to consolidated financial statements.

EPIC ENERGY RESOURCES, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2008	2007
OPERATING ACTIVITIES:
Net loss	$(26,572)	$(4,383)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	8,184	117
Allowance for doubtful accounts	5,934	-
Amortization of debt discount and debt issuance costs	3,691	235
Stock based compensation expense	1,321	365
Lease operating expenses	434	-
Loss on sale / disposal of property and equipment	749	-
Impairment charges	5,796	2,167
Accretion expense	9	9
Imputed interest on acquisition	-	115
Changes in operating assets and liabilities:
Accounts receivable, billed and unbilled	(2,613)	1,134
Prepaid expenses and other current assets	(1,073)	109
Other non-current assets	163	(5)
Accounts payable	1,265	(2,276)
Accrued liabilities	1,364	(1,617)
Deferred revenue	2,684	-
Customer deposits	3,147	1,358
Net cash provided by (used in) operating activities	4,483	(2,672)
CASH FLOWS FROM INVESTING ACTIVITIES:
Use (funding) of restricted cash	2,492	(3,400)
Purchases of property and equipment	(1,396)	(302)
Proceeds from sale of property and equipment	665	-
Acquisition of EIS, net of cash received	(232)	-
Acquisition of Carnrite, net of cash received	-	49
Acquisition of Pearl, net of cash received	-	(20,372)
Investment in joint venture	-	(23)
Net cash provided by (used in) investing activities	1,529	(24,048)
CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdrafts	(3,442)	3,442
Payments on debt	(1,268)	(2,162)
Proceeds from debt	-	21,385
Debt issuance costs	-	(1,719)
Net proceeds from issuance of common stock	-	8,667
Net cash provided by (used in) financing activities	(4,710)	29,613
Net increase in cash and cash equivalents	1,302	2,893
Cash and cash equivalents, beginning of year	3,483	590
Cash and cash equivalents, end of year	$4,785	$3,483
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for interest	$2,404	$6
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Note payable used to purchase property and equipment	$488	$-
Stock issued for acquisition of EIS	$1,050	$-
Note payable used to purchase oil and gas properties	$-	$194
Stock issued for acquisition of Pearl	$-	$5,627
Stock issued for acquisition of Carnrite	$-	$16,218

See accompanying notes to consolidated financial statements.

EPIC ENERGY RESOURCES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Operations

Epic Energy Resources, Inc (“Epic”) was incorporated in Colorado in 1989. Epic was relatively inactive until April 2006, when current management gained control and became focused on energy related activities including consulting, engineering, and oil and gas production activities. Epic consists of its wholly owned subsidiaries The Carnrite Group, LLC (“Carnrite”), Pearl Investment Company and its wholly owned subsidiaries (“Pearl”), and Epic Integrated Solutions, LLC (“EIS”). Epic Energy Resources, Inc and its subsidiaries (the “Company”) is engaged primarily in providing engineering, consulting, construction management, operations, maintenance, and field and project management services to the oil, gas and energy industry. Epic also formed an operational joint venture with Argos Asset Management, LLC (formerly known as Epic Exploration & Production, LLC, “EE&P”) to co-invest in infrastructure related projects with Epic’s clients. It is expected that the co-investment projects will primarily be projects in which the Company provides engineering, design, construction management and operational services related to pipeline, gathering and compression systems, including oil and gas processing facilities.

2. Summary of Significant Accounting Policies

Principles of consolidation

The accompanying consolidated financial statements have been prepared on the basis of generally accepted accounting principles in the United States of America (“GAAP”) and include the accounts of the Company and its subsidiaries.  Intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates made in connection with the preparation of the accompanying financial statements include the carrying value of oil and gas properties, goodwill and intangible assets, revenue recognition on uncompleted contracts, allowance for doubtful accounts, and the valuation of stock options and warrants.

Reclassifications

Certain items from the December 31, 2007 consolidated financial statements have been reclassified in the December 31, 2008 financial statements to conform to current year presentation. There is no effect on net income, cash flows or stockholder’s equity as a result of these reclassifications.

Cash and Cash Equivalents

Cash and cash equivalents include demand deposits and money market funds for purposes of the statements of cash flows. The Company considers all highly liquid monetary instruments with original maturities of three months or less to be cash equivalents.  Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash deposits.  Accounts at each financial institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000.  At December 31, 2008, the Company had approximately $4,198,000 of cash deposits in excess of FDIC insured limits at various financial institutions.

Restricted Cash

Restricted cash consists of reserves for payments to pay income taxes for the former owners of Pearl and amounts held in escrow related to sales of common stock.

Accounts Receivable

Billed accounts receivable represent amounts due from customers for services performed and are presented at their billed amount less an allowance for doubtful accounts.   Unbilled receivables represent revenue earned in the current period but not billed to the customer until future dates  As of December 31, 2008 and 2007, 5 customers’ balances each represented 80% and 82% of accounts receivable, respectively.  As of December 31, 2008 and 2007, the Company had unbilled receivables of $388,000 and $3,447,000, respectively.

The Company records an allowance for doubtful accounts on receivables based on historical collection experience and a review of the current status of the trade accounts receivable. As of December 31, 2008 and December 31, 2007, management determined that an allowance for doubtful accounts of $6,570,000 and $636,500, respectively, was required based on management's assessment of the collectability of accounts receivable.    Management believes the carrying amount of accounts receivable in the accompanying consolidated balance sheets approximates the net realizable value.

Crude Oil and Natural Gas Activities

Full Cost Method of Accounting for Crude Oil and Natural Gas Activities. The Securities and Exchange Commission (“SEC”) Regulation S-X defines the financial accounting and reporting standards for companies engaged in crude oil and natural gas activities and use of the full cost method. We have chosen to follow the full cost method under which all costs associated with property acquisition, exploration and development are capitalized. The Company also capitalizes internal costs that can be directly identified with acquisition, exploration and development activities and do not include any costs related to production, general corporate overhead or similar activities. Effective with the adoption of Statement of Financial Accounting Standards No. 143 in 2003, the carrying amount of oil and gas properties also includes estimated asset retirement costs recorded based on the fair value of the asset retirement obligation when incurred. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas attributable to a country. As a result our financial statements will differ from companies that apply the successful efforts method since the Company will generally reflect a higher level of capitalized costs as well as a higher depreciation, depletion and amortization rate on our crude oil and natural gas properties.

At the time it was adopted, management believed that the full cost method would be preferable, as earnings tend to be less volatile than under the successful efforts method. However, the full cost method makes the Company more susceptible to significant non-cash charges during times of volatile commodity prices because the full cost pool may be impaired when prices are low. These charges are not recoverable when prices return to higher levels. The Company’s crude oil and natural gas reserves have a relatively long life. However, temporary drops in commodity prices can have a material impact on the business including impact from the full cost method of accounting.

Ceiling Test. Companies that use the full cost method of accounting for oil and gas exploration and development activities are required to perform a ceiling test each quarter. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10. The test determines a limit, or ceiling, on the book value of oil and gas properties. That limit is basically the after tax present value, based upon a 10% discount rate, of the future net cash flows from proved crude oil and natural gas reserves calculated using constant prices based upon pricing in effect at yearend, excluding future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet, plus the lower of cost or fair market value of unproved properties. If net capitalized costs of crude oil and natural gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a "ceiling limitation write-down." This charge does not impact cash flow from operating activities, but does reduce stockholders' equity and reported earnings. The risk that the Company will be required to write down the carrying value of crude oil and natural gas properties increases when crude oil and natural gas prices are depressed or volatile. In addition, write-downs may occur if the Company experience substantial downward adjustments to the estimated proved reserves or if purchasers cancel long-term contracts for natural gas production. An expense recorded in one period may not be reversed in a subsequent period even though higher crude oil and natural gas prices may have increased the ceiling applicable to the subsequent period.

Estimates of the proved reserves included in this report are prepared in accordance with GAAP and SEC guidelines. The accuracy of a reserve estimate is a function of:

•	the quality and quantity of available data;
•	the interpretation of that data;
•	the accuracy of various mandated economic assumptions; and
•	the judgment of the persons preparing the estimate.

The Company’s proved reserve information included in this report was based on evaluations prepared by independent petroleum engineers. Estimates prepared by other third parties may be higher or lower than those included herein. Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, reserve estimates will be different from the quantities of oil and gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimate.  It should not be assumed that the present value of future net cash flows is the current market value of the estimated proved reserves. In accordance with SEC requirements, the Company bases the estimated discounted future net cash flows from proved reserves on prices and costs on the date of the balance sheets and a 10% discount rate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the balance sheets. During 2008, the Company recorded an impairment related to its oil and gas reserves of $3,960,919.

The estimates of proved reserves materially impact DD&A expense. If the estimates of proved reserves decline, the rate at which we record DD&A expense will increase, reducing future net income. Such a decline may result from lower market prices, which may make it uneconomic to drill for and produce higher cost fields.

Excluded Costs. Oil and gas properties include costs that are excluded from capitalized costs being amortized. These amounts represent investments in unproved properties and major development projects. These costs are excluded until proved reserves are found or until it is determined that the costs are impaired. All costs excluded are reviewed at least quarterly to determine if impairment has occurred. The amount of any impairment is transferred to the capitalized costs being amortized (the DD&A pool).

Property and Equipment

Property and equipment is stated at cost net of accumulated depreciation. Depreciation and amortization is recorded utilizing the straight-line method over the estimated useful lives, ranging from 3 to 10 years. Leasehold improvements are depreciated over the shorter of the useful life or the lease term.

Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("FAS 144"), the Company periodically assesses the impairment of long-lived assets when events or changes in circumstances indicate that the carrying value may not be recoverable. FAS 144 requires impairment losses to be recorded on long-lived assets used in operations when the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost of disposal.  At December 31, 2008, the Company recorded an impairment loss of $330,000 related to an asset held for sale.

Debt issuance costs

Debt issuance costs consist of amounts paid to lenders and third parties in connection with obtaining debt financing.  These costs are being amortized and included in interest expense using the effective interest method over the related debt agreements.  Amortization expense related to the debt issuance costs for the years ended December 31, 2008 and 2007 were $452,252 and $28,650, respectively.

Goodwill and Other Intangible Assets

The Company periodically reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist. Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“FAS 142”) requires that goodwill and certain intangible assets be assessed annually, or when certain triggering events occur, for impairment using fair value measurement techniques. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale or disposition of a significant portion of the business, or other factors.  Specifically, goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The estimates of fair value of a reporting unit are determined using various valuation techniques with the primary technique being a discounted cash flow analysis. A discounted cash flow analysis requires one to make various judgmental assumptions including assumptions about future cash flows, growth rates, and discount rates. The assumptions about future cash flows and growth rates are based on the Company’s budget and long-term plans. Discount rate assumptions are based on an assessment of the risk inherent in the respective reporting units. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.  The Company’s evaluation of goodwill completed during the year ended December 31, 2008 resulted in no impairment losses.

The impairment test for other indefinite–lived intangible assets not subject to amortization consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of intangible assets not subject to amortization are determined using various discounted cash flow valuation methodologies. Significant assumptions are inherent in this process, including estimates of discount rates. Discount rate assumptions are based on an assessment of the risk inherent in the respective intangible assets.  As of December 31, 2008, indefinite-lived intangible asset consists of the trade names of Epic’s subsidiaries.  Management has determined that there is an impairment loss of $578,612 at December 31, 2008 related to the trade names.

As of December 31, 2008 and 2007, amortizable intangible assets consist of employment contracts, backlog, patents, and customer related intangible assets.  The employment contracts are being amortized on a straight-line basis over their estimated useful life of 30 months, backlog is being amortized on a straight-line basis over their estimated useful lives of 1 to 3 years and the customer related intangible assets are being amortized on a weighted average life of approximately 6 years.  At December 31, 2008, the Company has recorded an impairment loss of $926,471 related to its intangible assets.

Customer Deposits

Customer deposits represent advance payments for procurement of materials for a customer. During 2006, the Company entered into a contractual relationship with a customer to procure engineered materials for a gas plant project. The customer provides funds in a lump sum to the Company to procure the materials for use in the project. The Company recognizes the related cash and a liability in the financial statements for future materials to be purchased as agent for the customer. Any excess funds received are refunded to the customer at the end of the contract.

Asset Retirement Obligations (“ARO”).

The estimated costs of restoration and removal of facilities are accrued. The fair value of a liability for an asset's retirement obligation is recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its then present value each period, and the capitalized cost is depreciated with the related long-lived asset. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized. For all periods presented, estimated future costs of abandonment and dismantlement are included in the full cost amortization base and are amortized as a component of depletion expense.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and long-term debt. The estimated fair value of cash, accounts receivable, accounts payable and accrued liabilities approximate their carrying amounts due to the short-term nature of these instruments. The carrying value of long-term debt also approximates fair value since their terms are similar to those in the lending market for comparable loans with comparable risks. None of these instruments are held for trading purposes.

We generally do not use derivative financial instruments to hedge exposures to cash-flow risks or market-risks that may affect the fair values of our financial instruments. We review our warrants and conversion features of the securities we issue as to whether they are freestanding or contain an embedded derivative and, if so, whether they are classified as a liability at each reporting period until the amount is settled and reclassified into equity with changes in fair value recognized in current earnings. We have concluded that certain warrants with embedded conversion features in our debt that are indexed to our common stock, are classified as equity with the offset treated as a discount on the notes. Such financial instruments are initially recorded at fair value and amortized to interest expense during the life of the debt.

We utilize various types of financing to fund our business needs, including debt with warrants attached and other instruments indexed to our stock. The embedded conversion features utilized in these instruments require an initial measurement of the fair value of the derivative, if any.  We amortize the discount associated with these warrants to interest expense at each reporting period.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”).  FAS 157 does not require any new fair value measurements.  FAS 157 establishes a common definition for fair value to be applied with existing GAAP requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements.  We have partially adopted FAS 157 as of January 1, 2008 except for those non-recurring measurements for non-financial assets and non-financial liabilities subject to the partial deferral in FASB Statement of Position No. 157-2, Partial Deferral of the Effective Date of Statement 157,” (“FSP 157-2”).  The adoption of FAS 157 did not have an impact on the Company’s consolidated financial position or operating results.   FSP 157-2 delays the effective date of FAS 157 from fiscal years beginning after November 15, 2007 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  The adoption of this statement for non-financial assets and liabilities is not expected to have a material impact on the Company’s consolidated financial position or results of operations.

Revenue Recognition

Revenue includes fees primarily generated from engineering and consulting services provided. The Company recognizes revenue from these engagements when hours are worked, either on a time-and-materials basis or on a fixed-fee basis, depending on the terms and conditions defined at the inception of an engagement with a client. The terms of the contracts with clients are fixed and determinable but may change based upon agreement by both parties. Individual consultants' billing rates are principally based on a multiple of salary and compensation costs. Revenue recognized in excess of billings is included in unbilled accounts receivable in the accompanying Consolidated Balance Sheets. Cash collections and invoices generated in excess of revenue recognized are included in deferred revenue in the accompanying Consolidated Balance Sheets, until the revenue recognition criteria are met. Changes to total estimated contract costs or losses, if any, are recognized in the period in which they are determined. Contract losses are recorded in the period  they become known. Client reimbursable expenses, including those relating to materials, travel, other out-of-pocket expenses and any third-party costs, are recorded gross with the exception of certain contractual agreements which provide for an agreed upon percentage mark-up on materials purchased on behalf of clients. In accordance with EITF 99-16, these revenues are included in reimbursed expense revenue; and the costs are included in operating expenses as reimbursed expenses in the accompanying Consolidated Statements of Operations.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with the provisions of Statement of Financial Accounting Standards No. FAS 123(R), Share Based Payment, (FAS 123(R).  FAS 123(R) requires companies to estimate the fair value of share-based payment awards made to employees and directors, including stock options, restricted stock and employee stock purchases related to employee stock purchase plans, on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense ratably over the requisite service periods.  We estimate the fair value of each share-based award using the Black-Scholes option pricing model. The Black-Scholes model is highly complex and dependent on key estimates by management. The estimates with the greatest degree of subjective judgment are the estimated lives of the stock-based awards and the estimated volatility of our stock price.

Income Taxes

As required under FAS No. 109, Accounting for Income Taxes (“FAS 109”), we account for income taxes using the asset and liability method, which requires the establishment of deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  A valuation allowance is provided to the extent deferred tax assets may not be recoverable after consideration of the future reversal of deferred tax liabilities, tax planning strategies, and projected future taxable income.

On January 1, 2007, the Company adopted the provisions of FIN 48, Accounting for Uncertainty in Income Taxes, and (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under FIN 48, we recognize tax benefits only for tax positions that are more likely than not to be sustained upon examination by tax authorities.  The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement.  A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in our tax returns that do not meet these recognition and measurement standards.

Earning Per Share

Earnings per share data for all periods presented have been computed pursuant to Statement of Financial Accounting Standards No. 128, Earnings per Share that requires a presentation of basic earnings per share (“Basic EPS”) and diluted earnings per share (“Diluted EPS”). Basic EPS is computed by dividing net income (loss) from continuing operations attributable to common stock by the weighted average number of common shares outstanding during each period. Diluted EPS is computed by adjusting the average number of common shares outstanding for the dilutive effect, if any, of common stock equivalents such as stock options and warrants. Diluted EPS is the same as Basic EPS for all periods presented because potential common stock equivalents were anti-dilutive. Common stock equivalents of 32,797,018 and 23,828,961, at December 31, 2008 and 2007, respectively, were excluded due to their anti-dilutive effect.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“FAS 141R”). FAS 141R significantly changes the accounting for business combinations and will impact financial statements both on the acquisition date and in subsequent periods.  Under FAS 141R, an acquiring entity will be required to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, measured at their fair values as of the acquisition date, with limited exceptions.  FAS 141R includes a substantial number of new disclosure requirements that enable the evaluation of the nature and financial effects of the business combination.  FAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period  beginning on or after December 15, 2008. The Company is currently evaluating the impact of the provisions of FAS 141R on its financial position, results of operations, and cash flows.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51 (“FAS 160”). FAS 160 establishes new accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. FAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This statement is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the impact of the provisions of FAS 160  on the consolidated financial statements.

In April 2008, the FASB issued Staff Position No. FAS 142-3, Determination of Useful Life of Intangible Assets (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets.” FSP FAS 142-3 also requires expanded disclosures related to the determination of intangible asset useful lives. This standard applies prospectively to intangible assets acquired and/or recognized on or after January 1, 2009. Management believes that the adoption of this standard will not have a material effect on the Company’s financial position, results of operations, or cash flows.

In May 2008, the FASB issued Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles (FAS 162).  This statement is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statement of nongovernmental entities that are presented in conformity with GAAP.  This statement will be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendment to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.”  The adoption of this statement is not expected to have a material impact on the Company’s consolidated financial position or results of operations.

3.  Business Combinations

During the year ended December 31, 2008, the Company finalized the purchase price allocations associated with the acquisitions of Carnrite, Pearl and EIS.

Carnrite

In 2007, Epic acquired Carnrite for 4,850,844 shares of its restricted common stock. Of these 4,850,844 shares, 1,673,034 shares were awarded to key employees of Carnrite and will be required to be returned to the Company if the employees voluntarily terminate their employment prior to March 28, 2009.  In accordance with EITF No. 95-8 “Accounting for Contingent Consideration Paid to the Shareholders for an Acquired Enterprise in a Business Combination” (“EITF 95-8”), this contingent consideration is considered additional purchase price consideration.

The value of the common stock at the acquisition date was $16,007,785 or $3.30 per share (Epic’s stock price on the acquisition date). In addition Epic issued 63,556 shares of restricted common stock valued at $209,735, as a transaction fee to an individual that assisted with the acquisition. The accompanying Consolidated Statement of Operations includes the operations of Carnrite for the period from July 1, 2007 through December 31, 2007.

The acquisition and related transaction were treated as a purchase business combination for accounting purposes and Carnrite’s assets acquired and liabilities assumed were recorded at their fair value. Among the provisions of SFAS No. 141, criteria have been established for determining whether intangible assets should be recognized separately from goodwill.

During 2008, the Company finalized its purchase price allocation and assigned $5,571,000 of previously identified goodwill to trade name, employment contracts, backlog and customer relationships. The finalized aggregate purchase price of Carnrite was $16,102,520 and consisted of 4,914,400 shares of restricted common stock valued at $3.30 per share less purchase price adjustments of $115,000. The following table presents the finalized allocation of the purchase price to the assets acquired and the liabilities assumed, based on fair values (in thousands):

Cash	$48
Receivables from customers	1,208
Property and equipment	26
Other assets	5
Trade name	1,439
Employment contracts	1,147
Backlog	2,524
Customer relationships	461
Goodwill	9,918
Total assets acquired	16,776
Accounts payable	311
Line of credit	362
Total liabilities assumed	673
Net assets acquired	$16,103

Pearl

In 2007, Epic acquired Pearl for 1,786,240 shares of its common stock and cash of $19,928,000.

The acquisition was treated as a purchase business combination for accounting purposes and Pearl’s assets acquired and liabilities assumed were recorded at their fair value. Among the provisions of SFAS No. 141, criteria have been established for determining whether intangible assets should be recognized separately from goodwill.

During 2008, the Company finalized its purchase price allocation and assigned $12,500,000 of previously identified goodwill to trade name, backlog customer relationships and other intangible. The finalized aggregate purchase price of Pearl was $25,554,656 and consisted of 1,786,240 shares of common stock valued at $3.15 per share, the closing price on the day of acquisition and $19,928,000 of cash.  The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed, based on fair values (in thousands):

Receivables from clients	$14,727
Property and equipment	10,371
Other assets	463
Customer relationships	5,700
Backlog	2,100
Trade name	4,700
Other intangible	990
Goodwill	7,934
Total assets acquired	46,985

Accounts payable	5,935
Bank overdrafts	1,352
Accrued liabilities	4,538
Deferred tax liability	1,775
Debt	6,330
Line of credit	1,500
Total liabilities assumed	21,430
Net assets acquired	$25,555

EIS

In 2008, Epic acquired EIS, for 1,000,000 shares of its restricted common stock and cash of $867,000.  The effective date of the acquisition was January 1, 2008.   In addition, a note payable for $1,400,000 was issued, which will be paid to the prior owners of EIS in periodic installments from 2009 through 2011.

The acquisition was treated as a purchase business combination for accounting purposes and EIS’s assets acquired and liabilities assumed were recorded at their fair value. Among the provisions of SFAS No. 141, criteria have been established for determining whether intangible assets should be recognized separately from goodwill.

The aggregate finalized purchase price of EIS was $3,317,000 and consisted of 1,000,000 shares of restricted common stock valued at $1.05 per share, the closing price on the day of acquisition, a note in the amount of $1,400,000 and $867,000 of cash.  The following table presents the allocation of the purchase price to the assets acquired and liabilities assumed, based on their relative fair values (in thousands):

Cash	$635
Receivables from clients	233
Property and equipment	117
Other assets	5
Customer relationships	800
Backlog	500
Trade name	120
Goodwill	985
Total assets acquired	3,395

Accounts payable	73
Accrued liabilities	5
Total liabilities assumed	78
Net assets acquired	$3,317

Summarized below is the unaudited pro forma statement of operations for the year ended December 31, 2007 had the acquisitions of Carnrite, Pearl and EIS taken place as of January 1, 2007 (in thousands):

Revenues	$62,199
Operating expenses	62,700
Other expenses, net	(5,632)
Net loss	$(6,133)
Net loss per share	$(0.16)

The unaudited pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition been consummated as of that time, nor is it intended to be a projection of future results.

4. Costs and Estimated Earnings On Uncompleted Contracts

Costs and Estimated earnings consisted of the following at December 31, 2008 (in thousands):

2008
Costs incurred on uncompleted contracts	$1,981
Estimated earnings	86
2,067
Less billings to date	(2,129)
$(62)

The amounts noted above are included in the following captions in the accompanying consolidated balance sheets at December 31, 2008 (in thousands):

Uncompleted contracts
Unbilled receivables	$5
Deferred revenue	(67)
$(62)
Other contracts
Unbilled receivables	383
Deferred revenue	(2,617)
$2,234

There were no uncompleted contracts as of December 31, 2007.

5. Oil and Gas Properties

In December 2006 Epic acquired a 100% working interest (approximately 82% net revenue interest) in 28,600 acres in Rush County, Kansas. Located on the acreage were 58 producing gas wells with total proved reserves at December 31, 2006 of 3,717 barrels of oil and 2,793,000 MCF of gas.  The acreage and wells were acquired for $100,000 in cash, a $2,500,000 loan from the sellers of the property and 3,200,000 shares of Epic's common stock valued at $8,480,000 using the closing price of Epic's common stock at the inception of the agreement. The $2,500,000 loan bears interest at 10% per year and is payable in 42 equal monthly installments of $72,000.  We based the value of the offer on a 2005 engineering reserve report which showed a value of $10.5 million.  As of December 31, 2008, the Company has recorded $9,189,949 of ceiling test impairments to the Kansas properties, including $3,960,919 of impairment in 2008 and a balance of $5,229,030 impairment as of December 31, 2007.  The Company recorded $36,909 and $30,814, respectively, of depletion expense on these properties for the years ended December 31, 2008 and 2007.

In December 2006 Epic acquired a 50% working interest (approximate 40% net revenue interest) in 6,000 acres in Kay County, Oklahoma. Located on the leased acreage were one producing gas well and six shut-in gas wells. For its interest in this prospect, Epic paid $50,000 in cash and issued 3,846 shares of its common stock to the sellers valued at $10,000 using the closing price of Epic's common stock at the inception of the agreement.

Subsequent to December 31, 2008, the Company sold the Kansas and Oklahoma properties to a third party who assumed the note payable, including accrued but unpaid interest totaling $3,993,071 at the acquisition date and future profits interest in the properties of Statesman Resources, Inc subject to the Company’s retention of an overriding royalty interest covering the Kansas property.  The Company recorded a $2,110,066 gain on the sale of the Kansas and Oklahoma properties in February 2009.  Since the Kansas and Oklahoma properties were held for sale prior to December 31, 2008, the properties and their related assets, liabilities, and identifiable results of operations have been shown separately as discontinued operations on the accompanying consolidated balance sheet and statement of operations.Assets and liabilities of discontinued operations consisted of the following (in thousands):

	December 31,
	2008	2007
ASSETS
Assets held for sale:
Proved oil & gas properties, net	$1,332	$5,248
Other mineral reserves	783	783
Assets of discontinued operations	$2,115	$6,031

LIABILITIES
Current Liabilities:
Accrued interest	$547	$284
Asset retirement obligation	230	7
Note payable	3,295	-
	4,072	291
Long-term liabilities:
Long-term debt	-	2,850
Asset retirement obligation	-	143
	-	2,993
Total liabilities of discontinued operations	$4,072	$3,274

6. Other Mineral Reserves

Our proved oil and gas properties in Kansas contain Helium reserves estimated at between 1% and 2% of the proved gas reserves of the property. Due to current economic conditions and the impact on prices in the oil and gas industry, drilling of new wells to extract Helium reserves would not result in a commercial venture at the present time. Consequently there are no immediate plans to pursue harvesting the Helium reserves.

7. Property and Equipment

Property and equipment consisted of the following at December 31, 2008 and 2007 (in thousands):

	2008	2007
Vehicles	$2,731	$2,222
Computer equipment	2,521	859
Office furniture and equipment	825	577
Leasehold improvements	555	316
Construction in progress	-	2,102
	6,632	6,076
Less: Accumulated depreciation and amortization	(1,496)	(70)
Property and equipment, net	$5,136	$6,006

Depreciation and amortization expense was $1,841,840 and $112,119 for the years ended December 31 2008 and 2007, respectively.

In 2008, the Company adopted a plan to dispose of its airplane. The Company expects that the final sale and disposal of the assets will be completed in 2009. In connection with the plan of disposal, the Company has determined that the carrying value of the airplane exceeded its fair value. Consequently, the Company recorded an impairment loss of $330,000 which represents the excess of the carrying value of the airplane over its fair value, less costs to sell. The impairment loss is recorded as a separate line item (“Impairment charge”) in the Consolidated Statements of Operations at December 31, 2008. The carrying value of the airplane that is held for sale is separately presented in the Consolidated Balance Sheets in the caption “Other assets held for sale,” and these assets are no longer depreciated.

8. Goodwill and Other Intangible Assets

The Company’s intangible assets, excluding goodwill, consist of the following  (in thousands):

	December 31, 2008
	Carrying amount	Accumulated amortization	Impairment loss	Net book value
Customer relationships	$6,961	$(358)	$-	$6,603
Backlog	5,124	(5,124)	-	-
Employment contracts	1,147	(764)	-	383
Patent	990	(64)	(926)	-
Indefinite-lived trade name	6,259	-	(579)	5,680
Total	$20,481	$(6,310)	$(1,505)	$12,666

Amortization expense related to the above intangible assets for the years December 31, 2008 and 2007 was $6,305,000 and $5,000, respectively. Based on the carrying value of intangible assets recorded at December 31, 2008 and, assuming no subsequent impairment of the underlying assets, the aggregate amortization expense associated with intangible assets for the next five years is estimated to be as follows (in thousands):

2009	$1,725
2010	1,342
2011	1,342
2012	1,342
2013	1,212
Thereafter	23
Total	$6,986

During the years ended December 31, 2007 and 2008, the Company completed three business acquisitions.  The purchase price and costs associated with the acquisitions exceeded the preliminary estimated fair value of the net assets acquired by $32,624,000, which was preliminarily assigned to goodwill for the two acquisitions completed in 2007.  During 2008, we completed the valuation of the intangible assets acquired in the transactions and allocated $18,070,000 of the goodwill to customer relationships, backlog, employment contracts and trade name.

The changes in the carrying amount of goodwill for the years ended December 31, 2008 and 2007, are as follows (in thousands):

Balance January 1, 2007	$-
Pearl acquisition	17,136
Carnrite acquisition	15,488
Balance, December 31, 2007	32,624
EIS acquisition	985
Pearl additional purchase price	908
Carnrite purchase price allocation adjustments	(5,570)
Pearl purchase price allocation adjustments	(10,110)
Balance, December 31, 2008	$18,837

At December 31, 2008, the Company performed their annual test of goodwill for impairment. The goodwill was tested by performing the two-step goodwill impairment test. For the year ended December 31, 2008, no impairments were recorded.

9. Asset Retirement Obligations

The following table indicates the changes to the Company’s asset retirement obligations account which have been included in other oil and gas assets held for sale and current and long-term liabilities associated with assets held for sale on the accompanying consolidated balance sheets:

Balance, December 31, 2006	$150
Revision in estimated liabilities	(19)
Accretion expense	9
Balance, December 31, 2007	$140
Revision in estimated liabilities	81
Accretion expense	9
Balance, December 31, 2008	$230

Current asset retirement obligation	$7
Long-term asset retirement obligation	223
Total asset retirement obligation	$230

10. Long-Term Debt

In December 2006, the Company entered into a $2,500,000 note payable that is secured by the Rush County Kansas property. The term of this note is 42 months and bears an interest rate of 10%. Monthly principal and interest payments are due of approximately $72,000.  As defined in the note agreement, if the cash flow from the property is less than the monthly principal and interest payment, the deficit is added to the principal amount of the note. If the cash flow from the property is greater than the monthly principal and interest, the additional amount reduces the principal of the note.  During 2008 and 2007, the balance of the note increased by $444,698 and $290,628, respectively.  The balance of this note at December 31, 2008 and 2007 is $3,295,000 and $2,860,000, respectively. Subsequent to December 31, 2008, the Company sold the properties associated with this note payable and the note payable was assumed by the third party.

In December 2007, Epic issued $20,250,000 of 10% Secured Debentures (“Debentures”).  The Debentures are due on December 5, 2012, with interest payable quarterly on January 1, April 1, July 1 and October 1.  Beginning December 1, 2008, the Company is required to make quarterly principal payments of $1,265,625.  Any overdue accrued and unpaid interest shall result in a late fee at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by law.  Prepayment is not allowed without prior written consent of the holder.  The Company did not make the December 1, 2008 principal payment (see information below).  This note was amended in February 2009.  The balance of the Debentures presented on the balance sheet at December 31, 2008 and 2007 of $10,611,000 and $7,371,000, respectively, is net of unamortized discounts of $9,639,000 and $12,879,000, respectively.

On February 26, 2009, the Company signed an Amendment Agreement that includes the following:

As consideration from the Debenture Holders, pursuant to the terms of the Amendment, the Debenture Holders agreed to waive any Events of Default (as defined in the Debenture and other documents executed in connection with the purchase of the Debentures) of which they had knowledge.  Also, to the extent that a Holder had requested acceleration of payment of its Debenture, the Holder rescinded such request and any resulting acceleration of its Debenture.

On March 13, 2009, debentures with a principal amount of $250,000 were repurchased by the Company for $156,250.

In 2008, the Company entered into a note payable related to the EIS acquisition.   On February 20, 2009, the Parties agree that the schedule for EPIC’s payment of the remaining $1,070,000 in cash will be as follows: $250,000 on April 1, 2010, $250,000 on July 1, 2010, $250,000 before October 1, 2010, and $320,000 on January 1, 2011 (referred to collectively as the “Cash Payments”).  Each of the Cash Payments will be allocated among Wright, R. Harvey and T. Harvey on a percentage basis, with Wright receiving 50%, R. Harvey receiving 25%, and T. Harvey receiving 25% of the Cash Payments.  The balance of this note at December 31, 2008 and 2007 is $1,320 and $0, respectively.

The following four notes are held by the Pearl subsidiary:

In November 2006, the Company entered into a note payable for $4,845,000 related to its purchase of an aircraft.  The 12 year note with an annual interest rate of 6.81% is due on November 27, 2018, with principal and interest payable monthly in the amount of $49,336.

In May 2007, the Company entered into a note payable for $100,000 related to tenant improvements at its expanded Lakewood, CO office.  The 5 year note with a 5% annual interest rate is due on May 1, 2012, with principal and interest payable monthly in the amount of $1,887.

In June 2007, the Company entered into a note payable for $872,909 related to its Microsoft ERP system implementation.  The 3 year note with a 7.25% annual interest rate is due on June 18, 2010, with principal and interest payable monthly in the amount of $27,052.

In April 2008 and December 2008, the Company entered into two separate notes payable for $1,390,000 and $488,000 respectively to finance the Company owned vehicles.  The 3 year notes with an annual interest rate of 5.50% are due April 1, 2011 and December 1, 2011, with principal and interest payable monthly of about $56,850.

As of December 31, 2008 and 2007, the above notes payable have a total outstanding balance of $6,205,000 and $6,906,000, respectively.

Debt at December 31, 2008 and 2007 consists of the following (in thousands):

	2008	2007
10% secured debentures	$20,250	$20,250
Debt discount	(9,639)	(12,879)
10% secured debentures, net	10,611	7,371
Note payable secured by assets acquired	9,500	9,766
Note payable – EIS acquisition	1,320	-
Total debt	21,431	17,137
Less: current maturities	11,110	3,208

Total long-term debt	$10,321	$13,929

Aggregate annual future maturities of long-term debt are as follows (in thousands):

2009	$11,110
2010	6,951
2011	5,948
2012	4,184
2013	408
Thereafter	2,469
31,070
Less debt discount	(9,639)
Total	$21,431

11. Stockholders' Equity

On March 12, 2007, Epic's Chief Executive Officer and President surrendered to the Company a total of 23,230,000 shares of common stock. This action was taken in order to place the Company in a favorable position to attract the equity and debt financing required to continue to execute its business plan.

During 2007, Epic issued 564,500 shares of unregistered restricted common stock for net proceeds of $523,100 in private placements. Epic sold 558,500 of these shares in the form of 279,000 units with each unit consisting of 2 shares of Epic common stock and one Series A Warrant and one Series B Warrant. Each Series A Warrant entitles the holder to purchase one share of the Company's common stock at a price of $2.00 per share at any time prior to December 31, 2007. Each Series B Warrant entitles the holder to purchase one share of the Company's common stock at a price of $2.50 per share at any time prior to October 31, 2009. Both the shares and the shares associated with the warrants are restricted for a one year period.

In August 2007, a total of 3,177,810 shares of restricted common stock were issued in conjunction with the Carnrite acquisition.  An additional 1,673,034 shares were awarded to key employees of Carnrite as retention shares. See Note 3.

In December 2007, a total of 1,786,240 shares of restricted common stock were issued with the acquisition of Pearl. See Note 3.

A total of 43,500 shares were issued to consultants for services rendered with a value of $127,100 during the year ended December 31, 2007.

On December 5, 2007 Epic sold 4,406,334 shares of its common stock to a group of private investors for gross proceeds of $6,609,501, or $1.50 per share.  The investors also received warrants which entitle the holders to purchase up to 4,406,334 shares of Epic’s common stock.  The warrants are exercisable at a price of $1.50 per share and expire on December 5, 2012.

On December 31, 2007 Epic sold an additional 1,023,001 shares of its common stock to a group of private investors for gross proceeds of $1,534,502 or $1.50 per share.  Of the total proceeds, $634,500 had not been received as of December 31, 2007 and was included in prepaid expenses and other current assets.  This amount was collected in January 2008.  The investors also received warrants which entitle the holders to purchase up to 1,023,001 shares of Epic’s common stock.  The warrants are exercisable at a price of $1.50 per share and expire on December 5, 2012.

On February 20, 2008, Epic granted 1,000,000 shares of its restricted common stock in conjunction with the EIS acquisition (See Note 3).  The 1,000,000 shares will vest annually over a three year period. As of December 31, 2008, 333,333 of these shares have been distributed to the prior owner’s of EIS totaling $1,050,000. All or a portion of the unvested shares issued to each officer will be forfeited and returned to the Company if the officer voluntarily terminates his or her employment prior to February 20, 2011.

During 2008, the Company issued 146,239 shares of common stock for services. The stock was valued at the price on the date of issuance which was approximately $34,000. The stock value is included in compensation expense for the year ended December 31, 2008 in the accompanying Consolidated Statement of Operations. The shares were included in the calculation of weighted average shares outstanding for the year ended December 31, 2008.

Warrants

Between October 2006 and April 2007, Epic raised $1,414,700, net of commissions to individuals, from the sale of 1,455,100 shares of its common stock, plus 491,500 Series A warrants and 963,600 Series B warrants, to private investors.  The Series A warrants entitled the holders to purchase one share of Epic’s common stock at a price of $2.00 per share.  The warrants expired on December 31, 2007.  Each Series B warrant entitles the holder to purchase one share of Epic’s common stock at a price of $2.50 per share at any time prior to September 30, 2009.

In conjunction with the issuance of common stock to private equity investors in December 2007, the Company issued Series C warrants to acquire 5,429,335 shares of common stock at $1.50 per share. In addition, warrants to purchase 184,333 shares of common stock at $1.50 per share were issued to third parties assisting in the transaction.  Under the Black Scholes method using an expected life of five years, volatility of 72% and a risk-free interest rate of 3.28%, the Company determined the fair value of the warrants to be $2,830,307 as of the date of the transaction.
In accordance with FASB Staff Position No. EITF 00-19-2, Accounting for Registration Payment Arrangements, the Company has accrued $950,100 at December 31, 2008 related to liquidated damages in connection with the registration of the common shares related to the acquisition of Pearl.

In conjunction with the issuance of $20,250,000 of debentures in December 2007, the Company issued Series D warrants to purchase 15,954,545 shares of common stock at $1.65 per share. In addition, warrants to purchase 1,116,818 shares of common stock at $1.65 per share were issued to third parties assisting in the transaction.  Under the Black Scholes method using an expected life of five years, volatility of 72% and a risk-free interest rate of 3.28%, the Company determined the warrants associated with the debentures had a fair value of $13,085,380 as of the date of the transaction.  Such amount was recorded as additional paid in capital with a corresponding amount recorded as a debt discount associated with the debentures.  The debt discount is being amortized to interest expense using the effective interest method over the life of the debentures, which mature on December 1, 2012.  For the years ended December 31, 2008 and 2007, $3,239,190 and $206,808, respectively, of debt discount was amortized to interest expense.

A summary of warrant activity for the years ending December 31, 2008 and 2007 is as follows:

	Number of Warrants Outstanding and Exercisable	Weighted Average Exercise Price
Warrants outstanding, January 1, 2007	897,100	$2.38
Warrants issued in private placements	6,171,668	$1.48
Warrants issued with debentures	17,071,363	$1.65
Warrants expired / forfeited	(491,500)	$2.00
Warrants outstanding, December 31, 2007	23,648,631	$1.65
Warrants issued	-	-
Warrants expired / forfeited	-	-
Warrants outstanding, December 31, 2008	23,648,631	$1.65

As of December 31, 2008, the range of warrant prices for shares under warrants, the weighted average remaining contractual life and the aggregate intrinsic value is as follows:

	Exercise Price	Number of Warrants	Weighted Average Contractual Life (in months)	Aggregate Intrinsic Value
Series B Warrants	$2.50	963,600	9.5	$-
Series C Warrants	$1.50	5,613,668	47.0	-
Series D Warrants	$1.65	17,071,363	47.0	-
		23,648,631		$-

12. Stock based compensation

Restricted Stock

Restricted stock grants consist of the Company's common stock and generally vest after two or three years, with the exception of grants under the Epic Non-employee Director Stock Option Plan, which vest when granted due to the fact that they are granted in lieu of cash payments. Restricted stock awards are valued at the average market price of the Company's common stock at the date of grant. For the years ended December 31, 2008 and 2007, the Company granted 3,000,000 and 600,000 shares, respectively, to two officers.  For the years ended December 31, 2008 and 2007, compensation expense of $494,779 and $19,529, respectively, were recorded related to these shares.

A summary of restricted stock grant activities as of December 31, 2008 and 2007 are presented below:

Non-vested restricted stock at January 1, 2007	-
Granted	600,000
Vested	-
Terminated	-
Non-vested restricted stock at December 31, 2007	600,000
Granted	3,000,000
Vested	-
Terminated	-
Non-vested restricted stock at December 31, 2008	3,600,000
Vested restricted stock at December 31, 2008		-

Stock Options

The Company’s 2006 Employee Share Option Plan (the Plan), which is Board-approved, permits the grant of share options and shares to its employees for up to 10.0 million shares of common stock. The Company believes that such awards better align the interests of its employees with those of its shareholders. The exercise price of each stock option equals the closing market price of Epic’s stock on the date of grant. Options can generally be exercised over a term of between 3 and 10 years. Options vest ratably over 3 to 5 years. The fair value of each option grant during the year ended December 31, 2008 was estimated on the date of grant using the Black-Scholes option-pricing model with an expected life of 5 to 6 years, volatility of 59% to 108% and a risk-free interest rate of 1.8% to 3.6%.  The fair value of each option grant during the year ended December 31, 2007 was estimated on the date of grant using the Black-Scholes option-pricing model with an expected life of 5 years, volatility of 41% to 59% and a risk-free interest rate of 3.5% to 5.0%.  The weighted average fair value of the options granted in 2008 and 2007 was $0.39 and $1.74, respectively.

A summary of stock option activity the years ended December 31, 2008 and 2007 is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Options outstanding, January 1, 2007	600,000	$1.75	-	$-
Options granted	1,011,000	$3.29	3.9	$-
Options exercised	-	-	-	$-
Options expired/forfeited	-	-	-	$-
Options outstanding, December 31, 2007	1,611,000	$2.72	2.4	$-
Options granted	930,500	$0.84	9.6	$-
Options exercised	-	-	-	$-
Options expired/forfeited	-	-	-	$-
Options outstanding, December 31, 2008	2,541,500	$2.03	5.1	$-
Options exercisable at December 31, 2008	1,516,200	$1.61	5.1

A summary of the status of the Company’s non-vested options as of December 31, 2008 is as follows:

		Weighted
		Average
	Number of	Grant-Date
	Shares	Fair Value
Unvested as of December 31, 2007	1,161,000	$1.53
Granted	330,500	$0.53
Vested	(466,200)	$1.23
Unvested as of December 31, 2008	1,025,300	$1.35

As of December 31, 2008, there was approximately $1,315,000 of total unrecognized compensation cost (including the impact of expected forfeitures as required under FAS 123R) related to unvested share-based compensation arrangements that the Company had not recorded. That cost is expected to be recognized over the weighted-average period of 4 years. The total fair value of shares vested during the year ended December 31, 2008 and 2007 was $759,000 and $17,000, respectively.

 No options were exercised during the years ended December 31, 2008 and 2007.

13. Income Taxes

The Company accounts for income taxes and the related accounts under the liability method.  Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted rate expected to be in effect during the year in which the basis differences reverse.

The provision for income taxes is comprised of the following (in thousands):

	2008	2007
Current state	$10	$20
Provision for income taxes	$10	$20

Deferred income tax assets and liabilities consist of the following (in thousands):

	2008	2007
Current deferred tax assets (liabilities):
Allowance for doubtful accounts	$2,481	$216
Accrued liabilities	454	-
Deferred revenue	1,014	-
Stock options	512	17

Non-current deferred tax assets (liabilities):
Trademark	(1,775)	-
Long-lived assets	2,028	1,891
Accounting method change	(464)	-
Notes payable	477	-
Asset retirement obligation	61	50
Other	30	45
Net operating loss carry forwards	1,605	929
Total deferred tax assets	6,423	3,148
Valuation allowance	(8,198)	(3,148)
Net deferred tax (liability)	$(1,775)	$-

A reconciliation of the actual income tax expense recorded to that based upon expected federal tax rates are as follows:

	2008	2007
Expected federal tax benefit	34.0%	34.0%
Permanent differences	(4.0)%	-
Other	1.0%	-
Change in valuation allowance	(31.0)%	(34.0)%
	0.0%	0.0%

SFAS Statement No. 109 requires that the Company reduce its deferred tax assets by a valuation allowance if, based on the weight of the available evidence, it is not more likely than not that all or a portion of a deferred tax asset will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. Additionally, the future utilization of the Company’s NOL carryforwards to offset future taxable income may be subject to a substantial annual limitation, as a result of ownership changes that may have occurred previously or that could occur in the future. The Company has not yet determined whether such an ownership change has occurred.  Based on the judgment of management at this time, a valuation allowance has been recorded on all deferred tax assets recorded on its books.

At December 31, 2008 and 2007, the Company had federal net operating loss carryforwards of approximately $4.2 and $2.7 million, respectively. The federal tax net operating loss carryforwards will begin to expire in 2025.

Under FIN 48, tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities.  The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement.  Unrecognized tax benefits are tax benefits claimed in our tax returns that do not meet these recognition and measurement standards.

We adopted the provisions of FIN 48, on January 1, 2007. As a result of the implementation of FIN 48, the Company determined that no liability for uncertain tax positions was required.

14.  Commitments and Contingencies

We currently and from time to time are subject to claims and suits arising in the ordinary course of business, including employment matters. If an adverse decision in these matters exceeds our insurance coverage, or if our coverage is deemed not to apply to these matters, or if the underlying insurance carrier was unable to fulfill its obligation under the insurance coverage provided, it could have a material adverse effect on our financial condition, results of operations or cash flows. The ultimate determination of such claims cannot be determined at this time.

Operating Leases

The Company leases various office space in the Houston Metropolitan area with leases ranging from $2,500 to $12,500 per month that expire through 2015.

The primary offices of Pearl are located at Lakewood, Colorado.  The 30,552 square feet of office space is occupied under a lease requiring rental payments of $42,168 per month.  Pearl has eight branch offices and facilities in Colorado, Wyoming, Montana and Utah.  The rental for all of the branch offices is approximately $18,900 per month.

Future minimum rental payments by year and in the aggregate, under non-cancelable operating leases with initial or remaining terms of one year of more, consisted of the following as of December 31, 2008:

2009	$838,000
2010	673,000
2011	547,000
2012	203,000
2013	144,000
Thereafter	165,000
Total	$2,570,000

15. Operating Results and Segment Information

Selected operating results and segment information for the years ended December 31, 2008 and 2007 are as follows:

	Engineering Services	Oil & Gas (Discontinued)	Total
12 Months Ended December 31, 2008
Revenues from operations	$72,200	$-	$72,200
Net operating loss from operations	$(21,848)	$-	$(21,848)
Loss from discontinued operations	$-	$(4,724)	$(4,724)
Assets held for sale	$3,875	$2,115	$5,990
Capital Expenditures	$1,396	$-	$1,396
Depreciation	$1,842	$-	$1,842
12 Months Ended December 31, 2007
Revenues from operations	$8,461	$-	$8,461
Net operating loss from operations	$(1,572)	$-	$(1,572)
Loss from discontinued operations	$-	$(2,811)	$(2,811)
Assets held for sale	$4,591	$6,031	$0,622
Capital Expenditures	$302	$-	$302
Depreciation	$112	$-	$112

16. Subsequent Event

The number of common shares depicted on the Consolidated Statements of Stockholders’ Equity at December 31, 2008 was 43,495,160 compared to 44,105,481 on March 14, 2009.  The 610,321 share difference resulted from the vesting of shares to Pearl employees.

SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES
(UNAUDITED)

All of our operations are directly related to oil and gas producing activities located in Kansas and Oklahoma; we did not own or participate in any oil and gas properties prior to January 1, 2006.

We are not reporting on proved undeveloped reserves in this period due to the current economic conditions, including low natural gas prices, which would render development to be uneconomical and thus would not result in a commercial venture at the present time.

Capitalized Costs Relating to Oil and Gas Producing Activities

Year Ended December 31	2008	2007
Proved oil and gas properties	$5,098,782	$10,358,626
Unproved oil and gas properties	-	-
Total capitalized costs	5,098,782	10,358,626
Less: Impairment allowance	(3,960,919)	(5,229,030)
Less: Accumulated depreciation	(36,909)	(30,814)
Total	$1,100,954	$5,098,782

Costs Incurred in Oil and Gas Producing Activities

	December 31,
Year Ended December 31	2008	2007
Acquisition of proved properties	$-	$-
Acquisition of unproved properties	-	-
Development costs	-	-
Exploration costs	-	-
Asset retirement costs recognized under SFAS No. 143	230,256	148,964
Total costs incurred	$230,256	$148,964

Results of Operations from Oil and Gas Producing Activities

	December 31,
Year Ended December 31	2008	2007
Oil and gas revenues	$26,572	$9,674
Production costs and taxes	(442,689)	(383,280)
Depreciation and amortization and ARO accretion	(45,763)	(9,717)
Results of operations before income taxes	(461,880)	(383,323)
Provision for income taxes	-	-
Results of oil and gas producing activities	$(461,880)	$(383,323)

The Company has presented the reserve estimates utilizing an oil price of $33.79 per Bbl and a natural gas price of $1.65 per Mcf as of December 31, 2008 and an oil price of $82.53 per Bbl and a natural gas price of $4.32 per Mcf as of December 31, 2007. Information for oil is presented in barrels (Bbl) and for natural gas in thousands of cubic feet (Mcf). The estimates of the Company's proved natural gas reserves and related future net cash flows that are presented in the following tables are based upon estimates made by independent petroleum engineering consultants.

The Company's reserve information was prepared by independent petroleum engineering consultants as of December 31, 2008 and 2007. The Company cautions that there are many inherent uncertainties in estimating proved reserve quantities, projecting future production rates, and timing of development expenditures. Accordingly, these estimates are likely to change as future information becomes available. Proved oil and natural gas reserves are the estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those reserves expected to be recovered through existing wells, with existing equipment and operating methods.

A summary of changes in proved reserve balances is presented below:

	Total Proved,		Proved Developed
Year Ending December 31	BBL	MCF	BBL	MCF
Reserves as of January 1, 2007		-		-
Purchases of reserves in place	3,717	4,970,318	3,717	2,778,131
Sale of reserves in place	-	-	-	-
Extensions and discoveries	-	-	-	-
Revisions of previous estimates	248	(8,861)	248	(8,861)
Production	-	-	-	-
Reserves at December 31, 2007	3,965	4,961,457	3,965	2,769,270
Reserves as of January 1, 2008	3,965	4,961,457	3,965	2,769,270
Purchases of reserves in place	-	-	-	-
Sale of reserves in place	-	-	-	-
Extensions and discoveries	-	-	-	-
Revisions of previous estimates	(3,062)	(3,419,800)	(3,062)	(1,227,613)
Production	(127)	(31,847)	(127)	(31,847)
Reserves at December 31, 2008	776	1,509,810	776	1,509,810

The following is a standardized measure of the discounted net future cash flows and changes applicable to proved oil and natural gas reserves required by SFAS No. 69, “Disclosures about Oil and Gas Producing Activities”.  The future cash flows are based on estimated oil and natural gas reserves utilizing prices and costs in effect as of year end, discounted at 10% per year and assuming continuation of existing economic conditions.

The standardized measure of discounted future net cash flows, in management's opinion, should be examined with caution. The basis for this table is the reserve studies prepared by independent petroleum engineering consultants, which contain imprecise estimates of quantities and rates of production of reserves. Revisions of previous year estimates can have a significant impact on these results. Also, exploration costs in one year may lead to significant discoveries in later years and may significantly change previous estimates of proved reserves and their valuation. Therefore, the standardized measure of discounted future net cash flow is not necessarily indicative of the fair value of the Company's proved oil and natural gas properties.

Future income taxes are based on year-end statutory rates, adjusted for net operating loss carry forwards and tax credits. A discount factor of 10% was used to reflect the timing of future net cash flows. The Standardized Measure of Discounted Future Net Cash Flows is not intended to represent the replacement cost or fair market value of the Company's oil and natural gas properties.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves
at December 31, 2008 and 2007

	December 31,
	2008	2007
Future cash flows	$2,517,408	$21,760,766
Future costs:
Production and development costs	(728,160)	(9,953,970)
Future income taxes	-	(1,581,106)
Future net cash flows	1,789,248	10,225,690
10% annual discount for estimated timing of cash flows	(1,251,232)	(5,072,004)
Standardized measure of discounted future net cash flows	$538,016	$5,153,686

The following reconciles the change in the standardized measure of discounted future net cash flow during 2008:

Amount
Beginning of year	$5,153,686
Sales of oil and gas produced, net of production costs	392,698
Net changes in sales price, net of production costs	(3,618,091)
Accretion of discount	515,369
Changes in future income tax expense	1,581,106
Changes in production rates and other	(3,486,752)
End of year	$538,016